Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

by and among

CONTIGO HEALTH, LLC,

TRPN DIRECT PAY, INC.,

and

DEVON HEALTH INC.

Dated as of September 6, 2022

TABLE OF CONTENTS

1.	SALE AND TRANSFER OF ASSETS TO BE SOLD, ASSUMED LIABILITIES AND CLOSING		1

	1.1	Assets To Be Sold	2
	1.2	Excluded Assets	2
	1.3	Continuation Rights	3
	1.4	Assumption of Assumed Liabilities	4
	1.5	Excluded Liabilities	4
	1.6	Method of Conveyance	5
	1.7	Purchase Price	5

2.	CLOSING; GENERAL		6

	2.1	Escrow	6
	2.2	Estimated Tax Payment	6

3.	REPRESENTATIONS AND WARRANTIES REGARDING THE SELLING COMPANIES		6

	3.1	Organization and Standing	6
	3.2	Capitalization	7
	3.3	Subsidiaries, Etc	7
	3.4	Books and Records	7
	3.5	Authority for Agreement	8
	3.6	Consents and Approvals	8
	3.7	Litigation	8
	3.8	Financial Statements	9
	3.9	Absence of Liabilities; Material Adverse Effect	9
	3.10	Assets	10
	3.11	Intellectual Property	10
	3.12	Insurance	11
	3.13	Material Contracts and Obligations	12
	3.14	Compliance	13
	3.15	Employee Benefits	13
	3.16	Warranty Matters; Liability	15
	3.17	Labor Matters	16
	3.18	Transactions with Affiliates; Conflicts of Interest	19
	3.19	Taxes	20
	3.20	CARES Act and PPP Loans	23
	3.21	Suppliers, Providers and Payors	24
	3.22	Brokers or Agents	24
	3.23	Indebtedness	24
	3.24	Solvency	25
	3.25	Healthcare Compliance	25
	3.26	HIPAA and Privacy Laws	26
	3.27	Banking Relationships	28
	3.28	Assignment of Assets and Liabilities to TRPN Direct Pay	28

4.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		29

	4.1	Organization and Standing	29
	4.2	Authority for Agreement	29
	4.3	Licenses	30
	4.4	Litigation	30
	4.5	Consents and Approvals	30
	4.6	No Conflict	30
	4.7	Certain Proceedings	30
	4.8	Brokers or Agents	30
	4.9	Payment Ability at Closing	30

5.	CLOSING DELIVERIES; CONDITIONS TO CLOSING		31

	5.1	Related Agreements of the Parties	31
	5.2	Deliveries of the Selling Companies	31
	5.3	Obligations of the Purchaser	32
	5.4	Deliveries of the Purchaser	33
	5.5	Obligations of the Selling Companies	33

6.	COVENANTS AND ADDITIONAL AGREEMENTS		34

	6.1	Tax Matters	34
	6.2	Non-Compete Covenant	38
	6.3	Non-Solicitation Covenant	39
	6.4	Confidential Information	40
	6.5	Transfer Restrictions	40
	6.6	Injunctive Relief	40
	6.7	Reasonable Restrictions	40
	6.8	Conduct of the Applicable Businesses	41
	6.9	Access to Information	42
	6.10	Certain Filings	43
	6.11	Further Action and Reasonable Best Efforts	43
	6.12	Notification	45
	6.13	No Solicitation	47
	6.14	Consents	47
	6.15	Post-Closing Payments; Collection of Assets; Accounts Receivable Payment	48
	6.16	Use of Marks	49
	6.17	Access to Books and Records	49
	6.18	Employees	50
	6.19	PTO; 2022 Bonus Amounts; and 401(k) Rollovers	51
	6.20	Continued Existence	51
	6.21	Termination and Settlement of Affiliate Arrangements	51
	6.22	Right of First Refusal	51
	6.23	Coordination Covenant	53
	6.24	Escrow Claims Notice	53
	6.25	Further Assurances	53

7.	TERMINATION		54

	7.1	Termination	54
	7.2	Effect of Termination	54

8.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION		55

	8.1	Survival of Representations and Warranties	55
	8.2	Indemnification	55
	8.3	Tax Consequences	62

9.	TERMS DEFINED		63

10.	MISCELLANEOUS		77

	10.1	Entire Agreement	77
	10.2	Interpretation; Prevailing Terms	77
	10.3	Fees and Expenses	77
	10.4	Amendments and Waivers	78
	10.5	Successors and Assigns	78
	10.6	Notices	78
	10.7	Counterparts	79
	10.8	Severability	79
	10.9	Specific Performance	80
	10.10	Third Party Beneficiaries	80
	10.11	Meet and Confer	80
	10.12	Governing Law	80
	10.13	Jurisdiction	80
	10.14	WAIVER OF TRIAL BY JURY	81
	10.15	Costs of Enforcement	81
	10.16	Publicity	82
	10.17	References	82
	10.18	Construction	83
	10.19	Appointment of TRPN Direct Pay as Representative; Powers of Attorney	83

SCHEDULES AND EXHIBITS

Exhibits

Exhibit A:	Form of Bill of Sale

Exhibit B-1:	Form of Proprietary Rights Assignment

Exhibit B-2:	Form of Trademark Assignment

Exhibit B-3:	Form of Domain Name Assignment

Exhibit C:	Form of Assignment and Assumption Agreement

Exhibit D:	Form of Guaranty

Exhibit E:	Form of Escrow Agreement

Exhibit F:	Form of Restrictive Covenant Agreement

Exhibit G:	Form of Assignment Agreement

Schedules

Disclosure Schedules:	Attached hereto by reference to the corresponding Sections of this Agreement

v

Schedules identified in Sections of the Agreement

Schedule A:	Continuing Relationship Documents

Schedule 1.1(c):	Assumed Contracts

Schedule 1.1(d):	Transferred Assets

Schedule 1.2(b)(vi):	Excluded Assets

Schedule 1.2(b)(vii):	Excluded Contracts

Schedule 1.5:	Excluded Liabilities

Schedule 3.2:	Authorized Share Capital of Each Selling Company

Schedule 3.7:	Litigation

Schedule 3.8(b)	Selling Company Accounting Methods

Schedule 3.10(c):	Continuing Relationship Documents

Schedule 3.12:	Insurance Covering Transferred Assets, Assumed Liabilities and the Applicable Businesses

Schedule 3.13:	Material Contracts

Schedule 3.15:	Selling Company Plans Applicable to Any Potential Transfer Employees or Potential Transfer Consultants

Schedule 3.16:	Standard Terms And Conditions Of Sale Related To The Transferred Assets Or With Respect To The Applicable Businesses

Schedule 3.17(a):	Employee Benefit Plans Appliable to Potential Transfer Employees and Potential Transfer Consultants

Schedule 3.17(i):	Potential Transfer Employee and Potential Transfer Consultant the requirements background check and pre-employment screening Exceptions

Schedule 3.18:	Transactions with Affiliates; Conflicts of Interest

Schedule 3.19:	Taxes

Schedule 3.21:	Largest Suppliers

Schedule 3.25:	Healthcare Compliance

Schedule 3.26(d):	Sensitive Data Actions

Schedule 3.26(e):	Security Breach

Schedule 3.27:	Bank Accounts, Lock Boxes and Safe Deposit Boxes

Schedule 5.2(j)	Required Consents

Schedule 6.1(b):	Allocation Schedule

Schedule 6.1(e):	Tax Methodology Schedule

Schedule 6.3:	Contigo’s Current Networks and Customers

Schedule 6.18(a):	Potential Transfer Employees

Schedule 6.18(b):	Potential Transfer Consultants

Schedule 6.21:	Termination and Settlement of Affiliate Agreements

Schedule 6.23(a):	Purchaser Coordination Covenant Parties

Schedule 6.23(b):	Selling Company Coordination Covenant Parties

Execution Copy

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (along with the exhibits and schedules hereto, this “Agreement”) is made as of September 6, 2022 (the “Effective Date”) by and among Contigo Health, LLC, an Ohio limited liability company (the “Purchaser”), TRPN Direct Pay Inc., a Nevada corporation (“TRPN Direct Pay”), and Devon Health Inc., a Nevada corporation (“Devon Health”) and, together with TRPN Direct Pay, the “Selling Companies” and each a “Selling Company”). Certain terms used in this Agreement shall have the meaning ascribed to them in Section 9 hereof.

RECITAL

WHEREAS, on the terms and subject to the conditions set forth herein, each Selling Company desires to sell, transfer and assign to the Purchaser, and the Purchaser desires to purchase, acquire and assume from each Selling Company, each Selling Company’s rights, title and interest in and to those certain contracts of any Selling Company specifically listed on Schedule 1.1(c) (the “Assumed Contracts”) and certain other assets related to the Assumed Contracts (the other assets being collectively referred to with the Assumed Contracts as the “Transferred Assets” (as defined in Section 1.1 below) of certain lines of business referred to herein as the “Applicable Businesses” (as defined below), and the Purchaser is agreeable to pay or perform all liabilities and obligations of the Selling Companies related to the Applicable Businesses specifically described in the “Assumed Liabilities” (as defined in Section 1.4 below) in accordance with the terms and conditions of this Agreement;

WHEREAS, each of the Selling Companies is engaged in some of the Applicable Businesses and owns or has the right to use some of the Transferred Assets, and all of the Applicable Businesses and all of the Applicable Businesses are engaged in by one or the other of the two Selling Companies and all of the Transferred Assets are owned by one or the two Selling Companies; and

WHEREAS, the Transferred Assets do not include all of the assets necessary to carry on the Applicable Businesses as presently conducted;

WHEREAS, the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities are to be part of a continuing relationship and interactions between the Purchaser and the Selling Companies pursuant to the provisions set forth in Continuing Relationship Documents set forth on Schedule A (collectively, the “Continuing Relationship Documents”) that have already been or will be executed at or prior to the Closing, some of which will be necessary for the Purchaser to carry on the Applicable Businesses as presently conducted.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

1.    Sale and Transfer of Assets To Be Sold, Assumed Liabilities and Closing. This section outlines the terms related to the transfer of assets and liabilities pursuant to this Agreement (the “Transaction”).

1.1    Assets To Be Sold. Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants set forth herein, each Selling Company agrees to sell or otherwise convey, assign, transfer and to deliver and set over to the Purchaser, at the Closing, and Purchaser agrees to purchase and acquire from each Selling Company, all of such Selling Company’s rights, title and interest in, to and under the following assets, rights and properties (the “Transferred Assets”), in each case free and clear of any “Lien” (other than “Permitted Liens”) or restrictions on transfer:

(a)    all of such Selling Company’s rights in and to all network contracts and customer contracts (collectively referred to as the Assumed Contracts) for the following lines of business (each, an “Applicable Business,” and together the “Applicable Businesses”) for the following lines of business:

(i)	the Wrap Network Business,

(ii)	the Network Access Business,

(iii)	the Devon Health Business,

(iv)	the Credentialling Business,

(v)	the Concierge Services Business,

(b)    the (i) names “Devon” and “Devon Health (the “Transferred Marks”) and (ii) domains Devonhealth.com and TRPNPPO.com (the “Transferred Domains”),

(c)    all the Assumed Contracts specified on Schedule 1.1(c),

(d)    those assets, rights and properties set forth on Schedule 1.1(d), and

(e)    as described in Section 6.15(a), Post-Closing Payments received by the Purchaser after the three (3) month period following the Closing. For the avoidance of doubt, if a claim is Repriced by the Selling Companies using the Transferred Assets prior to the Closing, and payment for such claim is received by the Purchaser after the three (3) month period following the Closing, that payment belongs to the Purchaser.

1.2    Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, the following assets of the Selling Companies (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Transferred Assets and shall remain the property of the appropriate Selling Company after the Closing, including without limitation:

(a)    subject to the rights of the Purchaser set forth in Section 6.15(c), any assets that are not used exclusively in an Applicable Business by the Selling Companies (other than the Transferred Marks, the Transferred Domains, the Assumed Contracts specified on Schedule 1.1(c) and the assets, rights and properties set forth on Schedule 1.1(d));

(b)    any assets not included in the Transferred Assets, including but not limited to:

(i)	all cash;

(ii)	all receivables except as set forth in Section 6.15 hereof;

(iii)	all Intellectual Property with the exception of the Transferred Marks and the Transferred Domains;

(iv)	all insurance policies and rights thereunder;

(v)	all interests in Real Property;

(vi)	all assets set forth on Schedule 1.2(b)(vi);

(vii)	the Excluded Contracts set forth on Schedule 1.2(b)(vii); and

(viii)

any and all assets developed or in process of development which are not currently generating or supporting revenue, which for the avoidance of doubt, does not include any assets described in Section 1.1 or set forth on Schedule 1.1(c) or Schedule 1.1(d); and

(c)    as described in Section 6.15(a), Post-Closing Payments received by the Purchaser during the three (3) month period following the Closing. For the avoidance of doubt, if a claim is Repriced by the Selling Companies using the Transferred Assets prior to the Closing, and payment for such claim is received by the Purchaser during the three (3) month period following the Closing, that payment belongs to the Selling Companies.

1.3    Continuation Rights.

(a)    Except as explicitly set forth in this Agreement or in any Continuing Relationship Document, including Section 6.2, Section 6.3, Section 6.4 and Section 6.5 of this Agreement, (i) both Purchaser and the Selling Companies retain all rights to continue in their respective businesses, (ii) the Selling Companies retain all rights to maintain their current businesses without limitation, and (ii) all remaining assets not included in the Transferred Assets shall remain under the exclusive control and ownership of the Selling Companies.

(b)    This Agreement is not intended to violate any free trade laws or restrictions, and each Selling Company and Purchaser (i) has carefully read and understands the restrictive covenants set forth in this Agreement, including Section 6.2, Section 6.3, Section 6.4 and Section 6.5 of this Agreement, and has had the opportunity for such sections to be reviewed by counsel, and (ii) acknowledges that the duration, geographical scope and subject matter of the restrictive covenants set forth in this Agreement, including Section 6.2, Section 6.3, Section 6.4 and Section 6.5 of this Agreement, are reasonable and necessary to protect the goodwill, customer relationships, legitimate business interests, trade secrets and confidential and proprietary information of the Applicable Businesses and the Purchaser and do not violate any free trade laws or restrictions.

(c)    As addressed in more detail in Section 6.7, each Selling Company and Purchaser agree that if the final judgment of a court of competent jurisdiction declares that any term or provision of any restrictive covenant set forth in this Agreement, including in Section 6.2, Section 6.3, Section 6.4 and Section 6.5, is invalid or unenforceable, each Selling Company and Purchaser agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

1.4    Assumption of Assumed Liabilities. Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants set forth herein, except as specifically excluded pursuant to the provisions of this Agreement, the Purchaser agrees to assume, at the Closing, and thereafter pay, perform or discharge when due or required to be performed, as the case may be, all liabilities and obligations of the Selling Companies related to the Applicable Businesses solely with regard to or arising out of the executory obligations of performance under the Assumed Contracts, including any re-pricing after the Closing under the Assumed Contracts, but not the Excluded Contracts and not including any liabilities or obligations arising out of any default or breach by any Selling Company prior to the Closing under any such contract or any liabilities or obligations arising out of any claim by a customer, supplier or vendor with respect to any product or service provided by or to each Selling Company prior to the Closing (the “Assumed Liabilities”).

(a)    The Purchaser’s assumption of the Assumed Liabilities shall in no way expand the rights or remedies of third parties against the Purchaser or any of its Affiliates as compared to the rights and remedies which such third parties would have had against the any of the Selling Companies had this Agreement not been consummated and shall in no way expand the rights and remedies of the Purchaser against any of the Selling Companies for the Assumed Liabilities of another Selling Company, except as specifically set forth in this Agreement.

1.5    Excluded Liabilities. Notwithstanding anything to the contrary contained in this Section 1.5 or elsewhere in this Agreement, the Purchaser shall not be subject to or otherwise be or become responsible at any time for any liabilities or obligations of the Selling Companies or their respective Affiliates (or otherwise relating to the Selling Companies, their respective Affiliates, the Applicable Businesses or the Transferred Assets) other than the Assumed Liabilities, including all the following liabilities and obligations of the Selling Companies and their respective Affiliates (or otherwise relating to the Selling Companies, their respective Affiliates, the Applicable Businesses or the Transferred Assets) (collectively, the “Excluded Liabilities”), which are not part of the sale and purchase contemplated hereunder and which are excluded from the Assumed Liabilities and shall remain the obligation of the appropriate Selling Company after the Closing:

(a)    all liabilities and obligations of the Selling Companies related to the Applicable Businesses solely with regard to or arising out of Repricing prior to the Closing under the Assumed Contracts;

(b)    any liabilities or obligations arising out of any default or breach by any Selling Company prior to the Closing under any contract;

(c)    any liabilities or obligations arising out of any claim by a customer, supplier or vendor with respect to any product or service provided by or to each Selling Company prior to the Closing; and

(d)    all liabilities and other obligations set forth on Schedule 1.5.

The Selling Companies each, jointly and severally, covenant and agree to satisfy and discharge each of the Excluded Liabilities as the same shall become due, whether arising or otherwise relating to, if at all, facts, events or circumstances existing prior to, on or after the Closing Date (unless otherwise specifically set forth in the Inbound Transition Services Agreement (as defined on the attached Schedule A) or the Outbound Transition Services Agreement (as defined on the attached Schedule A)).

1.6    Method of Conveyance. The transfer and conveyance by each Selling Company of the Transferred Assets to the Purchaser in accordance with Section 1.1 shall be effected on the Closing Date at the Closing by each such Selling Company’s execution and delivery to the Purchaser of instruments of transfer, including: (i) a bill of sale substantially in the form of Exhibit A hereto (the “Bill of Sale”); (ii) one or more assignments of the proprietary rights substantially in the form of Exhibit B-1 hereto (the “Proprietary Rights Assignment”); (iii) one or more assignments of the Transferred Marks substantially in the form of Exhibit B-2 hereto (the “Assignment of Trademarks”); and (iv) one or more assignments of the Transferred Domains within the substantially in the form of Exhibit B-3 hereto (the “Assignment of Domain Names”). The assumption by the Purchaser of the Assumed Liabilities from each Company in accordance with Section 1.4 shall be effected on the Closing Date at the Closing by the Purchaser’s execution and delivery to the Selling Companies of an assignment and assumption agreement substantially in the form of Exhibit C hereto (the “Assignment and Assumption Agreement”).

1.7    Purchase Price. The aggregate purchase price for the Transferred Assets (the “Purchase Price”) shall be an amount equal to One Hundred and Seventy-Seven Million Five Hundred Thousand Dollars ($177,500,000.00), payable in full in cash at the Closing. Purchaser shall pay the Purchase Price as follows:

(a)    Seventeen Million Seven Hundred Fifty Thousand Dollars ($17,750,000.00) (10% of the Purchase Price) (the “Indemnification Escrow Amount”) shall be paid to the “Escrow Agent” be held pursuant to an “Escrow Agreement” (as these terms are defined in Section 2.1 below;

(b)    Thirty Three Million Five Hundred Forty Seven Thousand Five Hundred Dollars ($33,547,500.00) (the “Estimated Tax Payment”) shall be paid to the Internal Revenue Service (the “IRS”) in cash;

(c)    the remainder of the Purchase Price (the “Direct Net Purchase Price”), One Hundred and Twenty Six Million Two Hundred Two Thousand Five Hundred Dollars ($126,202,500.00), shall be paid to the Selling Companies and allocated among the Selling Companies as provided on the “Allocation Schedule” under Section 6.1(b).

2.    Closing; General. The closing (the “Closing”) shall take place remotely via the mutual electronic exchange of documents and signatures on the third (3rd) Business Day after satisfaction or waiver of all of the conditions set forth in Sections 5.2 and 5.4 hereof (other than those conditions which by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or on such other date or at such other time or location as TRPN Direct Pay (on behalf of the Selling Companies) and the Purchaser shall mutually agree (the “Closing Date”), and the Closing shall be deemed to occur at 12:01 a.m., Eastern Time, on the Closing Date. On the Closing Date, the Selling Companies will sell, transfer and assign to the Purchaser, and the Purchaser will purchase, acquire and assume from the Selling Companies, the Transferred Assets and the Assumed Liabilities.

2.1    Escrow. Pursuant to Section 1.7(a), the Indemnification Escrow Amount shall be deposited into and held in an escrow account managed by U.S. Bank (the “Escrow Agent”), solely for the purpose of satisfying any obligations of the Selling Companies to the Purchaser Indemnified Parties regarding claims for indemnification under Section 8. The Indemnification Escrow Amount shall be released by the Escrow Agent to the Purchaser, the Selling Company or third parties in accordance with the “Escrow Agreement.” The Indemnification Escrow Amount shall be held pursuant to an escrow agreement entered into by TRPN Direct Pay, the Purchaser and the Escrow Agent, in the form attached hereto as Exhibit E (the “Escrow Agreement”).

2.2    Estimated Tax Payment. Pursuant to Section 1.7(b), the Estimated Tax Payment shall be paid to the IRS as an estimated tax payment of the Selling Companies and allocated among the Selling Companies as provided on the “Allocation Schedule” under Section 6.1(b).

3.    Representations and Warranties Regarding the Selling Companies. In order to induce the Purchaser to enter into this Agreement and consummate the Transaction, the Selling Companies hereby represent and warrant to the Purchaser that, except as otherwise expressly disclosed on the corresponding Disclosure Schedule delivered to the Purchaser and attached hereto (the “Disclosure Schedules”), the statements contained in this Section 3 are true, complete and correct as of the date hereof and as of the Closing Date. For purposes of this Section 3, any reference to a Selling Company shall be deemed to include Three Rivers, unless Three Rivers is specifically excluded, with respect to any period during which Three Rivers owned any Transferred Assets, was responsible for any Assumed Liabilities or operated any Applicable Business.

3.1    Organization and Standing. Each Selling Company has been duly formed and registered and is a corporation in good standing under the Laws of Nevada and has the requisite power and authority to carry on its business as presently conducted and as presently contemplated to be conducted, and to execute, deliver and perform its obligations under this Agreement and to carry out the Transaction. Each Selling Company has all “Licenses” necessary to own and operate the Transferred Assets and to carry on the Applicable Businesses as presently conducted. Neither

Selling Company is required to be qualified to do business as a foreign company in any jurisdiction and is in good standing in any jurisdiction in which a Selling Company is required to be qualified to do business. There are no jurisdictions in which the nature of the Transferred Assets owned or leased by each Selling Company or the conduct of its business requires such qualification, except where the failure to so qualify would not be reasonably expected to have a Material Adverse Effect. Each Selling Company has made available to the Purchaser true and complete copies of the governing documents of such Selling Company, all as amended to date and presently in effect, including the certificate of incorporation of such Selling Company, as amended to date and as filed with the Nevada Secretary of State (the “Certificate”), and the Bylaws of such Selling Company, as amended to date (the “Bylaws” and together with the Certificate, the “Company Governing Documents”). No Selling Company is in violation, breach or default of any term of its Company Governing Documents.

3.2    Capitalization. The authorized share capital of each Selling Company is set forth on Schedule 3.2. The issued outstanding equity of the Selling Companies (the “Shares”), which constitute the only Equity of the Selling Companies, are owned beneficially and of record by Direct Pay AG. All of the Shares have been duly authorized and are validly issued in accordance with applicable federal, state securities Laws and in compliance with each Selling Company’s Governing Documents, and any other governing documents of each Selling Company in effect at such time. No Shares have been issued in violation of preemptive or similar rights. There are no outstanding or authorized options, warrants, stock appreciation or phantom equity rights, restricted stock, purchase rights, subscription rights, preemptive rights, rights of first refusal, registration rights, conversion rights, exchange rights, or other agreements that require any Selling Company to issue, sell, or otherwise cause to become outstanding any of its respective Equity. No Selling Company has any declared and unpaid dividends (whether payable in cash, securities, or other consideration).

3.3    Subsidiaries, Etc. The Selling Companies have no Subsidiaries and do not own or control, and have never owned or controlled, directly or indirectly, any Equity of any other corporation or any interest in any partnership, joint venture, trust or other non-corporate business enterprise. The Transferred Assets do not include any Equity or investment in any other Person. Three Rivers is specifically excluded from the representations set forth in this Section 3.3 with respect to the period after December 31, 2020.

3.4    Books and Records. The corporate record books of each Selling Company contain complete and accurate records of all corporate actions of such Selling Company’s board of directors and stockholders for the appointment of the officers and directors and any other actions required to be approved by the board of directors and stockholders. The written consent actions and minutes of each Selling Company, which have been made available to the Purchaser, contain complete and accurate records of all corporate actions of such Selling Company’s board of directors and stockholders for the appointment of the officers and directors. The equity records of each Selling Company, which have been provided to the Purchaser, are complete and reflect all issuances, transfers, repurchases and cancellations of Equity of such Selling Company, other than pursuant to this Agreement. Three Rivers is specifically excluded from the representations set forth in this Section 3.4 with respect to the period after December 31, 2020.

3.5    Authority for Agreement. The execution, delivery and performance by each Selling Company of this Agreement, the “Conveyance Documents” as identified in Section 5.2(a), with the exception of any other instruments of assignment as the Purchaser reasonably deems necessary in order to effect the sale of the Transferred Assets and the assignment of the Assumed Liabilities to the Purchaser, including the payoff letters and Escrow Agreement, and the consummation by each Selling Company of the Transaction, have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by each Selling Company and constitutes the legal, valid and binding obligations of each Selling Company, enforceable against each Selling Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, and the effect of rules of law governing the availability of equitable remedies. The execution and delivery by each Selling Company of this Agreement and the performance by each Selling Company of the Transaction, (i) will not violate any Law, statute, rule or regulation applicable to each such Selling Company and (ii) will not conflict with or result in a breach of any term, condition or provision of, constitute a default under, give any third party the right to accelerate any obligation under, result in a violation of, or require any authorization, consent, approval or other action by or notice to any Governmental Authority (except for filings required to be made after the date hereof under the HSR Act) pursuant to, any Company Governing Documents, or any agreement to which any Selling Company is a party or by which it or any of its assets is bound, or any Order, applicable to such Selling Company or its assets, or, result in the creation or imposition of any Lien upon the Transferred Assets, or the suspension, revocation, impairment, forfeiture, or non-renewal of any material License applicable to any Selling Company, its business or operations, or any of the Transferred Assets. Three Rivers is specifically excluded from the representations set forth in this Section 3.5.

3.6    Consents and Approvals. Except for filings required to be made after the date hereof under applicable state or federal securities Laws or under the HSR Act, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of any Selling Company in connection with the consummation of the Transaction. No consent, approval or authorization of any non-governmental third party is required in order to consummate the Transaction or perform the related covenants and agreements contemplated hereby. Each Selling Company has received all consents, approvals or authorizations which, if not received, would result in the termination of any Material Contract or would permit a counterparty to terminate any such Material Contract.

3.7    Litigation. Except as set forth on Schedule 3.7, no Action is pending or, to the Business’s Knowledge, threatened against any Selling Company or any of its directors, shareholders, officers, or employees, which is related to the Transferred Assets, the Assumed Liabilities, the Applicable Businesses or the consummation of the Transaction, nor is any Selling Company aware that there is any basis for the foregoing. No Selling Company is a party or subject to the provisions of any Order of any Governmental Authority which is related to the Transferred Assets, the Assumed Liabilities, the Applicable Businesses or the consummation of the Transaction. There is no Action by any Selling Company currently pending or which any Selling Company intends to initiate which is related to the Transferred Assets, the Assumed Liabilities, the Applicable Businesses or the consummation of the Transaction.

3.8    Financial Statements.

(a)    True, correct and complete copies of the following financial statements of each Selling Company and the Applicable Businesses, which, for the avoidance of doubt, shall include the Transferred Assets (collectively referred to herein as the “Financial Statements”): (i) an unaudited balance sheet of each Selling Company and the related statements of operations, stockholders’ equity and cash flows as of and for the fiscal years ended December 31, 2018, 2019 and 2020, and (ii) an unaudited balance sheet of each Selling Company (the “Balance Sheet”) and the related statements of income for the twelve (12) month period ended December 31, 2021 have been delivered to Brian M. Bunn, Purchaser Outside Advisors solely for the purpose of acting as Purchaser’s outside advisors in a certain electronic data room hosted by Datto, via email from Carla Dower on September 2, 2022.

(b)    The Financial Statements have been prepared by each Selling Company on a modified accrual basis in accordance with the “Selling Company Accounting Methods” for the periods covered thereby (except for footnote disclosure and immaterial year-end audit adjustments and tax accruals) and applied on a basis consistent with financial statements of previous years and periods, as the case may be, and present fairly in all material respects the assets, liabilities, revenues, earnings, results of operations and financial condition of such Selling Company for the periods to which they relate. The Financial Statements fairly present in all material respects the financial position of each Selling Company as of and for the periods indicated thereon. Each Selling Company maintains and has maintained a standard system of accounting. No Selling Company (including its personnel who have a role in the preparation of financial statements or the internal accounting controls utilized by such Selling Company) has received written notice from an accountant of any significant deficiency or material weakness in the system of internal accounting controls utilized by any Selling Company or Three Rivers.

(c)    No Selling Company has any material liabilities or obligations related to the Transferred Assets or the Assumed Liabilities of any nature or with respect to the Applicable Businesses, whether or not accrued, absolute, contingent, mature or unmatured, asserted, unasserted or otherwise, except liabilities or obligations (i) stated or adequately reserved against in the Financial Statements (including the notes thereto), (ii) incurred as a result of or arising out of the Transaction, or (iii) liabilities or obligations incurred in the ordinary course of business since December 31, 2021 (the “Balance Sheet Date”) in excess of $10,000. No Selling Company is a guarantor or indemnitor of any “Indebtedness.”

(d)    No Selling Company has, since January 1, 2021, collected, or attempted to collect, any account receivable or any other account, note or other receivable, including any “Post-Closing” Payment (as defined below), with respect to the Transferred Assets or the Applicable Businesses not in the ordinary course of business or not consistent with past practice. No Selling Company has, or at any time since January 1, 2021 has had, any Deferred Revenue.

3.9    Absence of Liabilities; Material Adverse Effect. Since the Balance Sheet Date there has been: (i) no Material Adverse Effect related to the Transferred Assets, the Assumed Labilities or with respect to the Applicable Businesses; (ii) no waiver of any valuable right of any Selling Company or cancellation of any material debt or claim held by any Selling Company related to the Transferred Assets, the Assumed Labilities or with respect to the Applicable Businesses; (iii) no labor disruption or trouble involving any Selling Company; (iv) no material loss, destruction or damage to any Transferred Asset, whether or not insured; (v) no material change or amendment to any material contract or arrangement by which any of the Transferred Assets or for which any Selling Company with respect to the Applicable Businesses are bound or subject; (vi) no notice of termination of a contract by a “Material Supplier,” “Material Payor” and “Material Provider” (as these terms are defined in Section 3.21) related to the Transferred Assets, the Assumed Liabilities or the Applicable Businesses; and (vii) except as contemplated by the Transaction, no agreement or understanding, whether in writing or otherwise, for any Selling Company to take any of the actions specified in paragraphs (i) through (vi).

3.10    Assets.

(a)    Each Selling Company has good and marketable title to, or a valid leasehold or license to, all Transferred Assets free and clear of any Lien or restrictions on transfer, and has the legal right to use all Transferred Assets. Upon completion of the Transaction, the Purchaser will acquire good title to all of the Transferred Assets, free and clear of any Liens. The Purchaser owns all of the Transferred Assets.

(b)    Each Transferred Asset is suitable and in adequate operating condition as of the date hereof for the purposes for which it is presently used by each Selling Company. All of the Transferred Assets are in good working order and repair, ordinary wear and tear excepted.

(c)    Upon execution and delivery of the Conveyance Documents and all of the Continuing Relationship Documents listed on Schedule 3.10(c), the Transferred Assets and the rights provided to the Purchaser in the Conveyance Documents and certain Continuing Relationship Documents (i) will constitute all of the assets and Properties necessary to permit the Purchaser to carry on the Applicable Businesses as presently conducted and (ii) will constitute all of the properties and assets (tangible and intangible) used or held for use by each Selling Company in the conduct of the Applicable Businesses as presently conducted by such Selling Company and in the achievement by the Applicable Businesses of the financial results contained in the Financial Statements.

3.11    Intellectual Property.

(a)    None of the Applicable Businesses require the use of any material Intellectual Property other than Intellectual Property to be licensed to Purchaser under the Licensing Agreement, the Perpetual Licensing Agreement and Inbound Transition Services Agreement to continue operating such Applicable Businesses in all material respects as currently conducted.

(b)    Each Selling Company maintains policies and procedures regarding data security and privacy that are consistent with or exceed industry standards and in compliance with all obligations to their customers, under applicable Law, and as otherwise required by the Data Security Requirements. True, correct, and complete copies of such policies and procedures have been disclosed by each Selling Company to the Purchaser. No Selling Company has breached any such policies and procedures and no Selling Company has experienced a security breach of its Information Systems (defined below).

(c)    All Software for the Selling Company Solution that is necessary to the conduct of the Applicable Businesses (“Proprietary Software”) operates, in all material respects, in accordance with and conforms in all material respects to any specifications, manuals, guides, descriptions and other similar documentation, in written or electronic form. In the twelve (12) months prior to the Closing, there have been no material failures, breakdowns, outages or unavailability of the hardware, computer or telecommunications equipment or other information technology and related systems and services necessary to provide the Selling Company Solution (collectively, “Information Systems”) hosting the Proprietary Software, and no Selling Company’s disaster recovery and business continuity plans (“DR/BCP Plans”) have been activated other than for testing purposes. Each Selling Company has delivered to Purchaser a true and complete copy of the DR/BCP Plans. The DR/BCP Plans are consistent with or exceed industry standards and applicable requirements of Law. The DR/BCP Plans are designed to ensure, at a minimum, the ability of the Applicable Businesses to resume operations and performance of Selling Company Solution promptly, and ensure redundancy of all Key Data Assets as required pursuant to any obligation under any contract or any requirement of Laws. Each Selling Company has conducted testing of the DR/BCP Plans not less frequently than annually (and in any event, upon a material change to the DR/BCP Plans or Information Systems) and corrected any material deficiencies in the DR/BCP Plans or deficiencies in the Information Systems in compliance with the DR/BCP Plans. Each Selling Company uses reasonable means, consistent with state of the art generally available to the public, to protect the security and integrity of all its information systems.

(d)    The “Sensitive Data” has been collected, stored, maintained, used, and otherwise handled in accordance with all applicable Laws, all Data Security Requirements, and all obligations under any contract to which each Selling Company, its Subsidiaries and Affiliates are bound relating to the Sensitive Data. Each Selling Company, its Subsidiaries and Affiliates own or have valid right to use all Sensitive Data used in the conduct of the Applicable Businesses (i) in the manner in which such Sensitive Data are used as of the Closing Date, (ii) in any manner in which the Sensitive Data were used to develop “Selling Company Software” or “Selling Company Solution,” and (ii) for any use for the Sensitive Data that is contemplated as of the Closing.

3.12    Insurance. With respect to the Transferred Assets, Assumed Liabilities and the Applicable Businesses only, each Selling Company maintains the policies of insurance set forth on Schedule 3.12, with respect to product liability, errors and omissions, director and officer, workers’ compensation, cybersecurity, auto, fire and casualty insurance, with extended coverage. Such policies also include insurance against other hazards, risks and liabilities to Persons and Properties in such amounts as such Selling Company’s management believes in good faith to be advisable. To the Business’s Knowledge, no carrier of insurance has grounds or intends to cancel or fail to renew such policies unless as a result of no further need to provide coverage to the Selling Companies in the conduct of their continuing activities after the Closing. To the Business’s Knowledge, each Selling Company has duly and timely made all claims it has been entitled to make under each such policy of insurance during the last three (3) years or in the case of products liability insurance, during the last six (6) years. Since January 1, 2018, all such general liability policies maintained by or for the benefit of each Selling Company have been “occurrence” policies and not “claims made” policies. With respect to the Transferred Assets, Assumed Liabilities and the Applicable Businesses only, to the Business’s Knowledge, there is (i) no reportable event that has occurred that may give rise to a claim, (ii) no claim by a Selling Company pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and/or (iii) no basis that could reasonably be expected to result in a denial of any claim under any such policy. With respect to the Transferred Assets, Assumed Liabilities and the

Applicable Businesses only, to the Business’s Knowledge, there have been no occurrences since the most recent renewal dates of each insurance policy other than this Transaction that would reasonably be expected to lead to an increase of the “Experience Modification Factor” applied to any Selling Company with respect to such policy. With respect to the Transferred Assets, Assumed Liabilities and the Applicable Businesses only, there are not any self-insurance arrangements other than deductible and co-insurance obligations affecting any Selling Company. The reserves established by each Selling Company are adequate to dispose of any liability for claims that may be made for insured events occurring prior to the Closing under such self-insurance arrangements.

3.13    Material Contracts and Obligations. Schedule 3.13 sets forth a list of the following agreements to which any Selling Company is a party or by which it is bound, and which are in effect or binding on any Selling Company as of the date of this Agreement includible in the Transferred Assets or the Assumed Liabilities or with respect to the Applicable Businesses (such contracts or agreements described below or required to be described below (“Material Contracts”):

(a)    all contracts that contain material exclusivity, non-competition or “most-favored nation” provisions (other than for the benefit of any Selling Company);

(b)    all contracts for the purchase or sale of services or other tangible or intangible Property, in each case involving the payment or receipt by any Selling Company of $10,000 or more in the case of any single contract, or providing for performance, regardless of dollar amount, over a period of one (1) year or more;

(c)    all sales, agency or distributorship contracts or franchises;

(d)    all vendor contracts with computer software companies;

(e)    all contracts providing for the services of consultants or independent contractors, including, but not limited to, contracts relating to design, development, advertising or promotion;

(f)    any contracts relating to the Transferred Marks,

(g)    all contracts relating to the personal Property of any Selling Company relating to the Applicable Businesses;

(h)    any agreement or indenture relating to the borrowing of money or to the mortgage or pledge of, or the attachment of a Lien on, any Property of any Selling Company relating to the Applicable Businesses;

(i)    any guaranty by any Selling Company of any third-party obligation;

(j)    all employment agreements, including, without limitation, all agreements that are not terminable at the will of any Selling Company or that provide for any severance payment;

(k)    any contract with any Governmental Authority that involves the payment or receipt by any Selling Company of $10,000 or more in any one (1) year in the case of any single contract; and

(l)    all other material contracts or business arrangements (including, without limitation, any customer or supplier relationship not evidenced by an effective written agreement) relating to the services of any Transferred Assets, any Property relating to the Applicable Businesses, or the Applicable Businesses that involve the payment or receipt by any Selling Company of $10,000 or more in any one (1) year in the case of any single contract, or providing for performance, regardless of dollar amount, over a period of one (1) year or more.

The Selling Companies have delivered to the Purchaser a copy of each of the foregoing agreements or arrangements which has been reduced to writing and a written summary of each oral agreement or arrangement. Each of the foregoing agreements and arrangements is valid, binding and in full force and effect, without any material violation, breach or default of any Selling Company thereunder. To the Business’s Knowledge, there is no breach or anticipated breach by the other party or parties to any of the foregoing agreements or arrangements. Except as set forth on Schedule 3.13, no Selling Company has received notice nor does it have reasonable grounds to believe that any party to any such agreements or arrangements intends to cancel or terminate any of such agreements or arrangements or to exercise or not exercise any options thereunder or to seek a renegotiation or adjustment of any material provisions thereof. Except as set forth on Schedule 3.13, none of the agreements between providers and any of the Selling Companies deviate in a material respect from the general business and legal terms, including terms regarding termination, assignment and change of control, set forth in those certain template agreements made available to the Purchaser.

3.14    Compliance. Each Selling Company is in compliance with all Laws, regulations and orders applicable to the Applicable Businesses as currently conducted, and each Selling Company has (including through the Closing Date) used commercially reasonable steps to prepare to comply in all respects with all Laws and regulations applicable to such Selling Company reasonably expected to be approved and/or implemented during the six (6) month period after the Closing as and before such Laws and regulations become effective or are implemented. There is no term or provision of any mortgage, indenture, contract, agreement or instrument to which any Selling Company is a party or by which it is bound, or provision of any state or federal Order applicable to or binding upon any Selling Company, of which any Selling Company is in violation and which could have a Material Adverse Effect.

3.15    Employee Benefits.

(a)    Schedule 3.15 sets forth a list of all Employee Benefit Plans applicable to any Potential Transfer Employees (as defined in Section 6.18 below) or Potential Transfer Consultants (as defined in Section 6.18 below) which are sponsored or maintained by any Selling Company or any of its Affiliates or Subsidiaries, or to which any Selling Company or any of its Affiliates or Subsidiaries are required to make contributions on behalf of any applicable to any Potential Transfer Employees or Potential Transfer Consultants or pursuant to which any Selling Company or any of its Affiliates or Subsidiaries have any actual, contingent or potential liability or obligation as of the date hereof with respect to any applicable Potential Transfer Employees or

Potential Transfer Consultants (the “Selling Company Plans”). There are not any unwritten Employee Benefit Plans applicable to any Potential Transfer Employees or Potential Transfer Consultants in existence on the date hereof.

(b)    With respect to each Selling Company Plan, the Selling Companies have provided the Purchaser correct and complete copies of (i) all current plan documents (including amendments, trust agreements, insurance contracts, and other funding or service arrangements), (ii) the most recent determination or opinion letter received from the Internal Revenue Service, (iii) the Form 5500 Annual Report and attached schedules, audited financial statements and actuarial valuation reports (or evidence of any applicable exemption) for the three (3) most recent plan years, (iv) the most recent summary plan description with any summary material modifications, (v) the three (3) most recent nondiscrimination testing reports for any Selling Company Plans required to perform such testing, and (vi) all reports and returns in respect of any Selling Company Plan filed with any regulatory agency or other Governmental Authority within the three (3) most recent plan years.

(c)    Each Selling Company Plan has been established, maintained, funded, operated and administered in compliance with its terms and all applicable Laws (including, to the extent applicable, ERISA and the Code), and as of the date hereof, each Selling Company, its Affiliates and Subsidiaries are in compliance with all applicable provisions of ERISA, the Code, and other applicable Laws, in each case as they relate to any Selling Company Plan.

(d)    Each such Selling Company Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable and up-to-date determination letter or prototype opinion letter from the Internal Revenue Service and nothing has occurred that could reasonably be expected to adversely affect such Selling Company Plan’s qualification.

(e)    No Selling Company and no Subsidiary or Affiliate thereof maintains or has ever maintained an Employee Benefit Plan applicable to any Potential Transfer Employees or Potential Transfer Consultants that is a defined benefit plan (including but not limited to any plan that is subject to Section 412 or 430 of the Code or Title IV of ERISA or that is otherwise subject to Section 412 or 430 of the Code), or has or ever has had any obligation to contribute to a Multiemployer Plan. No Selling Company Plan is a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

(f)    Other than routine claims for benefits, there is no Action pending or threatened against any Selling Company or any Subsidiary or Affiliate thereof arising out of or with respect to any Selling Company Plan. No “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) have occurred with respect to any Selling Company Plan. No “fiduciary” (as defined in Section 3(21) of ERISA) has breached any fiduciary duty with respect to the administration or investment of the assets of any Selling Company Plan.

(g)    Neither the execution and delivery of this Agreement, nor the consummation of the Transaction (either alone or in conjunction with any other event) will or may (i) entitle any Potential Transfer Employee or Potential Transfer Consultant to any severance, separation, change of control, termination, bonus, retention or other additional compensation or benefits, (ii) cause or result in the accelerated vesting, funding or delivery of, or increase the amount or value of, any compensation or benefits provided to any Potential Transfer Employee or Potential Transfer Consultant or (iii) result in any payments or benefits to any Potential Transfer Employee or Potential Transfer Consultant under any agreement with any Selling Company or any of its Affiliates or Subsidiaries that, individually or in combination with any other payment or benefit, could constitute the payment of an “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code.

(h)    All contributions and premium payments that are due under any Selling Company Plan maintained have been made or paid in a timely fashion in accordance with the terms of the Selling Company Plan and applicable Laws, and all contributions and premium payments that are due with respect to any such Selling Company Plan have been made. All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, and Summary Plan Descriptions) have been filed or distributed in compliance with the applicable requirements of ERISA and the Code with respect to each Selling Company Plan. All employee contributions to the Selling Company Plans required to be made by way of authorized payroll deduction have been properly withheld by each Selling Company or its Affiliates or Subsidiaries and have been fully paid into the Selling Company Plans, and each Selling Company, its Affiliates and Subsidiaries have obtained appropriate consents from employees for such deductions. There have been no improper withdrawals, or applications of, the assets of the Selling Company Plans. There are no Taxes owing in respect of the Selling Company Plans.

(i)    No Selling Company Plan provides for post-retirement health, medical, life insurance or other welfare benefits other than COBRA applicable to any Potential Transfer Employee or Potential Transfer Consultant. There are no understandings, agreements or undertakings, written or oral, that would prevent any such Selling Company Plan from being amended or terminated with respect to benefits provided by such Selling Company Plan on or at any time after the date hereof. Each Selling Company and each Affiliate and Subsidiary thereof have complied in all respects with the requirements of Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code and any similar state or federal Law.

(j)    Each Selling Company Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all respects in operational compliance with, and is in all respects in documentary compliance with, Section 409A of the Code, and no amount under any such plan, agreement or arrangement is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code. There is no contract, agreement, plan or arrangement to which any Selling Company or any of its Subsidiaries is bound to provide a gross-up or otherwise reimburse any Potential Transfer Employee or Potential Transfer Consultant for Taxes paid pursuant to Sections 409A or 4999 of the Code.

3.16    Warranty Matters; Liability. Each service provided or sold by or on behalf any Selling Company since January 1, 2018 related to the Transferred Assets or with respect to the Applicable Businesses, at the time of delivery, was not, in any material respect, adulterated or misbranded under applicable Legal Requirements, and was not an article which may not be introduced into interstate commerce pursuant to requirements of applicable Legal Requirements.

Schedule 3.16 contains copies of the standard terms and conditions of sale related to the Transferred Assets or with respect to the Applicable Businesses for each Selling Company (containing applicable warranty and indemnity provisions, if any). No service sold, leased, licensed or delivered by any Selling Company related to the Transferred Assets or with respect to the Applicable Businesses prior to January 1, 2018 is still subject to any guaranty, warranty or indemnity and no service sold, leased, licensed or delivered by any Selling Company related to the Transferred Assets or with respect to the Applicable Businesses on or after January 1, 2018 is subject to any guaranty, warranty or indemnity beyond the applicable standard terms and conditions of sale and such other indemnities and warranties disclosed on Schedule 3.16. There are no existing or, to the Business’s Knowledge, threatened liability, warranty, failure to adequately warn or other similar claims relating to or involving the services of any Selling Company related to the Transferred Assets or the Applicable Businesses. There are no written statements, citations, correspondence or decisions by any Governmental Authority stating that any such service is defective or unsafe or fails to meet any service warranty or any standards promulgated by any such Governmental Authority. There have been no written notices of recall served on any Selling Company by any such Governmental Authority with respect to any such service. To the Business’s Knowledge, there is no (i) fact relating to any service of any Selling Company related to the Transferred Assets or with respect to the Applicable Businesses that would reasonably be expected to impose upon any Selling Company a duty to recall any such service or a duty to warn customers of a defect in any such service or (ii) latent or overt design, manufacturing or other defect in any such service.

3.17    Labor Matters.

(a)    Schedule 3.17(a) sets forth a list of all Potential Transfer Employees and Potential Transfer Consultants, and sets forth for each such individual the following: (a) name; (b) title or position (including whether full or part time); (c) start date; (d) current annual base compensation rate; (e) any and all bonuses to be paid in 2022 or 2023 with respect to employment during 2022 (“2022 Bonus Amounts”); (f) current target commission, bonus or other incentive-based compensation amounts; (f) eligibility to participate in any Selling Company Plans; (g) whether such individual is on a leave of absence (and, if so, the reason for the leave and expected date of return to work); (h) classification as exempt under any provision of the Fair Labor Standards Act, and similar state or federal Laws; and (i) the amount of accrued and unused vacation time or other paid time off. Except as set forth on Schedule 3.17(a), no Selling Company, its Subsidiaries and Affiliates are a party to any employment agreement, severance agreement, consulting contract, independent contractor agreement, agency contract or similar agreement or arrangement with any Potential Transfer Employee or Potential Transfer Consultant, and there is no agreement for the employment of any Potential Transfer Employee or Potential Transfer Consultant which cannot be terminated on reasonable notice and without penalty. Payment in full and/or accrual on each Selling Company’s books and records has been made with respect to all Potential Transfer Employees and Potential Transfer Consultants of all wages, salaries, commissions, bonuses, incentive pay, fees, vacation pay or time, overtime pay or lieu time, sick pay or sick leave, accrued time off, benefits and other compensation currently due to any Potential Transfer Employee or Potential Transfer Consultant, and any Selling Company, its Subsidiaries and Affiliates are not delinquent in payments to any Potential Transfer Employee or Potential Transfer Consultant for any wages, salaries, commissions, bonuses, incentive pay, fees or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or contractors. Except as set forth on Schedule 3.17(a), each Selling Company, its Subsidiaries and Affiliates have made no commitment to pay additional amounts to any Potential Transfer Employee or Potential Transfer Consultant in connection with or contingent upon the consummation of the Transaction, other than amounts normally paid by such Selling Company, its Subsidiaries or Affiliates to such Potential Transfer Employee or Potential Transfer Consultant in the ordinary course of business. There are no outstanding loans or advances made or granted by any Selling Company, its Subsidiaries or Affiliates to any Potential Transfer Employee or Potential Transfer Consultant.

(b)    Each Selling Company and its Subsidiaries and Affiliates have withheld all amounts required by Law to be withheld from payments made by each with respect to all Potential Transfer Employees and Potential Transfer Consultants, including without limitation, those with respect to income tax withholdings, payroll taxes, contributions and employment or unemployment insurance premiums and remittances, and each Selling Company, its Subsidiaries and Affiliates have remitted such amounts to the appropriate authorities within the times required by applicable Laws. Each Selling Company, its Subsidiaries and Affiliates are and since their inception have been in compliance with all Employment Laws with respect to all Potential Transfer Employees and Potential Transfer Consultants, and there are no threatened, pending or outstanding Actions, charges, audits or complaints against such Selling Company, its Affiliates or Subsidiaries under any Employment Laws with respect to any Potential Transfer Employee or Potential Transfer Consultant, nor have there been any Actions, charges, audits or complaints against such Selling Company, its Subsidiaries or Affiliates under any Employment Laws with respect to any Potential Transfer Employee or Potential Transfer Consultant within the period of five (5) years preceding the date of this Agreement. There are no circumstances related to the workers’ compensation claims experience of any Selling Company, its Subsidiaries or Affiliates, or otherwise, which would permit or require a reassessment, penalty, surcharge or other additional payment under such legislation with respect to any Potential Transfer Employee or Potential Transfer Consultant. There are no outstanding charges or orders with respect to any Potential Transfer Employee or Potential Transfer Consultant requiring any Selling Company, its Subsidiaries or Affiliates to comply with the Occupational Health and Safety Act or comparable legislation of any other jurisdiction. No Potential Transfer Employee or Potential Transfer Consultant has been engaged by any Selling Company, its Subsidiaries or Affiliates as or in the capacity of an independent contractor who does not qualify for such status under all Laws and agreements applicable to the Applicable Businesses, and all Potential Transfer Employees and Potential Transfer Consultants who have been classified as exempt under the Fair Labor Standards Act, and other applicable Laws have been properly classified as such. There has been no formal or informal claim by any Potential Transfer Employee or Potential Transfer Consultant, Governmental Authority or other Person with respect to any Potential Transfer Employee or Potential Transfer Consultant alleging that any Potential Transfer Employee or Potential Transfer Consultant has been misclassified under applicable Law.    None of the Potential Transfer Employees or Potential Transfer Consultants classified as independent contractors engaged by any Selling Company, its Subsidiaries or Affiliates has been classified as an employee of any Selling Company, its Subsidiaries or Affiliates for any purpose during any time such person was an employee of that Selling Company, and there has been no formal or informal claim by any Potential Transfer Employee or Potential Transfer Consultant classified as an independent contractor, Governmental Authority or other Person with respect to any Potential Transfer Employee or Potential Transfer Consultant alleging that any Potential Transfer Employee or Potential Transfer Consultant classified as an independent contractor is or should be considered an employee for any purpose.

(c)    With respect to the Potential Transfer Employees and Potential Transfer Consultants, there have not been, and there are no, charges of employment discrimination, harassment, violence, sexual harassment, bullying or unfair employment or labor practices involving any Selling Company, its Subsidiaries or Affiliates, or any of its or their directors, officers or employees, or any labor strikes, slowdowns, stoppages of work, or other concerted interference with normal operations existing, pending or, to the Business’s Knowledge, threatened against or involving any Selling Company, its Subsidiaries or Affiliates. For the last three (3) years there have not been and there are no union organizing activities pending or, to the Business’s Knowledge, threatened with respect to any Selling Company, its Subsidiaries or Affiliates. There has never been a collective bargaining agreement, labor contract, letter of understanding, memorandum of understanding, letter of intent, voluntary recognition agreement or other legally binding commitment to any labor union, trade union, employee association or similar entity to which any Selling Company, its Subsidiaries or Affiliates has been a party, and no such agreement or other legally binding commitment is in effect or is currently being or is about to be negotiated by any Selling Company, its Subsidiaries or Affiliates. No grievances, complaints or charges have been filed against any Selling Company, its Subsidiaries or Affiliates under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement). No arbitration or similar proceeding relating to labor matters is pending and no claim therefor has been asserted against any Selling Company, its Subsidiaries or Affiliates.

(d)    Each Selling Company, its Subsidiaries and Affiliates are, and at all times have been, in compliance with the requirements of the immigration Laws with respect to Potential Transfer Employees and Potential Transfer Consultants, and all Forms I-9 have been accurately and completely prepared and signed by the employee and a Selling Company representative. All Potential Transfer Employees and Potential Transfer Consultants reside in the United States as the date of this Agreement and as of the Closing Date.

(e)    Each Selling Company, its Subsidiaries and Affiliates have not received any notice or information concerning any prospective change with respect to any Potential Transfer Employee or Potential Transfer Consultant. Without limiting the foregoing, no Potential Transfer Employee or Potential Transfer Consultant has stated that they will resign or retire or cease to provide work or services as a result of the Transaction.

(f)    To the Business’s Knowledge, no Potential Transfer Employee or Potential Transfer Consultant is bound by or subject to any non-competition or other agreement which prohibits, or in any way restricts, such Potential Transfer Employee’s or Potential Transfer Consultant’s ability to act or be employed as an officer, director, manager, employee or independent contractor of any Selling Company, its Subsidiaries or Affiliates. No Selling Company, its Subsidiaries or Affiliates has involuntarily terminated, reduced the hours or wages of, or laid off any Potential Transfer Employee or Potential Transfer Consultant in the two (2) years prior to the date hereof. Without limiting the foregoing, no employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, labor shortage, reduction in salary or wages, changes to Selling Company Plans or other workforce changes affecting employees or individual contractors of any Selling Company, its Subsidiaries or Affiliates has occurred since January 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Applicable Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19. Each Selling Company, its Subsidiaries and Affiliates have not otherwise experienced any material employment-related losses regarding any Potential Transfer Employees or Potential Transfer Consultants with respect to COVID-19 and have put in place appropriate policies and practices addressing COVID-19 risks in the workplace with respect to the Potential Transfer Employees and Potential Transfer Consultants.

(g)    Each Selling Company has implemented practicable precautions and measures in line with, and has acted in accordance with, all applicable state and local Laws and guidelines regarding the COVID-19 pandemic, including social distancing measures, personal protective equipment, increased sanitization measures and measures to protect employee health.

(h)    During the ninety (90) calendar day period prior to the date hereof, (i) no Selling Company has effectuated a “plant closing” or “mass layoff” as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any other similar or state Law affecting the employees of any Selling Company and (ii) no employee of any Selling Company has experienced or will experience an “employment loss” as defined in the WARN Act or any similar state or local law.

(i)    Each Selling Company has, with respect to each Potential Transfer Employee or Potential Transfer Consultant, conducted an employee background check and pre-employment screening that is appropriate in the industry in which such Selling Company operates and, except as set forth on Schedule 3.17(i), each Potential Transfer Employee and Potential Transfer Consultant has satisfied the requirements of such employee background check and pre-employment screening.

3.18    Transactions with Affiliates; Conflicts of Interest. Except as set forth on Schedule 3.18, or as contemplated by the Continuing Relationship Documents, with respect to the Transferred Assets, Assumed Liabilities and with respect to the Applicable Businesses, no (a) partner, manager, officer, Potential Transfer Employee, Potential Transfer Consultant or holder of Equity of any Selling Company or any Affiliate thereof, including Direct Pay AG, DiPar AG, Three Rivers and Blaine Pollock, nor to the Business’s Knowledge, any member of the family of any such Person, nor (b) to the Business’s Knowledge, any corporation, partnership, trust or other entity in which any such Person, or any director, member of the family of any such Person, (i) is a party to any material transaction with any Selling Company, Medical Contracting Professionals, S. de R.L. de C.V. or 3R Connect, S.C., including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal Property from or otherwise requiring payments to, any such Person, (ii) has a controlling interest or is an officer, director, trustee, partner or holder of more than one percent (1%) of the outstanding Equity, or (iii) has any direct or indirect ownership interest in any Person which competes with any Selling Company or any of the activities of any Applicable Business within the United States of America or its territories or possessions, except for passive investments of less than two percent (2%) in a publicly-traded company. For purposes of this Agreement, a Person shall be considered to be “competing” if it engages in any business that is similar to the Applicable Business.

3.19    Taxes. Except as set forth on Schedule 3.19:

(a)    All Tax Returns required to be filed with any Taxing Authority by, or with respect to, each Selling Company have been timely filed in accordance with all applicable Laws. All such Tax Returns were correct and complete in all material respects.

(b)    All Taxes due and payable by or with respect to each Selling Company, whether or not shown to be due on any Tax Return, have been timely paid in full.

(c)    There are no currently outstanding agreements, consents or waivers to extend any statute of limitations filed by or on behalf of any Selling Company with respect to any Tax Return of any Selling Company or in respect of any Taxes payable by or with respect to any Selling Company. No power of attorney has been granted with respect to any matter related to Taxes payable by or with respect to any Selling Company that is currently in force. No Selling Company is currently the beneficiary of any extension of time with which to file any Tax Returns (other than “automatic” extensions of time to file).

(d)    Each Selling Company is and has been since its organization classified as a corporation for U.S. federal and applicable state income Tax purposes.

(e)    There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Selling Companies.

(f)    The Selling Companies have, or TriNet Group, Inc. on behalf of the Selling Companies has, timely withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, partner or other third party, and all Forms W-2, 1042 and 1099 are required with respect thereto have been properly completed and timely filed.

(g)    The Selling Companies have timely withheld and paid all Taxes required to have been withheld any paid in connection with any amounts paid or distributed to an equity owner of the Selling Companies, respectively, or to any Affiliate of each Selling Company.

(h)    No Selling Company has received from any foreign, federal, state, or local Taxing Authority (including jurisdictions where a Selling Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency, proposed adjustment or actual or proposed assessment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against any Selling Company.

(i)    No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to any Selling Company. No claim has been made by an authority in a jurisdiction in which any Selling Company does not file Tax Returns that any such Selling Company is or may be subject to taxation by the jurisdiction.

(j)    No Selling Company is party to or bound by any Tax allocation, sharing, or similar agreement. No Selling Company has any liability for the Taxes of any Person (other than the Selling Companies) as a transferee or successor, by contract, or otherwise. No Selling

Company is required to register with any applicable Taxing Authority (or file Tax Returns) nor is any Selling Company subject to taxation by any jurisdiction in which it is not currently registered or does not currently file Tax Returns.

(k)    No Selling Company (i) is and has never been a member of a group filing an affiliated, consolidated, combined or unitary Tax Return, nor has any Selling Company been included in any similar arrangement for relief under applicable Law, such as a loss sharing regime, and (ii) has any liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any analogous, comparable or similar provision of state, local or foreign Law) or as a transferee or successor under any provision of applicable Law, or by contract.

(l)    No Selling Company is required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of Tax accounting for a Pre-Closing Tax Period, (ii) use of an improper method of accounting for a Pre-Closing Tax Period, (iii) “closing agreement” as described in Section 7121 of the Code (or any analogous, comparable or similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iv) intercompany transaction or excess loss account described in Section 1502 of the Code (or any analogous, comparable or similar provision of state, local or foreign Law), (v) election under Section 108(i) of the Code (or any analogous, comparable or similar provision of state, local or foreign Law) or (vi) the recapture of any Tax credit or other special Tax benefit that arose prior to the Closing.

(m)    Except as has been described in that certain email delivered to Brian M. Bunn, Purchaser Outside Advisors, via email from Scott Smith on or about September 2, 2022, no closing agreements (as described in Section 7121 of the Code or any corresponding, analogous or similar provision of state, local or foreign Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or requested by any Selling Company.

(n)    All sales and use Taxes required to be collected by any Selling Company and otherwise with respect to the Applicable Businesses or the Transferred Assets has been collected and remitted, or will be remitted by the applicable Selling Company(ies) on a timely basis, and the applicable Selling Compan(ies) has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by applicable sales and use Tax statutes and regulations with respect to sales by each applicable Selling Company and the Applicable Businesses.

(o)    Since the date of the Balance Sheet, no Selling Company has incurred any liability for Taxes outside the ordinary course of business.

(p)    None of the Assumed Liabilities is an obligation to make a payment that would not be deductible by reason of Code Sections 280G (as determined without regard to Section 280G(b)(4)) or subject to the excise Tax under Code Section 4999 or that would give rise to an obligation to indemnify any Person for any excise Tax payable pursuant to Section 4999 of the Code.

(q)    No Selling Company has been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) or Treasury Regulation Section 1.6011-4(b). The Selling Companies have disclosed on their respective federal income Tax Returns all positions taken therein that could give rise to a substantial underpayment of federal income Tax within the meaning of Section 6662 of the Code.

(r)    No Selling Company has ever engaged in a trade or business or had a permanent establishment (within the meaning of an applicable Tax treaty) or an office or fixed place of business in a country other than the United States.

(s)    No Transferred Asset is an agreement, license or contract, the payments under which to or by any Selling Company are subject to any U.S. federal, state or foreign withholding Tax.

(t)    No Transferred Asset is an interest in an entity classified as a partnership for U.S. federal income tax purposes.

(u)    No Selling Company is or has been within the prior five years a “United States shareholder” within the meaning of Code Section 951(b) with respect to any “controlled foreign corporation.”

(v)    Any and all transactions between or among any of the Selling Companies and any of the Selling Companies and any Affiliate of the Selling Companies have occurred on arm’s length terms, and each of the applicable Selling Companies and such Affiliates will be able to satisfy any Tax-related requirements related to the arm’s-length nature of the terms of such transactions.

(w)    Other than the transactions that ultimately resulted in the distribution of the stock of each Selling Company to Direct Pay AG, no Selling Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any analogous, comparable or similar provision of state, local or foreign Law).

(x)    Immediately prior to, and immediately subsequent to, the consummation of the Transaction pursuant to the terms of this Agreement, each Selling Company will be solvent, with the ability to pay its debts (including, for the avoidance of doubt, Taxes) as they become due. For purposes of this Agreement, “solvent” shall mean that the present fair salable value of each Selling Company’s collective assets is greater than the amount that will be required to pay such Selling Company’s collective liabilities on its existing debts as they become absolute and matured, and any obligations to make any payments hereunder or under any Continuing Relationship Document or any other documents contemplated by this Agreement (to any Party or third party (including any Governmental Authority).

(y)    No Selling Company has deferred any obligation to pay Taxes (or withholding Tax), deferred any payment, received any credit, incurred any debt or loan (including in connection with the Paycheck Protection Program) pursuant to the CARES Act or any other similar Law, executive order or Presidential Memorandum (including the Presidential Memorandum described in Notice 2020-65) enacted in connection with COVID-19.

For purposes of this Agreement, “Taxes” shall mean (i) all taxes, levies or other like assessments, charges or fees applicable to any Selling Company, including, income, gross receipts, estimated, transfer, excise, property, ad valorem, stamp, net worth, sales, use, value-added, license, escheat, payroll, employment, withholding, social security, workers’ compensation, unemployment compensation, capital stock, minimum and franchise or other governmental taxes or charges, or other tax of any kind whatsoever, whether disputed or not, imposed by the United States or any foreign country, including any state, county or local government or subdivision or agency thereof, and such term shall include any interest, penalties or additions to tax attributable to such taxes; (ii) any liability for payment of amounts included in clause (i) whether as a result of transferee liability, or being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise by operation of Law; and (iii) any liability for payment of amounts described in (i) or (ii) as a result of any tax sharing, tax indemnity, tax receivable or tax allocation agreement or any other express or implied agreement to indemnity any other Person. For purposes of this Agreement, “Tax Return” shall mean any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes, including any amendment thereof; and “Taxing Authority” means the Internal Revenue Service or any other Governmental Authority that has power to impose, assess, determine, administer or collect any Taxes.

3.20    CARES Act and PPP Loans.

(a)    Three Rivers participated in, but is no longer participating in, and no Selling Company participated in, or is currently participating in, any CARES Act stimulus fund programs or other programs related to the COVID-19 pandemic (the “CARES Funds” and, together with the PPP Loans, the “Stimulus Funds”). Three Rivers (i) deployed the CARES Fund amounts in compliance with all Laws governing the CARES Funds, (ii) managed the remainder of such proceeds in compliance with all Laws governing the CARES Funds, (iii) maintained accounting records associated with the CARES Funds in compliance with all the terms and conditions of all applicable programs, including with respect to CARES Act relief programs, the Relief Fund Payment Terms and Conditions and related guidance available as of the date hereof (“Relief Fund Payment Terms and Conditions”), and (iv) utilized all such CARES Funds pursuant to the Public Health and Social Services Emergency Fund in accordance with all applicable Laws and the applicable Relief Fund Payment Terms and Conditions and has not distributed such CARES Funds to any Person other than as permitted by the Relief Fund Payment Terms and Conditions. At the time of receipt and at the time of attestation, if applicable, Three Rivers met all eligibility requirements for receiving CARES Funds and any information submitted in connection with any application for such CARES Funds was true and accurate in all respects.

(b)    Three Rivers has used all stimulus Funds before the date hereof, and (ii) Three Rivers has not (x) received any advance payments from Medicare pursuant to any CARES Act stimulus fund program or (y) applied for or received any “Targeted” Allocation Funds (as defined by the U.S. Department of Health and Human Services).

(c)    A true, accurate and complete copy of all documents evidencing the PPP Loans, including all PPP Loan applications of Three Rivers have been made available to Purchaser. All information, certifications, authorizations, and question responses provided by Three Rivers pursuant to that certain PPP “Borrower Application Form” (SBA Form 2483), and any and all

other information provided in all supporting documents and forms, were true and correct in all material respects when made, were in compliance with the PPP, and were provided in good faith. All of Three Rivers’ borrowings under the PPP have, as evidenced by the records of Three Rivers, been expended and the use and management of such funds complied in all material respects with the PPP’s requirements and specifically were expended on CARES Act Forgivable Uses.

(d)    Three Rivers has prepared and completed a copy of the Paycheck Protection Program PPP Loan Forgiveness Application Form 3508EZ or Form 3508 pursuant to the PPP for the PPP Loan, a true, complete, and correct copy of which has been provided to Purchaser (the “Loan Forgiveness Application”). All information, certifications, authorizations, and question responses provided in each Loan Forgiveness Application and any and all other information provided in all supporting documents and forms, were true and correct in all material respects when made or provided. The PPP Loan has been forgiven in full with no further liability or obligation on the part of Three Rivers, and the Selling Companies have made available to Purchaser copies of any written communication from the U.S. Small Business Administration or the lender under the PPP Loan with respect to the approval of the Loan Forgiveness Application.

(e)    To the Business’s Knowledge, Three Rivers is not the subject of an audit, investigation or other inquiry by any Governmental Authority with respect to its application for, or receipt of, any Stimulus Funds.

3.21    Suppliers, Providers and Payors. Schedule 3.21 sets forth, with respect to the Applicable Businesses, (a) the ten (10) largest suppliers of the Selling Companies as a percentage of the purchases by the Selling Companies for the year ended December 31, 2020 and the year ended December 31, 2021 (“Material Suppliers”), (b) all of the network providers of the Selling Companies for the year ended December 31, 2020 and the year ended December 31, 2021 (“Material Providers”), and (c) the fifteen (15) largest payors of the Selling Companies as a percentage of the proceeds received by the Selling Companies for the year ended December 31, 2020 and the year ended December 31, 2021 (“Material Payors”). Except as set forth on Schedule 3.21 hereto, no Material Supplier, Material Payor or Material Provider has cancelled, materially modified or otherwise terminated its relationship with any Selling Company, or has during said period decreased materially its usage or purchase of the services or products of any Selling Company or its services, supplies or materials furnished to any Selling Company, nor does any Material Supplier, Material Payor or Material Provider have, to the Business’s Knowledge, any plan or intention to do any of the foregoing.

3.22    Brokers or Agents. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon any agreement or understanding alleged to have been made by such person directly or indirectly with any Selling Company or, if applicable, any of the Selling Companies’ officers, stockholders, employees or Affiliates, in connection with any of the Transaction.

3.23    Indebtedness. No Selling Company has any Indebtedness outstanding with respect to any Transferred Assets or that has, or would reasonably be expected to have, a security interest in any Transferred Assets, nor is any Selling Company a guarantor or otherwise responsible for any liability or obligation (including Indebtedness) of any other Person, with respect to any Transferred Assets.

3.24    Solvency. No bankruptcy, insolvency or receivership proceedings have been instituted or threatened or are pending against any Selling Company and no Selling Company has sought, nor does any Company intend to seek, relief from creditors under the Bankruptcy Code or other applicable legislation for the relief of debtors. Immediately after giving effect to the Transaction, no Selling Company: (a) will be engaged in any business or transaction for which it has unreasonably small assets or capital (within the meaning of the Uniform Fraudulent Transfer Act, the Uniform Fraudulent Conveyance Act and section 548 of the Federal Bankruptcy Code); and (b) will be unable to pay its debts as they mature. No transfer of Transferred Assets is being made and no obligation is being incurred in connection with the Transaction with the intent to hinder, delay or defraud either present or future creditors of any Selling Company.

3.25    Healthcare Compliance.

(a)    Each Selling Company has been and is presently in compliance with all applicable Healthcare Laws and all applicable implementing regulations, rules, ordinances, and corresponding statutes and applicable regulations in the states and territories in which any Selling Company operates its business that address the subject matter of the foregoing.

(b)    Subject to the additional comments set forth in Schedule 3.25(b), no Company and no director, officer, employee, or to the Business’s Knowledge, any contractor or agent of any Selling Company, (i) have been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder; (ii) have been or are currently suspended, excluded or debarred from, or threatened with or currently subject to any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority, that is reasonably expected to result in suspension, exclusion or debarment under state or federal statutes or regulations, including under 42 U.S.C. § 1320a-7 or relevant regulations in 42 C.F.R. Part 1001; or (iii) have been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program or state health care program (as such terms are defined by the Social Security Act).

(c)    Subject to the additional comments set forth in Schedule 3.25(c), no Selling Company is in receipt of notice of or, to the Business’s Knowledge, aware of any actual or alleged violation of any Healthcare Laws and at all times during the past two years, each Selling Company has been in compliance with Stark Law (42 U.S.C. § 1395nn) and the Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), and any similar state and local statutes. No Governmental Authority has imposed a fine, penalty, corrective action plan, liquidated damages, or other sanction on any Selling Company, and no Selling Company has not been excluded or suspended from participation in any federal health care program. No Selling Company is a party to, or bound by, any decree, order, deferred prosecution agreement, probationary agreement, integrity agreement, settlement agreement or corrective action plan.

(d)    Each Selling Company has for the past three (3) years filed with the appropriate “Governmental Authorities”, including state health and insurance regulatory authorities and any applicable federal regulatory authorities, all material reports, statements, documents, registrations, filings or submissions required to be filed. As of its respective filing date, and, if amended, as of the date of the last amendment, each such registration, filing and submission complied in all material respects with applicable Law, and no material deficiencies have been asserted by any Governmental Authority with respect to such registrations, filings or submissions that have not been cured.

(e)    Not in limitation of the foregoing, no Selling Company has any contracts or other form of arrangements, directly or indirectly, with physicians or other health care providers involving any type of remuneration, that induces such individuals to: (i) reduce or otherwise limit services to patients under such individual’s direct care; and/or (ii) purchase, order or arrange for, or recommend the purchase, order or arrangement for any item or service. Not in limitation of the foregoing, no Selling Company has: (x) provided meals, entertainment, gifts or other services or items of value to physicians or other health care providers; or (y) conducted any direct marketing to physicians at times other than normal business hours.

3.26    HIPAA and Privacy Laws.

(a)    Each Selling Company, its Subsidiaries and Affiliates: (i) are currently conducting their business in material compliance with “Privacy Laws”; (ii) have conducted their business in material compliance with Privacy Laws since such Privacy Laws first became applicable to it; (iii) are currently conducting their business in compliance in all material respects with all “Data Security Requirements”; and (iv) have conducted their business in material compliance with all Data Security Requirements since any such Laws or requirements first became applicable to them.

(b)    Each Selling Company, its Subsidiaries and Affiliates have taken all reasonable steps to protect the confidentiality, integrity, availability and security of Sensitive Data. Each Selling Company, its Subsidiaries and Affiliates have implemented a written information security program that is comprised of (i) internal processes, policies, and safeguards necessary to comply with Data Security Requirements, and (ii) reasonable and appropriate administrative, physical, organizational and technical safeguards sufficient to (A) identify and address internal and external risks to the privacy and security of Sensitive Data, (B) maintain the confidentiality, integrity, availability and security of Sensitive Data, (C) protect against any anticipated threats or hazards to the confidentiality, integrity, availability and security of Sensitive Data, and (D) protect against a breach of Sensitive Data. Such safeguards comply with (Y) the Data Security Requirements, and (Z) take into account such Selling Company’s, its Subsidiaries’ and Affiliates’ business, technology, information systems and the sensitivity of the Sensitive Data Processed by each Selling Company, its Subsidiaries and Affiliates.

(c)    Each Selling Company, its Subsidiaries and Affiliates have executed current and valid “Business Associate Agreements” (as described in 45 C.F.R. §§ 164.502(e) and 164.504(e)) with each (i) “Covered Entity” (as defined at 45 C.F.R. § 160.103) for whom such Selling Company, its Subsidiaries or Affiliates provides functions or activities that render such Selling Company, its Subsidiaries or Affiliates a “Business Associate” (as defined at 45 C.F.R. § 160.103)), and (ii) “Subcontractor” (as defined at 45 C.F.R. § 160.103) of such Selling Company, its Subsidiaries and Affiliates that is a Business Associate (pursuant to paragraph (3)(iii) of the definition of “business associate” at 45 C.F.R. § 160.103). Each Selling Company, its Subsidiaries

and Affiliates have not breached any such Business Associate Agreement and, to the Business’s Knowledge, no Covered Entity or Subcontractor has materially breached any such Business Associate Agreement with such Selling Company, its Subsidiaries or Affiliates. Without limiting the foregoing, each Selling Company, its Subsidiaries and Affiliates have contractually obligated all third-party service providers, vendors, suppliers, contractors, processors, or other Persons Processing Sensitive Data, in each case on behalf of such Selling Company, its Subsidiaries or Affiliates, to (i) comply with applicable Data Protection Requirements, (ii) provide protection of Sensitive Data at an equivalent or greater level to which such Selling Company, its Subsidiaries or Affiliates have contractually agreed with applicable third parties (including customers) to provide protection of Sensitive Data, and (iii) implement reasonable and appropriate safeguards to secure Sensitive Data from any “Security Breach” or other unauthorized or unlawful Processing.

(d)    Except as set forth on Schedule 3.26(d), no Person or regulatory body has made any complaint or commenced any Action against any Selling Company, its Subsidiaries or Affiliates with respect to any loss, theft, or unauthorized access, disclosure, copying, use or modification of Sensitive Data and, to the Business’s Knowledge, there is no reasonable basis for any such complaint or Action. Without limiting the generality of the foregoing, there have not been any complaints to or investigations by the Office for Civil Rights with respect to such Selling Company’s compliance with HIPAA, nor does any Selling Company, its Subsidiaries or Affiliates (including, but not limited to, its and their stockholders, directors and officers) have any knowledge of any complaints to or investigations by any other Governmental Authority with respect to such Selling Company’s compliance with the Privacy Laws or the Data Security Requirements.

(e)    Except as set forth on Schedule 3.26(e), there has been no Security Breach of Sensitive Data maintained by or on behalf of any Selling Company, its Subsidiaries or Affiliates since the incorporation of the Selling Companies. Without limiting the foregoing, none of each Selling Company, its Subsidiaries or Affiliates, nor, to the Business’s Knowledge, any of its or their Subcontractors, service providers, suppliers, vendors, processors, or other Persons that Process Sensitive Data has experienced any (i) breach of security, as defined by the Privacy Laws, with respect to Personal Information, (ii) Breach of Unsecured Protected Health Information as “Breach,” “Unsecured Protected Health Information,” and “Protected Health Information” are defined by HIPAA, or (iii) any Security Incident as “Security Incident” is defined by HIPAA, except, with respect to (iii), for those Security Incidents which would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

(f)    Neither (i) the execution, delivery or performance of this Agreement, nor (ii) any of the transactions contemplated by this Agreement or any such other agreement, document or instrument, will (a) result in any violation of any applicable Law or contractual obligations pertaining to the confidentiality or non-disclosure of Sensitive Data; or (b) require any Selling Company, its Subsidiaries or Affiliates to provide any notice to or seek any consent from any user, employee, customer, supplier, service provider, Subcontractor, vendor, or other third party or Person as it relates to Sensitive Data, except for any notice requirement under applicable statute. Each Selling Company, its Subsidiaries and Affiliates have all rights, authority, consents and authorizations necessary to collect and otherwise Process the Sensitive Data in its possession or under its control in connection with the operation of its business as presently conducted. Each Selling Company and each of its subsidiaries have (i) agreed to all third-party customer and client contracts required to enable such Selling Company and its subsidiaries to Process Personal

Information regarding individuals in connection with the operation of its business as presently conducted, and (ii) tracked and documented the obligations contained therein relating to the Processing of Personal Information. Without limiting the foregoing, each Selling Company, its Subsidiaries and Affiliates have obtained the right to use Personal Information and User Data to improve the Selling Company Software and/or the Selling Company Solution. To the extent that any Selling Company, its Subsidiaries or Affiliates have de-identified or anonymized any Protected Health Information (the “De-Identified Information”), the Protected Health Information has been de-identified in accordance with HIPAA, and such Selling Company, its Subsidiaries and Affiliates have obtained or provided, or confirmed that other Persons have obtained or provided: (i) all required consents, authorizations, approvals, or other legal permissions, or permitted waivers of the same; and (ii) any other rights, necessary authorities, or permissions pursuant to an applicable contracts to create, use and disclose the De-Identified Information for any lawful purpose. Each Selling Company, its Subsidiaries and Affiliates have only exercised the aforementioned right in accordance with their contractual agreements or rights under applicable Laws. Except for restrictions set forth in applicable Laws or a Selling Company’s, its Subsidiaries’ and Affiliates’ Privacy Policies, there shall be no restriction on the use by the Purchaser of User Data or Personal Information collected by any Selling Company prior to the date of this Agreement.

3.27    Banking Relationships. Schedule 3.27 sets forth, with respect to the Applicable Businesses, (a) a list of each account, lock box or safe deposit box of each Selling Company (including any necessary identifying information) and (b) the name of each Person authorized to draw thereon or to have access thereto, the name of each Person or entity, if any, holding powers of attorney with respect thereto, and the level of each signatory’s authorization. Except as set forth on Schedule 3.27, since January 1, 2018, the Selling Company has not used any other name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted business. Where required by applicable Law, the Selling Company maintains and, since January 1, 2018, has maintained separate bank accounts for handling each of its customer’s funds separately.

3.28    Assignment of Assets and Liabilities to TRPN Direct Pay.

(a)    On January 1, 2021, Three Rivers transferred, delivered, conveyed and assigned to TRPN Direct Pay, and TRPN Direct Pay acquired, received and accepted from Three Rivers, all of Three Rivers’ right, title and interest in and to all of Three Rivers’ assets, properties, rights and business of every type and description, personal and mixed, tangible and intangible included in the Transferred Assets, and TRPN Direct Pay assumed and subsequently paid, honored and discharged when due and payable in accordance with and subject to the terms and conditions of the relevant governing agreements, commitments and instruments, all of Three Rivers’ obligations and liabilities with respect to the Applicable Businesses (the “Assignment and Assumption”).

(b)    Three Rivers and TRPN Direct Pay effected the Assignment and Assumption in compliance with applicable law and the governing documents of Three Rivers and TRPN Direct Pay, as appropriate, and in accordance with any terms and conditions of any agreements, commitments and instruments related to the assets, properties, rights transferred, delivered, conveyed and assigned and all liabilities and obligations assumed with respect to the

Assignment and Assumption. All corporate action required to be taken by TRPN Direct Pay’s board of directors and shareholders and Three Rivers’ board of directors and shareholders in order to authorize and effect the Assignment and Assumption was taken.

(c)    The consummation of the Assignment and Assumption did not (i) contravene or violate any Law or Order that was applicable to Three Rivers or its shareholders or TRPN Direct Pay or its shareholders, (ii) result in a default under, or require the consent or approval of any party to, any material contract, that was not obtained, or (iii) require Three Rivers or TRPN Direct Pay to notify or obtain any permit from any Governmental Authority that was not done.

4.    Representations and Warranties of the Purchaser. In order to induce the Selling Companies to enter into this Agreement and consummate the Transaction, the Purchaser hereby represents and warrants to the Selling Companies that the statements contained in this Section 4 are true, complete and correct as of the date hereof and as of the Closing Date:

4.1    Organization and Standing. The Purchaser is an entity duly formed and registered and is a limited liability company in good standing under the Laws of the jurisdiction of its formation and has the requisite power and authority to carry on its business as presently conducted and as presently contemplated to be conducted. The Purchaser is qualified to do business as a foreign company in any jurisdiction and is in good standing in any jurisdiction in which the Purchaser is required to be qualified to do business. There are no jurisdictions in which the nature of the Transferred Assets or the conduct of the Applicable Businesses will, as of immediately after the Closing, require such qualification that the Purchaser does not hold, except where the failure to so qualify would not be reasonably expected to have a material adverse effect on the Purchaser.

4.2    Authority for Agreement. The execution, delivery and performance by the Purchaser of this Agreement and all of the Conveyance Documents to be executed by the Purchaser pursuant hereto and the Escrow Agreement, and the consummation by the Purchaser of the Transaction, have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, the effect of rules of law governing the availability of equitable remedies. The execution and delivery by the Purchaser of this Agreement and the performance by the Purchaser of the Transaction, (i) will not violate any Law, statute, rule or regulation applicable to the Purchaser and (ii) will not conflict with or result in a breach of any term, condition or provision of, constitute a default under, result in a violation of, or require any authorization, consent, approval or other action by or notice to any Governmental Authority (except for filings required to be made after the date hereof under the HSR Act) pursuant to, any Purchaser governing documents, or any agreement to which the Purchaser is a party or by which it or any of its assets is bound, or any Order, applicable to the Purchaser or its assets, or, result in the creation or imposition of any Lien upon the Transferred Assets, or the suspension, revocation, impairment, forfeiture, or non-renewal of any material License applicable to the Purchaser, its business or operations, or any of the Transferred Assets.

4.3    Licenses. The Purchaser has all Licenses that it believes are reasonably necessary to own and operate the Transferred Assets and to carry on the Applicable Businesses as presently proposed to be conducted by the Purchaser and its Affiliates.

4.4    Litigation. No Action is pending or, to the Purchaser’s Knowledge, threatened against the Purchaser or any of its shareholders, officers, directors, partners, trustees or employees, which is related to the Transferred Assets, the Assumed Liabilities, the Applicable Businesses or consummation of the Transaction, nor, to the Purchaser’s Knowledge, is there any basis for the foregoing. The Purchaser is not a party or subject to the provisions of any Order of any Governmental Authority which is related to the consummation of the Transaction. There is no Action by the Purchaser currently pending or which the Purchaser intends to initiate which is related to the Transferred Assets, the Assumed Liabilities, the Applicable Businesses or the consummation of the Transaction.

4.5    Consents and Approvals. Except for filings required to be made after the date hereof under applicable state or federal securities Laws or under the HSR Act and any other applicable Antitrust Law, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required in order to consummate the Transaction or perform the related covenants and agreements contemplated hereby, and no consent, approval or authorization of any non-governmental third party is required in order to consummate the transactions or perform the related covenants and agreements contemplated hereby.

4.6    No Conflict. The execution, delivery and performance by the Purchaser of this Agreement, and the performance by the Purchaser of the Transaction, (i) will not violate any Law, statute, rule or regulation applicable to the Purchaser, and (ii) the consummation by the Purchaser of the Transaction, will not constitute a material violation (with or without the giving of notice or lapse of time, or both) of any provision of any material Law or any Order of any Governmental Authority applicable to the Purchaser.

4.7    Certain Proceedings. To the Purchaser’s Knowledge, there is no pending proceeding that has been commenced against the Purchaser and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transaction. To the Purchaser’s Knowledge, no such proceeding has been threatened.

4.8    Brokers or Agents. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon any agreement or understanding alleged to have been made by such Person, directly or indirectly, with the Purchaser or, if applicable, any of the officers, directors or employees of the Purchaser, in connection with any of the Transaction.

4.9    Payment Ability at Closing. The Purchaser has the requisite funds to meet all of its payment and delivery obligations at Closing.

5.    Closing Deliveries; Conditions to Closing.

5.1    Related Agreements of the Parties. The purchase and sale of Transferred Assets and the assumption of the Assumed Liabilities are part of a continuing relationship and interactions between the Purchaser and TRPN Direct Pay. As a condition to the Closing of the Transaction set forth in this Agreement, Purchaser and TRPN Direct Pay must enter into, execute and deliver all Continuing Relationship Documents not previously delivered prior to the execution of this Agreement, and obtain the licenses for this purpose at or prior to the Closing.

5.2    Deliveries of the Selling Companies. At or prior to the Closing, the Selling Companies will deliver or cause to be delivered to the Purchaser:

(a)    Conveyance Documents. The Bill of Sale, the Proprietary Rights Assignment, the Assignment of Trademarks, the Assignment of Domain Names and the Assignment and Assumption Agreement executed by each Selling Company, and such other instruments of assignment as the Purchaser reasonably deems necessary in order to effect the sale of the Transferred Assets and the assignment of the Assumed Liabilities to the Purchaser (the “Conveyance Documents”).

(b)    Continuing Relationship Documents. The Continuing Relationship Documents executed by each Selling Company (as appropriate).

(c)    Restrictive Covenant Agreements. Restrictive covenant agreements, in the form attached hereto as Exhibit F, executed by each of Direct Pay AG, DiPar AG, Three Rivers and Blaine Pollock (the “Restrictive Covenant Agreements”).

(d)    Guaranty. A guaranty, in the form attached hereto as Exhibit D (the “Guaranties”), duly executed by each of Direct Pay AG and Blaine Pollock (the “Guarantors”).

(e)    Payoff Letters. Duly executed payoff letters or similar acknowledgments evidencing the discharge of all of Indebtedness of each Selling Company related to the Applicable Businesses as of the Closing Date that is subject to Liens, and a release of all related Liens, in form and content reasonably acceptable to the Purchaser.

(f)    Escrow Agreement. The Escrow Agreement, along with copies of all other schedules and exhibits thereto, executed by TRPN Direct Pay and the Escrow Agent.

(g)    Assignment Agreements. Assignment Agreements, in the form attached hereto as Exhibit G, executed by each of (i) Direct Pay AG and TRPN Direct Pay, (ii) DiPar AG and TRPN Direct Pay and (iii) Blaine Pollock and TRPN Direct Pay (the “Assignment Agreements”).

(h)    Certificates of Good Standing. A certificate as to status, or equivalent, of each Selling Company issued by the Secretary of State of Nevada.

(i)    Officer’s Certificate. A certificate of a duly appointed officer of each of the Selling Companies certifying as to (i) the resolutions of the Board of Directors and the shareholders of such Selling Company, authorizing and approving all matters in connection with this Agreement and the Transaction, (ii) signature specimens of the duly elected signatories of the authorized officers of such Selling Company authorized to execute and deliver this Agreement and the incumbency of each such officer, and (iii) a correct and complete copy of the Certificate of such Selling Company, certified by the Nevada Secretary of State, and (iv) the Bylaws in effect as of the Closing.

(j)    Consents and Waivers. Copies of all Consents, approvals, releases from and filings with Governmental Authorities and other third parties, including parties to the Material Contracts, specified in Schedule 5.2(j) hereof that are required in order to effect the Transaction (the “Required Consents”).

(k)    FIRPTA Certificate. A certificate pursuant to Treasury Regulations Section 1.1445-2(b), duly executed by each Selling Company, that such Selling Company is not a “foreign person” within the meaning of Section 1445 of the Code.

(l)    Other Required Documents. All other documents specifically required to be delivered by the Selling Companies on or prior to the Closing pursuant to this Agreement.

5.3    Obligations of the Purchaser. The obligation of the Purchaser to purchase, acquire and assume from the Selling Companies the Transferred Assets and the Assumed Liabilities and consummate the Transaction at the Closing is subject to the fulfillment, or the written waiver by the Purchaser, of the following conditions on or before the Closing Date.

(a)    Accuracy of Representations and Warranties. Each representation and warranty contained in Section 3 hereof shall be (i) true on and as of the date of this Agreement (other than representations and warranties that address matters only as of a certain date which shall be true and correct as of such certain date) and (ii) true in all material respects as of the time of the Closing as if made at and as of the Closing (other than representations and warranties that address matters only as of a certain date which shall be true and correct as of such certain date), except that representations and warranties qualified by the terms “material”, “materiality” or “material adverse effect” shall be true and correct in all respects, in each case, except to the extent of changes or developments contemplated by the terms of this Agreement.

(b)    Performance. The Selling Companies shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing.

(c)    No Litigation. There shall be no Action pending, or to the Business’s Knowledge, threatened, which seeks to restrain, enjoin or prevent the consummation of any of the Transaction or which challenges the validity of, or seeks to recover damages or to obtain other relief in connection with the Transaction or which, if decided adversely to any Selling Company, would have a Material Adverse Effect and there shall be no Order in effect that is restraining, enjoining, making illegal or preventing the consummation of any of the Transaction.

(d)    No Material Adverse Effect. There shall not have occurred any event or circumstance that has had or is reasonably likely to have a Material Adverse Effect since the date of this Agreement.

(e)    Officer’s Certificate. The Selling Companies shall have delivered to the Purchaser a certificate, executed by a duly appointed officer of each Selling Company, dated as of the Closing Date, certifying on behalf of the Selling Companies to the fulfillment of the conditions specified in Sections 5.3(a) and 5.3(b) of the Agreement.

(f)    Licenses/Regulatory Approvals. The Purchaser shall have received all the licenses, permits, and other approvals necessary in Purchaser’s sole discretion to operate the Applicable Businesses.

(g)    HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

5.4    Deliveries of the Purchaser. At or prior to the Closing, the Purchaser will deliver or cause to be delivered:

(a)    Conveyance Documents. To the Selling Companies, the Assignment and Assumption Agreement executed by the Purchaser.

(b)    Continuing Relationship Documents. To the Selling Companies, the Continuing Relationship Documents executed by the Purchaser.

(c)    Escrow Agreement. To TRPN Direct Pay, the Escrow Agreement, along with copies of all other schedules and exhibits thereto, executed by the Purchaser and the Escrow Agent.

(d)    Assignment Agreements. To TRPN, the Assignment Agreements executed by the Purchaser.

(e)    Purchase Price.

(i)    The Direct Net Purchase Price shall be paid directly and immediately at the Closing to the Selling Companies (allocated as determined by TRPN Direct Pay, which allocation shall correspond with the Allocation Schedule under Section 6.1(b) by wire transfer in immediately available funds to the bank accounts that shall have designated in the Bill of Sale.

(ii)    The Estimated Tax Payments shall be paid by the Purchaser to the IRS as estimated tax payments on behalf of the Selling Companies and allocated among the Selling Companies as provided on the “Allocation Schedule” under Section 6.1(b).

(iii)    The Indemnification Escrow Amount shall be paid by the Purchaser to the Escrow Agent as an asset of the Escrow Agreement.

(f)    Other Required Documents. To the appropriate party, all other documents specifically required to be delivered by the Purchaser on or prior to the Closing pursuant to this Agreement.

5.5    Obligations of the Selling Companies. The obligation of the Selling Companies to sell, transfer and assign to the Purchaser the Transferred Assets and the Assumed Liabilities and the obligations of the Selling Companies to consummate the Transaction is subject to the fulfillment, or the written waiver by the Selling Companies, of the following conditions on or before the Closing Date.

(a)    Accuracy of Representations and Warranties. Each representation and warranty contained in Section 4 hereof shall be (i) true on and as of the date of this Agreement (other than representations and warranties that address matters only as of a certain date which shall be true and correct as of such certain date) and (ii) true in all material respects as of the time of the Closing as if made at and as of the Closing (other than representations and warranties that address matters only as of a certain date which shall be true and correct as of such certain date), except that representations and warranties qualified by the terms “material”, “materiality” or “material adverse effect” shall be true and correct in all respects, in each case, except to the extent of changes or developments contemplated by the terms of this Agreement.

(b)    Performance. The Purchaser shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c)    No Litigation. There shall be no Action pending, or to the Purchaser’s Knowledge, threatened, which seeks to restrain, enjoin or prevent the consummation of any of the Transaction or which challenges the validity of, or seeks to recover damages or to obtain other relief in connection with the Transaction or which, if decided adversely to the Purchaser, would have a Material Adverse Effect and there shall be no Order in effect that is restraining, enjoining, making illegal or preventing the consummation of any of the Transaction.

(d)    Officer’s Certificate. The Purchaser shall have delivered to the Selling Companies a certificate, executed by an executive officer of the Purchaser, dated as of the Closing Date, certifying on behalf of the Purchaser to the fulfillment of the conditions specified in Sections 5.5(a) and 5.5(b) of the Agreement.

(e)    HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

6.    Covenants and Additional Agreements.

6.1    Tax Matters.

(a)    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the purchase and sale of the Transferred Assets and assignment of the Assumed Liabilities pursuant to this Agreement (collectively, “Transfer Taxes”), if any, shall be divided and one half shall be paid by the Purchaser and one half shall be paid by the Selling Companies, and the Selling Companies shall file any necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable Law, the Selling Companies will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b)    Allocation of the Purchase Price. The Purchaser and the Selling Companies agree to allocate for U.S. federal and applicable state income Tax purposes the Purchase Price, as finally determined, increased by the Assumed Liabilities and other relevant items, among the

Transferred Assets in accordance with the methodology set forth in Schedule 6.1(b) (the “Allocation Schedule”). The Purchaser and the Selling Companies further agree to prepare and file all Tax Returns, including Form 8594, in a manner consistent with the Allocation Schedule and shall not take any position inconsistent the Allocation Schedule or agree to any proposed adjustment to the Allocation Schedule by any Taxing Authority without first giving the Purchaser and the Selling Companies, as applicable, prior written notice of such proposed adjustment.

(c)    Bulk Transfer Laws. The Purchaser and the Selling Companies acknowledge that neither the Purchaser nor the Selling Companies will comply with the provisions of any bulk transfer laws (Article 6 of the Uniform Commercial Code) of any jurisdiction in connection with the transactions contemplated by this Agreement. The Selling Companies shall, jointly and severally, indemnify and hold harmless Purchaser against any and all “Monetary Damages” which Purchaser may suffer as a result of claims asserted by third parties against Purchaser due to any noncompliance by the parties with applicable bulk transfer laws.

(d)    Responsibility for Filing Tax Returns. After the Closing, each Selling Company shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns for such Selling Company that are due after the Closing Date in accordance with applicable Law.

(e)    2022 Selling Company Income Tax Returns.

(i)    The Parties acknowledge and agree that the methodology for the preparation of the Selling Company income Tax Returns for calendar year 2022 (the “2022 Income Tax Returns”) is set forth in Schedule 6.1(e) (the “Tax Methodology Schedule”).

(ii)    The 2022 Income Tax Returns shall be prepared consistent with the Tax Methodology Schedule and the Allocation Schedule.

(iii)    TRPN Direct Pay shall deliver the 2022 Income Tax Returns to the Purchaser Outside Advisors prior to filing the 2022 Income Tax Returns with the IRS.

(iv)    Within twenty (20) days after the 2022 Income Tax Returns are delivered to the Purchaser Outside Advisors pursuant to Section 6.1(e)(iii), the Purchaser Outside Advisors shall complete their review of the 2022 Income Tax Returns to determine if such 2022 Income Tax Returns were prepared in accordance with the Tax Methodology Schedule and were consistent with the Allocation Schedule. If the Purchaser Outside Advisors believe that the 2022 Income Tax Returns were not prepared in accordance with, or include material deviations, from the Tax Methodology Schedule or are inconsistent with the Allocation Schedule, then the Purchaser Outside Advisors shall inform TRPN Direct Pay on or prior to the last day of such twenty (20) day period by delivering a written notice to TRPN Direct Pay (a “Income Tax Return Objection”) setting forth a specific description of the basis of the Income Tax Return Objection and the adjustments to such items that the Purchaser Outside Advisors believe should be made. If no Income Tax Return Objection is delivered to TRPN Direct Pay within such twenty (20) day period, then the Purchaser Outside Advisors and the Purchaser shall be deemed to have accepted the 2022 Income Tax Returns and (A) the Selling Companies (1) shall file such 2022 Income Tax Returns with the IRS and (2) shall not amend or restate such 2022 Income Tax Returns without complying with the provisions set forth in this Section 6.1(e) as if such amendment or restatement were a 2022 Income Tax Return, and (B) the Purchaser shall have no other rights to dispute such 2022 Income Tax Return pursuant to this Section 6.1(e).

(v)    If an Income Tax Return Objection is delivered to TRPN Direct Pay pursuant to Section 6.1(e)(iv), then TRPN Direct Pay shall have ten (10) days to review and respond to the Income Tax Return Objection by delivering written notice to the Purchaser Outside Advisors (a “Selling Company Objection”), specifying the scope of its disagreement with the information contained in the Income Tax Return Objection. If no Selling Company Objection is delivered to the Purchaser Outside Advisors within such ten (10) day period, then the Selling Companies shall be deemed to have accepted the objections set forth in the Income Tax Return Objection and the adjustments set forth therein shall be implemented and reflected in the 2022 Income Tax Returns and (A) the Selling Companies (1) shall file such 2022 Income Tax Returns (as adjusted to reflect the objections set forth in the Income Tax Return Objection) with the IRS and (2) shall not amend or restate such 2022 Income Tax Returns without complying with the provisions set forth in this Section 6.1(e) as if such amendment or restatement were a 2022 Income Tax Return, and (B) the Purchaser shall have no further rights to dispute such 2022 Income Tax Return pursuant to this Section 6.1(e).

(f)    Dispute Resolution Following Selling Company Objection.

(i)    If TRPN Direct Pay timely delivers a Selling Company Objection to the Purchaser Outside Advisors pursuant to Section 6.1(e)(v), then authorized representatives of TRPN Direct Pay and the Purchaser Outside Advisors shall promptly meet (including by telephone or electronic video medium (i.e., Zoom Communications or other similar platform)) and attempt in good faith to resolve only those items which have been raised in the Selling Company Objection and where TRPN Direct Pay and the Purchaser Outside Advisors have yet to agree in writing (the “Income Tax Return Dispute”).

(ii)    If TRPN Direct Pay and the Purchaser Outside Advisors are unable to resolve the Income Tax Return Dispute within ten (10) days after the delivery of a Selling Company Objection to the Purchaser Outside Advisors, then at any time thereafter TRPN Direct Pay or the Purchaser Outside Advisors may elect to have the Income Tax Return Dispute assessed by KPMG International (or, if KPMG International is unavailable or unwilling to serve in such capacity, a tax advisor reasonably acceptable to the Purchaser, on the one hand, and TRPN Direct Pay, on the other hand) (the “Tax Dispute Reviewer”), who shall, acting as experts and not as arbitrators, and only with respect to the remaining differences so submitted to the Tax Dispute Reviewer (and not by independent review), work with TRPN Direct Pay and the Purchaser Outside Advisors to determine whether and to what extent, if any, the 2022 Income Tax Returns include material deviations from the Tax Methodology Schedule and the Allocation Schedule. The Tax Dispute Reviewer shall be instructed to use every reasonable effort to perform its services within ten (10) days after submission of the Income Tax Return Dispute to it and, in any case, as soon as practicable after such submission. In reviewing and mediating the Income Tax Return Dispute, the Tax Dispute Reviewer shall base its assessment upon the Tax Methodology Schedule, the Allocation Schedule and terms and conditions of this Agreement (including the defined terms herein).

(iii)    If the final assessment of the Tax Dispute Reviewer is that the 2022 Income Tax Returns subject to the Income Tax Return Dispute are either (A) consistent with, and do not include material deviations from, the Tax Methodology Schedule and the Allocation Schedule, or (B) are not consistent with, or include material deviations from, the Tax Methodology Schedule and the Allocation Schedule, but the Selling Companies make the adjustments noted by the Tax Dispute Party, to the Tax Dispute Party’s reasonable satisfaction, then (1) the Selling Companies (a) shall promptly file such 2022 Income Tax Returns with the IRS and (b) shall not amend or restate such 2022 Income Tax Returns without complying with the provisions set forth in this Section 6.1(e) as if such amendment or restatement were a 2022 Income Tax Return, and (2) the Purchaser shall have no other rights to dispute such 2022 Income Tax Return pursuant to Section 6.1(e) or this Section 6.1(f).

(iv)    If the final assessment of the Tax Dispute Reviewer is that the 2022 Income Tax Returns subject to the Income Tax Return Dispute are not consistent with, or include material deviations from, the Tax Methodology Schedule and the Allocation Schedule, and the Selling Companies file the 2022 Income Tax Returns without making the adjustments noted by the Tax Dispute Party with the IRS, (A) the Purchaser and its representatives shall be permitted to review the 2022 Income Tax Returns and any and all materials related thereto, and (B) the Purchaser shall have the right, but not the obligation, to terminate that certain Master Marketing Services Agreement, dated as of July 1, 2022, as amended by the Amendment to Master Marketing Services Agreement (as defined on the attached Schedule A), by and between the Purchaser and TRPN Direct (the “Master Marketing Services Agreement”) and the Outbound Network Access Agreement (as defined on the attached Schedule A) by providing prompt written notice of its election to the Selling Companies; provided, that, if the Purchaser elects to terminate either or both of the Master Marketing Services Agreement and/or the Outbound Network Access Agreement pursuant to clause (B) above, the Purchaser’s “Right of First Refusal” set forth in Section 6.22 shall immediately terminate; provided, further, that, other than as set forth in clause (A) and (B) above, the Purchaser shall have no other rights to dispute such 2022 Income Tax Return pursuant to Section 6.1(e) or this Section 6.1(f).

(v)    The Purchaser, on the one hand, will be responsible for the fees and expenses of the Tax Dispute Reviewer if the final assessment of the Tax Dispute Reviewer is that the 2022 Income Tax Returns subject to the Income Tax Return Dispute are consistent with, and do not include material deviations from, the Tax Methodology Schedule and the Allocation Schedule. Conversely, the Selling Companies, jointly and severally, on the other hand, will each be responsible for the fees and expenses of the Tax Dispute Reviewer if the final assessment of the Tax Dispute Reviewer is that the 2022 Income Tax Returns subject to the Income Tax Return Dispute are not consistent with, or include material deviations from, the Tax Methodology Schedule and the Allocation Schedule.

(g)    Promptly after a Selling Company has filed the 2022 Income Tax Returns with the IRS, the Selling Companies shall provide a copy of such 2022 Income Tax Returns to the Purchaser Outside Advisors.

(h)    Estimated Tax Payments. The Purchaser assumes the risk that the Estimated Tax Payments have been received by the IRS.

6.2    Non-Compete Covenant.

(a)    From the Closing Date until the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), each Selling Company shall not, and shall not permit any Affiliate of such Selling Company, directly, to (i) (A) own or control any interest in (except, together with its Affiliates, as a passive investor of less than five percent (5%) of the capital stock or publicly traded notes or debentures of a publicly held company (other than Premier, Inc., a Delaware Corporation or its Affiliates) that is engaged, directly, in the Wrap Network Business or the Network Access Business (the “Restricted Businesses”) or less than five percent (5%) of the capital stock or convertible securities of a privately held company that is engaged, directly, in the Restricted Businesses, as long, in either case, neither Selling Company nor any of its Affiliates (I) is actively engaged in or provides advice regarding the management, operations or strategy of such company, (II) encourages or directs such company to engage in, expand into or acquire, or provides any business support or advice to such company regarding the engagement or expansion into or acquisition of, any line of business that competes with products or services provided or sold by the Wrap Network Business or the Network Access Business, or (III) encourages or directs such company to engage in, or provides any business support or advice to such company regarding the engagement in, any activities covered by Section 6.3); (B) act as an officer, employee, consultant, independent contractor, agent, director, partner, member, or joint venturer of; (C) lend credit or money for the purpose of establishing or operating; or (D) allow such Person’s name or reputation to be used by, any other Person (a “Competitor”) that is engaged, directly, in the Restricted Business, or (ii) engage in, or partner with, the Wrap Network Business or the Network Access Business, in each case anywhere in the United States of America and its territories and possessions.

(b)    In addition, during the Restricted Period, each Selling Company shall not, and shall not permit any Affiliate of such Selling Company to, directly or indirectly, influence or attempt to influence any Person who is a contracting party with the Restricted Businesses, the Purchaser and/or its Affiliates to terminate or adversely amend any existing written or oral agreement of the Restricted Businesses, the Purchaser and/or its Affiliates.

(c)    Each Selling Company acknowledges that the Restricted Businesses are conducted and the Purchaser and its Affiliates will continue to conduct the Restricted Businesses throughout the United States of America and its territories and possessions and this Section 6.2 therefore shall be effective throughout the United States of America and its territories and possessions.

(d)    Notwithstanding anything in this Section 6.2 to the contrary:

(i)    the Permitted DirectPay Product and Network, the Permitted PPP Utility and Network, the Permitted OON Recovery Application, the Permitted Claims Direction Application, the Permitted Claims Securitization Product, the Permitted EFT Network Steerage Application, the Permitted International PPO Network, the Medicare Advantage Product and Network, and the Permitted Captive Insurance Business (collectively, the “Permitted Products and Applications”) shall not be a violation of Section 6.2(a), and the Selling Companies are permitted to sell and operate these products in the United States of America and its territories and possessions, provided, that the Selling Companies providing such Permitted Products and Applications are complying with the provisions of Section 6.2(b) and Section 6.3 (for avoidance of doubt, the Permitted Products and Applications carveout from Section 6.2 is not intended to preclude the Selling Companies from pursuing future products and applications not listed herein, as long as the Selling Companies and their Affiliates are complying with the provisions of Section 6.2(b) and Section 6.3);

(ii)    the provision of a Restricted Business by a Selling Company shall not be a violation of Section 6.2(a) as long as (A) the customers of such Restricted Business do not have headquarters or jurisdictions of incorporation or formation in the United States of America or its territories or possessions), and (B) the Selling Company providing such Restricted Business is complying with the provisions of Section 6.2(b) and Section 6.3; and

(iii)    after the second (2nd) Business Day after a Purchaser Deal Announcement (as defined in Section 6.5 below), the engagement in Premier Securities Trading (as defined in Section 6.5 below) by a Selling Company or any equityholder of a Selling Company, any Affiliate of a Selling Company or any equityholder of any Affiliate of a Selling Company shall not be a violation of Section 6.2(a).

(e)    Except as specifically set forth in this Agreement, including this Section 6, the Conveyance Documents, the Continuing Relationship Documents and the other agreements referenced herein to be entered into at the Closing, the intention of the parties hereto is that (i) the business of the Selling Companies, including the exclusive control and ownership of the Excluded Assets, is not being restricted after the Closing and (ii) the Purchaser shall have no rights regarding the Excluded Assets.

6.3    Non-Solicitation Covenant. During the Restricted Period, each Selling Company shall not, and shall not permit any Affiliate of such Selling Company to, directly or indirectly, in any manner (whether on his, her or its own account, as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise) (a) call upon, solicit or provide services to any Competitor or any client, customer or network partner of the Purchaser set forth on Schedule 6.3 or the Restricted Business, or engage in any activity, with the intent of selling or attempting to provide or sell any products or services that compete with those products or services provided or sold by the Restricted Businesses, (b) hire or engage or recruit, solicit or otherwise attempt to employ or engage or enter into any business relationship with any other Person employed by the Purchaser and/or its Affiliates and providing services in any manner to the Restricted Businesses, or induce or attempt to induce any such Person to leave such employment, (c) in any way take actions that could reasonably be expected to interfere with the relationship between the Applicable Businesses (whether through the Purchaser or any of its Affiliates) and any employee, network, customer, supplier, sales representative, broker, licensee or other business relation of the Applicable Businesses, the Purchaser and/or its Affiliates, including those clients, customers and network partners of the Purchaser set forth on Schedule 6.3 (including, without limitation, by making any negative or disparaging statements or communications regarding the Applicable Businesses, the Purchaser and/or its Affiliates, or any of their operations, officers, directors, employees or investors), or (d) recommend, or provide any reference to a third party for, any employee of the Applicable Businesses, the Purchaser and/or its Affiliates, provided that the restrictions of this Section 6.3 shall not apply to (i) an employee of the Applicable Businesses, the Purchaser and/or its Affiliates that responds to a solicitation of general circulation not specifically targeted at such employee or (ii) a former employee of the

Applicable Businesses, the Purchaser and/or its Affiliates so long as such former employee has not been employed by the Applicable Businesses, the Purchaser and/or its Affiliates for at least ninety (90) days from the date of solicitation.

6.4    Confidential Information. Each Selling Company hereby covenants and agrees that, from and after the Closing Date, such Selling Company and its Affiliates shall, unless with the prior written consent of the Purchaser, keep confidential and not disclose to any other Person any “Confidential Information” regarding the Applicable Businesses or the Purchaser and existing as of the Closing Date.

6.5    Transfer Restrictions. From the date hereof until the second (2nd) Business Day after the Purchaser or one of its Affiliates shall have made public announcement of the Closing of the Transaction by issuance of a press release or shall have filed with the Securities and Exchange Commission a Current Report on Form 8-K reporting the Closing of the Transaction (a “Purchaser Deal Announcement”), each Selling Company shall not, and shall not permit any equityholder of a Selling Company, any Affiliate of a Selling Company or any equityholder of any Affiliate of a Selling Company, directly or indirectly, without the prior written consent of the Purchaser, (a) lend, borrow, offer, pledge, sell, purchase, contract to sell or purchase, purchase or sell any option or contract to sell or purchase; acquire or grant any option, right, or warrant or other derivative security, to purchase or sell or otherwise acquire, purchase, transfer or dispose of, directly or indirectly, any shares of common stock of Premier, Inc. or any securities convertible into or exercisable or exchangeable (directly or indirectly) for common stock of Premier, Inc. or (b) enter into any swap or other arrangement that involves the acquisition from, or the transfer to, any other person or entity, in whole or in part, any of the economic consequences of ownership of such shares of common stock of Premier, Inc. or other securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of common stock of Premier, Inc. or other securities or in cash or otherwise (the transactions described in clauses (a) and (b), “Premier Securities Trading”).

6.6    Injunctive Relief. Each Selling Company acknowledges that any breach or threatened breach of the provisions of Section 6.2, Section 6.3, Section 6.4 or Section 6.5 of this Agreement will cause irreparable injury to the Applicable Businesses, the Purchaser and/or its Subsidiaries and Affiliates for which an adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach, the Purchaser and/or its Subsidiaries and Affiliates shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive and other equitable relief, restraining the Selling Companies and/or their respective Affiliates from committing such breach or threatened breach pursuant to the provisions therefore in Section 10.9.

6.7    Reasonable Restrictions. Each Selling Company (a) has carefully read and understands Section 6.2, Section 6.3, Section 6.4 and Section 6.5 of this Agreement and has had the opportunity for such sections to be reviewed by counsel, (b) acknowledges that the duration, geographical scope and subject matter of Section 6.2, Section 6.3, Section 6.4 and Section 6.5 of this Agreement are reasonable and necessary to protect the goodwill, customer relationships, legitimate business interests, trade secrets and confidential and proprietary information of the Applicable Businesses and the Purchaser, (c) acknowledges that Purchaser would not have closed the Transaction without the benefits contained in Section 6.2, Section 6.3, Section 6.4 and Section 6.5

of this Agreement, and that each Selling Company is directly or indirectly receiving substantial consideration in connection with the Closing as a result of the sale of the goodwill of the Applicable Businesses to the Purchaser, (d) will be able to earn a satisfactory livelihood without violating this Agreement, and (e) understands that this Agreement is assignable by the Purchaser to its Subsidiaries and Affiliates under the conditions set forth in Section 10.5. If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 6.2, Section 6.3, Section 6.4 or Section 6.5 of this Agreement is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

6.8    Conduct of the Applicable Businesses.

(a)    From the date hereof until the earlier of the Closing or termination of this Agreement pursuant to Section 7.1 hereof, except as otherwise provided for by this Agreement or consented to in writing by the Purchaser, each Selling Company shall operate its business in the ordinary course of business consistent with past practices.

(b)    From the date hereof until the earlier of the Closing or termination of this Agreement pursuant to Section 7.1 hereof, except as otherwise provided for by this Agreement (including the Disclosure Schedule), each Selling Company shall hold, maintain, and operate in compliance with all applicable licenses, permits, and other approvals.

(c)    From the date hereof until the earlier of the Closing or termination of this Agreement pursuant to Section 7.1 hereof, except as otherwise provided for by this Agreement (including the Disclosure Schedule), in order to comply with the terms of this Agreement or consented to in writing by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), each Selling Company (and any Subsidiary or Affiliate of such Selling Company) shall not: (i) sell, lease, license, transfer or otherwise dispose of or grant any security interest in any of the Transferred Assets, except for sales of assets in the ordinary course of business (ii) adopt or change accounting methods or practices (including any change in depreciation or amortization policies) other than as required by GAAP or applicable Law related to the accounting for any of the Transferred Assets, the Assumed Liabilities or the Applicable Businesses; (iii) (A) make or change any election in respect of Taxes related to the accounting for any of the Transferred Assets or the Applicable Businesses, (B) adopt or change any accounting method in respect of Taxes related to the accounting for any of the Transferred Assets or the Applicable Businesses, (C) settle any claim or assessment in respect of Taxes related to the accounting for any of the Transferred Assets or the Applicable Businesses; (iv) revalue any of the Transferred Assets, (v) incur any Indebtedness or guarantee any Indebtedness of any Person or issue or sell any debt securities, or guarantee any debt securities of any Person with respect to any Transferred Assets or that creates, or would reasonably be expected to create, a security interest in any Transferred Assets; (vi) waive or release any material right or claim related to any of the Transferred Assets, the Assumed Liabilities or the Applicable Businesses other than in the ordinary course of business; (vii) commence or settle any Action, threat of any Action or other investigation against such Selling Company or its affairs related to any of the Transferred Assets, the Assumed Liabilities or the Applicable Businesses; (viii) amend or otherwise modify (or agree to do so) in any material respect the terms of any of the Material Contracts; (ix) enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement related to any of the Transferred Assets, the Assumed Liabilities or the Applicable Businesses; (x) cancel, amend or renew any material insurance policy; (xi) enter into, establish, adopt, terminate, withdraw from or amend or take any action to accelerate any rights or benefits under any Employee Benefit Plan regarding any Potential Transfer Employee or Potential Transfer Consultant, (xxii) pay or agree to pay any special bonus, special remuneration or special noncash benefit to any Potential Transfer Employee or Potential Transfer Consultant (except payments and benefits made pursuant to written agreements outstanding on the date hereof), (xxiii) increase the benefits, salaries, wage rates, bonuses, incentive entitlements, notice, pay in lieu of notice or severance amounts or entitlements of any Potential Transfer Employee or Potential Transfer Consultant, other than in the ordinary course of business; (xxiv) grant or pay to any severance, termination pay or payments or benefits payable as a result of the Transaction to any Potential Transfer Employee or Potential Transfer Consultant, (xxv) amend, terminate, or adopt any Employee Benefit Plan applicable to any Potential Transfer Employee or Potential Transfer Consultant, except as required by Law, (xxvi) collect, or attempt to collect, any account receivable or any other account, note or other receivable with respect to the Applicable Business or included in the Transferred Assets, including any Post-Closing Payment and any Post-Closing Payment, not in the ordinary course of business or not consistent with past practice, (xxvii) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Equity of such Selling Company, or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating such Selling Company to issue or purchase any such Equity or other convertible securities; (xxviii) declare, set aside, or pay any non-cash dividends on or make any other non-cash distributions or dividends in respect of any Equity of such Selling Company); (xxix) pay, discharge, waive or satisfy, in any amount in excess of $25,000 in any one case, or $50,000 in the aggregate, any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) related to any of the Transferred Assets, Assumed Liabilities or the Applicable Businesses, other than the payment, discharge or satisfaction in the ordinary course of business; or (xxx) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof that would fall within the Applicable Businesses.

6.9    Access to Information. From the date of this Agreement until the Closing, each Selling Company shall, subject to compliance with applicable Law and reasonable restrictions, including, without limitation, if a Selling Company believes or is advised of the risk of being deprived of it attorney-client product or other privilege: (a) afford to the Purchaser and its authorized representatives reasonable access during normal business hours upon reasonable prior notice, as arranged by the management of such Selling Company and subject to mutually agreed upon restrictions, to all of the books, records, premises, contracts, documents related to any of the Transferred Assets, Assumed Liabilities or the Applicable Businesses, personnel having knowledge of the proposed Transaction or having knowledge of the customers and suppliers of such Selling Company, and (b) furnish to the Purchaser such other information concerning the Applicable Businesses, and personnel having the right under this knowledge of the proposed

Transaction of such Selling Company as the Purchaser may reasonably request. The Purchaser and its authorized representatives will conduct all such inspections in a manner which will minimize any disruptions of the business and operations of such Selling Company. The Purchaser agrees that all such information will be subject to the confidentiality provisions of that certain Non-Disclosure Agreement among TRPN Direct Pay, Three Rivers and Purchaser dated as of November 5, 2020, as amended (the “Non-Disclosure Agreement”).

6.10    Certain Filings. Each of the Selling Companies and the Purchaser shall make or cause to be made, as promptly as practicable, all filings with Governmental Authorities that are necessary to obtain all authorizations, licenses, permits, consents, orders, approvals, or expiration or termination of any waiting or suspension periods for the execution and delivery of this Agreement and the consummation of the Transaction. The Selling Companies and the Purchaser shall use commercially reasonable efforts to respond to any requests for additional information made by any Governmental Authorities with respect to all filings required to take all actions necessary to obtain any required approvals of any Governmental Authorities under applicable Laws and to resist in good faith, at each of their respective cost and expense (including through the institution or defense of any Action), any assertion that the Transaction constitute a violation of applicable Laws, all to the end of expediting consummation of the Transaction. The Selling Companies, on the one hand, and the Purchaser, on the other hand, shall consult with the other party(ies) hereto prior to any meetings, by telephone or in person, with the staff of any Governmental Authority regarding the Transaction, and each of the Selling Companies and the Purchaser shall have the right to have a representative present at any such meeting unless prohibited by applicable Law. Notwithstanding anything to the contrary contained herein, neither the Purchaser nor any of its Affiliates shall be required, in connection with the matters described in this Section 6.10, (a) to pay any amounts (other than the payment of filing fees and expenses and fees of counsel), (b) to commence any Action (as opposed to defend an Action), or (c) to hold separate (including by trust or otherwise) or divest any of their or their Affiliates’ businesses, product lines or assets; provided, however, this Section 6.10 shall not apply to HSR Act or other Antitrust Laws or any related filings, expenses, or Actions, which, shall, for the avoidance of doubt, be governed by Section 6.11.

6.11    Further Action and Reasonable Best Efforts.

(a)    Upon the terms and subject to the conditions herein provided and except as otherwise stated in this Agreement, the parties agree that they shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Transaction, including using reasonable best efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary authorizations, licenses, permits, consents, orders, approvals, or expiration or termination of any waiting or suspension periods, and to effect all necessary registrations and filings; provided, however, that such action shall not include any requirement on the part of the Purchaser, the Selling Companies or any of their Affiliates to expend money (other than routine out-of-pocket expenses), commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any Person. Each of the Selling Companies and the Purchaser will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing and will provide the other parties with copies of all filings made by such party with any Governmental Authority or any other information supplied by such party to any Governmental Authority in connection with this Agreement and the Transaction.

(b)    Notwithstanding the foregoing, each of the Selling Companies and the Purchaser agree to, and will cause itself and its Affiliates to use reasonable best efforts to avoid, eliminate, and resolve all material impediments under any antitrust or competition Law (including the HSR Act) (“Antitrust Laws”) that may be asserted by any Governmental Authority or any other Person with respect to the Transaction and to obtain all Consents, approvals, and waivers under any such antitrust or competition Law (including the HSR Act) that may be required by any Governmental Authority to enable the parties to close the Transaction as promptly as practicable.

(c)    In furtherance and not in limitation of the foregoing, each party hereto agrees to (x) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within five (5) Business Days of the date of this Agreement, (y) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and (z) use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 6.11 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act as soon as practicable. Without limiting the foregoing, the parties shall request and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act.

(d)    Without limiting Section 6.10 or this Section 6.11, Purchaser shall take such actions as may be reasonably necessary to avoid or eliminate each and every impediment under any Antitrust Laws so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than ninetieth (90th) day after the date hereof) by (i) proposing negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such Applicable Businesses, or the Transferred Assets that would not, in the aggregate, be material to the Selling Companies’ business, and (ii) otherwise taking or committing to take actions that after the Closing Date would limit Purchaser’s or its Subsidiaries’ freedom of action with respect to, or its or their ability to retain, one or more of the Applicable Businesses or the Transferred Assets of the Selling Companies that would not, in the aggregate, be material to the Applicable Businesses, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any preliminary or permanent injunction, in any Action under any Antitrust Laws, which would otherwise have the effect of preventing the Closing, and in that regard Purchaser shall agree to divest, sell, dispose of, hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to, or Purchaser’s or its Subsidiaries’ ability to retain, any of the Applicable Businesses or the Transferred Assets that would not, in the aggregate, be material to the Applicable Businesses.

(e)    Each party shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other parties to review in advance of making any proposed communication by such party to any Governmental Authority relating to the matters that are the subject of this Agreement. To the extent permitted by applicable Law, each party shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating any antitrust or competition Law (including the HSR Act). Neither the Selling Companies nor Purchaser, as applicable, shall agree to participate in any meeting or teleconference with any Governmental Authority in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry related to the Transaction unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Subject to the Non-Disclosure Agreement, the parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including, to the extent applicable, under the HSR Act and any other antitrust or competition Laws of applicable foreign jurisdictions. Subject to the Non-Disclosure Agreement, the parties shall provide each other party with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transaction; provided, however, that the party providing such correspondence, filings or communications may withhold or redact portions thereof if required by Law or necessary to protect reasonable concerns relating to attorney-client, attorney work product or other privilege.

(f)    The Purchaser, on the one hand, and Selling Companies, jointly and severally, on the other hand, will each be responsible for fifty percent (50%) of all filing fees payable in connection with the filings by the parties hereto required by the HSR Act.

6.12    Notification.

(a)    Notification by the Purchaser. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 7.1 hereof, the Purchaser shall disclose to TRPN Direct Pay (on behalf of the Selling Companies) in writing (i) any material variances from the representations and warranties contained in Section 4 and of any other fact or event that would cause or constitute a material breach or violation of any covenant or agreement in this Agreement made by the Purchaser, in each case, promptly upon discovery thereof; (ii) if, after the date of this Agreement, Craig McKasson or David Klatsky obtains actual knowledge of a fact or event that has occurred and, with respect to such fact or event, a reasonable person would understand the general magnitude of such fact or event, that, to such person’s actual knowledge, is a material breach of a representation and warranty contained in Section 3 (other than with respect to a representation and warranty contained in Section 3.8 or Section 3.19 or otherwise falling within Indemnified Taxes or Indemnified State Taxes) or is a material breach or violation of any material covenant or agreement in this Agreement made by a Selling Company, in each case, promptly upon discovery thereof (in all cases, other than as a result of a written notice from a Selling Company pursuant to Section 6.12(b) below or any other oral or written notice from a Selling Party or its representatives); (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the execution, delivery or performance of this Agreement or the consummation of the Transaction; (iv) any notice or other communication from any Governmental Authority in connection with the Transaction; (v) any Action commenced or, to the knowledge of the Purchaser, threatened, against the Purchaser or any Selling Company with respect to the Transaction (in each case, other than as a result of a written notice from a Selling Company pursuant to Section 6.12(b) below or any other oral or written notice from a Selling Party or its representatives); and (vi) any failure of the Purchaser or, to the actual knowledge of Craig McKasson or David Klatsky (other than with respect to a representation and warranty contained in Section 3.8 or Section 3.19 or otherwise falling within Indemnified Taxes or Indemnified State Taxes), any Selling Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(b)    Notification by the Selling Companies. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 7.1 hereof, each Selling Company shall promptly disclose to the Purchaser in writing (i) any material variances from the representations and warranties contained in Section 3 and of any other fact or event that would cause or constitute a material breach or violation of any covenant or agreement in this Agreement made by any Selling Company, in each case, promptly upon discovery thereof, (ii) if, after the date of this Agreement, to the Business’s Knowledge (but not requiring due and reasonable investigation), a fact or event has occurred that, to the Business’s Knowledge (but not requiring due and reasonable investigation), is a material breach of a representation and warranty contained in Section 4 or is a material breach or violation of any material covenant or agreement in this Agreement made by the Purchaser, in each case, promptly upon discovery thereof (in all cases, other than as a result of a written notice from the Purchaser pursuant to Section 6.12(a) above or any other oral or written notice from the Purchaser or its representatives); (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the execution, delivery or performance of this Agreement or the consummation of the Transaction; (iv) any notice or other communication from any Governmental Authority in connection with the Transaction; (v) any Action commenced or, to the Business’s Knowledge (but not requiring due and reasonable investigation), threatened, against any Selling Company or the Purchaser with respect to the Transaction (in each case, other than as a result of a written notice from the Purchaser pursuant to Section 6.12(a) above or any other oral or written notice from the Purchaser or its representatives); and (vi) any failure of any Selling Company or, to the Business’s Knowledge, the Purchaser to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(c)    Updated Schedules. Up to and including three (3) Business Days prior to a specific date for the Closing that has been agreed to in writing by the Parties and thereafter with the written consent of the Purchaser, TRPN Direct Pay (on behalf of the Selling Companies) may, upon written notice to the Purchaser, supplement or amend the Disclosure Schedules if any Selling Company becomes aware of any matter heretofore existing or hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or that is otherwise necessary to correct any information in such Disclosure Schedules that has been rendered inaccurate thereby; provided, that such updates shall relate only to actions, omissions or events that are not prohibited pursuant to this Agreement. For purposes of determining satisfaction of the conditions set forth in Section 5.3(a), the Disclosure Schedules delivered by the Selling Companies shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto; provided however, that if the Purchaser consummates the Transaction, the Purchaser will be deemed to have accepted the Disclosure Schedules, as supplemented and amended pursuant to this Section 6.12(c), and accordingly shall not be entitled to indemnification or other remedies pursuant to Section 8 for any breaches of representations, warranties and covenants of this Agreement that otherwise would have existed but for the information disclosed pursuant to any such supplements or amendments to the Disclosure Schedules.

6.13    No Solicitation. Until the earlier of the Closing or the termination of this Agreement pursuant to Section 7.1 hereof, each Selling Company shall, and shall its and its Affiliates to cause their directors, officers, employees, independent contractors, agents, advisors and other representatives (collectively, the “Selling Company Representatives”) to, cease any existing discussion or negotiation with any Persons (other than the Purchaser and its Affiliates) conducted prior to the date hereof with respect to any proposed, potential or contemplated Competing Transaction, and each Selling Company shall not, and each Selling Company shall direct the Selling Company Representatives not to (and shall not authorize or knowingly permit them to), directly or indirectly, take any of the following actions with any party other than Purchaser and its designees: (a) solicit, initiate, participate or knowingly encourage any negotiations or discussions with respect to any offer or proposal to acquire all or any portion of any Transferred Assets, Assumed Liabilities or any assets or capabilities reasonably necessary to provide services to Purchaser pursuant to the Continuing Relationship Documents, or any equity interest in any Selling Company or Shares or any rights to acquire any Equity of any Selling Company or other equity interests in any Selling Company, regardless of the form of transaction (a “Competing Transaction”), or effect any such Competing Transaction, (b) disclose any information to any Person concerning the Applicable Businesses or Transferred Assets, (c) assist or cooperate with any Person to make any proposal regarding a Competing Transaction, or (d) enter into any agreement with any Person providing for a Competing Transaction. In the event that a Selling Company or any Company Representative shall receive, prior to the Closing or the termination of this Agreement in accordance with Section 7.1 hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (a), (b) or (c) above, or any request for disclosure or access as referenced in clause (b) above, such Selling Company shall, or shall cause such Selling Company Representative to, immediately (x) terminate, suspend or otherwise discontinue any and all discussions or other negotiations with such Person with regard to such offers, proposals, or requests and (y) notify Purchaser thereof; provided that such Selling Company shall not be required to disclose the terms and conditions of such proposal or inquiry. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in Section 6.13 by (i) any Selling Company or any shareholder, or any agent, representative or affiliate of thereof or (ii) any officer, director, agent, representative or affiliate of any Selling Company, shall be deemed to be a breach of this Agreement by the Selling Companies.

6.14    Consents. Nothing in this Agreement shall be construed as an attempt to assign any contract, agreement, License, guaranty, warranty, franchise or claim included in the Transferred Assets which is by its terms or by Law nonassignable without the consent of the other party or parties thereto, unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by any Selling Company would, as a matter of law, pass to the Purchaser as an incident of the assignments provided for by this Agreement. In order, however, to provide the Purchaser the full realization and value of every contract, guaranty, warranty, franchise and claim of the character described in the immediately preceding sentence, each Selling Company agrees that after the Closing, it will, at the request and under the direction of the Purchaser, in the name of such Selling Company or otherwise as the Purchaser shall specify, take commercially reasonable actions (a) to assure that the rights of such Selling Company under such contracts, guaranties, warranties, franchises and claims shall be preserved for the benefit of the Purchaser and (b) to facilitate receipt of the consideration to be received by such Selling Company in and under every such contract, guaranty, warranty, franchise or claim, which consideration shall be held for the benefit of, and shall be delivered to, the Purchaser.

6.15    Post-Closing Payments; Collection of Assets; Accounts Receivable Payment.

(a)    Any accounts receivable and any other accounts, notes and other receivables items with respect to any Applicable Businesses, including payments from customers of the Selling Companies, received after the Closing with respect to the operation of any Applicable Business prior to the Closing (“Post-Closing Payments”), shall be Transferred Assets, and, at and after the Closing, any Selling Company or any Affiliate thereof receives any account receivable or any other account, note or other receivable with respect to any Applicable Business, including any Post-Closing Payment, such Selling Company shall, and shall cause any Affiliate thereof to, promptly remit to the Purchaser an amount equal to such Post-Closing Payment; provided, however, that any payments from customers of the Selling Companies received during the three (3) month period after the Closing that result from the repricing of claims by the Applicable Business prior to the Closing shall be an Excluded Asset (collectively, the “Post-Closing Selling Company Payments”), and, within five (5) Business Days after the Purchaser has finally determined the amount of the Post-Closing Selling Company Payments, the Purchaser shall pay to the Selling Companies (allocated as determined by TRPN Direct Pay, which allocation shall correspond with the Allocation Schedule under Section 6.1(b)), an amount of cash equal to the Post-Closing Selling Company Payments, by wire transfer in immediately available funds to the bank accounts that shall have designated in the Bill of Sale. Each party shall cooperate, and shall cause its Affiliates to reasonably cooperate, with the other parties, including their representatives and accountants, in the evaluation and calculation of the Post-Closing Selling Company Payments, including the provision on a timely basis of all information reasonably necessary or useful in connection with the evaluation and calculation of the Post-Closing Selling Company Payments.

(b)    At and after the Closing, the Purchaser shall have the right and authority to collect all accounts receivable and any other accounts, notes and other receivables items transferred and assigned to it by any Selling Company hereunder, including any Post-Closing Payments and any Post-Closing Selling Company Payments, and to endorse with the name of any Selling Company any checks received on account of such accounts receivable and any other accounts, notes and other receivables, including any Post-Closing Payment and any Post-Closing Selling Company Payments, and each Selling Company agrees that it will promptly transfer or deliver to the Purchaser from time to time any cash or other property that such Selling Company may receive with respect to any claims, contracts, licenses, leases, commitments, sale orders, purchaser orders, receivables of any character or any other items included in the Transferred Assets. If any party hereto (or any Affiliate thereof) at any time receives any funds from any third party that are properly payable to another party hereto (including any payments with respect to the accounts receivable and any other accounts, notes and other receivables, including any Post-Closing Payments and any Post-Closing Selling Company Payments), the party hereto receiving such funds shall promptly remit such funds to the party hereto entitled to such funds.

(c)    At and after the Closing, if the Purchaser reasonably determines that any asset of the Selling Companies reasonably necessary to conduct the Applicable Business after the Closing as it was conducted immediately prior to the Closing was not included in the Transferred Assets and is not available to the Purchaser pursuant to the Continuing Relationship Documents, upon written notice by the Purchaser to the Selling Companies, the Selling Companies shall promptly use their respective best efforts to cause the transfer of all rights, title and interest in and to such assets to Purchaser as promptly as possible.

6.16    Use of Marks.

(a)    The Selling Companies agree that, as of the Closing Date, they shall, and shall cause their Affiliates to, promptly (i) cease to use, and not permit any of their respective Affiliates or authorize any other Person to use, in any manner (including on the Internet, or as a company name or d/b/a in any sales literature, sales material or in connection with any products or services or otherwise) to the names “Devon” or “Devon Health.” or similar thereto or derived therefrom and (ii) make all necessary filings with all Governmental Authorities as necessary to change the name of Devon Health, to the extent applicable, to a name not similar to or likely to be mistaken for “Devon” or “Devon Health.”

(b)    Each Selling Company shall, and shall cause its Affiliates (including Three Rivers) to, grant and hereby does, and hereby causes its Affiliates (including Three Rivers) to, grant to the Purchaser, for a period of twelve (12) months after the Closing Date, a worldwide, royalty-free, non-exclusive, non-transferable, non-sublicensable license to use, along with use by the Selling Companies, the names “TRPN,” “TRPN DirectPay” and “Three Rivers Provider Network” and any derivation therefrom solely for purposes of marketing, public relations, transition communications and similar transition matters related solely to the Applicable Businesses.

6.17    Access to Books and Records. From and after the Closing, the Selling Companies shall provide the Purchaser and its authorized representatives with reasonable access, during normal business hours, to the books, records (including accountants’ work papers), properties, facilities and employees of the Selling Companies with respect to periods prior to the Closing Date or in connection with any matter relating to or arising out of this Agreement and/or the Transaction (relating to periods prior to the Closing Date), to the extent reasonably necessary for the Purchaser or its Affiliates to comply with the reporting obligations required by the Securities and Exchange Commission, NASDAQ, and the Securities Act. The Selling Companies shall cooperate in good faith with the Purchaser and its Affiliates to facilitate the timely compliance by Purchaser and its Affiliates with such reporting obligations. Unless otherwise consented to in writing by the Purchaser, the Selling Companies shall not, for a period of three (3) years following the Closing Date, destroy, alter or otherwise dispose of any of its books and records, or any portions thereof, relating to periods prior to the Closing Date with respect to the Applicable Businesses and/or matters relating to this Agreement and the Transaction without first giving at least thirty (30) days’ prior written notice to the Purchaser and offering to surrender to the Purchaser such books and records or such portions thereof.

6.18    Employees. Effective as of the Closing Date and subject to the occurrence of the Closing, (i) the Purchaser (or an Affiliate thereof) (as determined by the Purchaser) shall make an offer of “at-will” employment to each of those employees set forth on Schedule 6.18(a) who are actively employed by or on behalf of such Selling Company or an Affiliate as of the Closing Date (such employees, the “Potential Transfer Employees”) (an “Offer”), provided that the Potential Transfer Employees meet the Purchaser’s requirements for hiring, including satisfactory background checks, work eligibility verifications under applicable Law, (ii) those employees set forth on Schedule 6.18(b) who are actively employed by such Selling Company or an Affiliate as of the Closing Date (such consultants, the “Potential Transfer Consultants”) will be offered the opportunity to enter into consulting arrangements pursuant to consulting agreements, and (iii) each Selling Company shall, or shall cause TriNet Group, Inc. to, terminate the employment of the Potential Transfer Employees and the Potential Transfer Consultants. The Purchaser shall not be required to make an Offer or offer a consulting opportunity to any Potential Transfer Employee or any Potential Transfer Consultant of any Selling Company set forth on Schedule 6.18(a) or Schedule 6.18(b) who is on, or any Potential Transfer Employee or Potential Transfer Consultant set forth on Schedule 6.18(a) or Schedule 6.18(b) who, between the date hereof and the Closing Date, is placed on, disability or other approved leave of absence as of the Closing Date (each a “Leave Employee”), whose employment or engagement shall, except as otherwise provided in this Section 6.18, continue with the applicable Selling Company until terminated by such Selling Company or employee. The Potential Transfer Employees of the Selling Companies who accept an Offer from the Purchaser and start as an employee with the Purchaser shall be referred to herein as “Transferred Employees”. The Potential Transfer Consultants of the Selling Companies who enter into consulting arrangements with the Purchaser shall be referred to herein as “Transferred Consultants”. The employees of the Selling Companies who are not set forth on Schedule 6.18(a) or Schedule 6.18(b) or who are not offered employment or a consulting relationship with, or who do not accept employment from or a consulting relationship with, the Purchaser, and those employees of the Selling Companies whose employment is terminated prior to the Closing, shall be referred to herein as “Non-Transferred Employees.” With respect to any Leave Employee who returns to active employment on or prior to the first anniversary of the Closing Date, the Purchaser shall make an Offer to such Leave Employee in accordance with clause (ii) above, and upon such Leave Employee’s acceptance of such Offer, the Selling Company employing such Leave Employee shall terminate the employment of such Leave Employee and such Leave Employee shall become a Transferred Employee hereunder; provided that if a Leave Employee does not accept an Offer or a Leave Employee does not return to active employment from such disability or other approved leave of absence prior to the first anniversary of the Closing Date, such Leave Employee shall not become a Transferred Employee, unless otherwise agreed in writing by the Selling Companies and the Purchaser. Without limiting the terms of Sections 1.5 and 8.2 hereof, neither the Purchaser nor any of its Affiliates or Subsidiaries shall have any liability or obligation with respect to any Non-Transferred Employees or former employees of any of the Selling Companies or their Subsidiaries or Affiliates (including the Potential Transfer Consultants), including but not limited to any liabilities or obligations with respect to any Non-Transferred Employees arising out of, or relating to, any occurrence or event happening up to and including the date on which the Inbound Transition Services Agreement expires or is terminated for any reason. For clarity, the Selling Companies shall be solely responsible, jointly and severally, for all notice, pay in lieu of notice, termination pay, severance pay, damages for wrongful dismissal and all related costs in respect of the termination of the employment of any Non-Transferred Employee and any Consultant by the Selling Companies, its Subsidiaries or Affiliates at any time (whether on, before or after expiry or termination of the Inbound Transition Services Agreement).

6.19    PTO; 2022 Bonus Amounts; and 401(k) Rollovers. The Selling Companies shall pay, or shall cause to be paid, at their own expense, (a) to each Transferred Employee and Transferred Consultant promptly after the Closing, accrued but unused vacation, sick leave or time off with respect to such Transferred Employee and Transferred Consultant, and (b) on or prior to March 31, 2023, to each Transferred Employee and Transferred Consultant the 2022 Bonus Amount set forth opposite such employee’s name on Schedule 3.17(a). The Selling Companies shall, or shall cause any other Affiliate thereof to, take all steps necessary to, effective as of the Closing Date, (a) cause the 401(k) plan in which the Transferred Employees and Transferred Consultants were eligible to participate immediately prior to the Closing Date (the “Selling Company 401(k) Plan”) to fully vest such Transferred Employees’ and Transferred Consultants’ accrued benefit through the Closing Date thereunder, and (b) permit the Transferred Employees and the Transferred Consultants to roll over distributions from the Selling Company 401(k) Plan, including any plan loans from the Selling Company 401(k) Plan, to a Code Section 401(k) plan sponsored by the Purchaser or any other qualified Person.

6.20    Continued Existence. Until the fourth (4th) anniversary of the Closing Date, (a) no Selling Company shall, and each Selling Company shall cause Three Rivers to not, dissolve or voluntarily declare bankruptcy or otherwise cease to exist (but there is no obligation to conduct any business at the Selling Companies or Three Rivers), and (b) each Selling Company shall, and each Selling Company shall cause Three Rivers to, (i) remain solvent, (ii) file all Tax Returns in accordance with applicable Law when due, (iii) pay all Taxes and satisfy all Tax liabilities in accordance with applicable Law when due and payable, and (iv) at all times have sufficient reserves or cash on hand to satisfy all such Taxes and Tax liabilities; provided, that, the merger or combination of any Selling Company or Three Rivers (such company, a “Merging Company”) with and into any other entity (such company, a “Surviving Company”) pursuant to which all of the property, rights, privileges, powers and franchises of such Merging Company shall vest in, and all of the debts, liabilities and duties of such Merging Company shall become the debts, liabilities and duties of, such Surviving Company shall not be a violation of this Section 6.20. If such merger results in a change of control of the Merging Company, the Purchaser shall be given the “Right of First Refusal” set forth in Section 6.22 below if the merger occurs during the “ROFR Period”.

6.21    Termination and Settlement of Affiliate Arrangements. Prior to or effective as of the Closing, each Selling Company shall, and shall cause their Affiliates to cancel and terminate all agreements and contracts or other arrangements with respect to the Transferred Assets or the Assumed Liabilities, other than those set forth on Schedule 6.21 or as are reasonably necessary for any obligation of the Selling Companies in a Continuing Relationship Document.

6.22    Right of First Refusal.

(a)    From the Closing Date until the third (3rd) anniversary of the Closing Date (the “ROFR Period”), subject to the terms and conditions of this Section 6.22, the Purchaser is hereby unconditionally and irrevocably granted a right of first refusal (the “Right of First Refusal”) to enter into an exclusive license or to acquire all rights, title and interest in (i) the TRPN DirectPay Product and Network and/or (ii) the TRPN PPP Product and Network, including any intellectual property incorporated into any or all products related thereto (each, a “Retained Product”) on materially the same or equivalent terms as set forth in a Proposed Disposition Notice (as defined below).

(b)    In the event that, during the ROFR Period, any Selling Company receives a bona fide offer for a Disposition Event that such Selling Company desires to accept (a “Proposed Disposition”), then within five (5) days after receipt by such Selling Company of such Proposed Disposition, such Selling Company shall deliver, or cause to be delivered, to the Purchaser a written notice (the “Proposed Disposition Notice”) containing the terms and conditions (including price and form of consideration) of the Proposed Disposition, the intended date of the closing of such Proposed Disposition, and subject to any confidentiality commitments with respect to the Proposed Disposition, the identity of the prospective acquirer (the “Proposed Disposition Acquirer”). To exercise the Right of First Refusal, the Purchaser must deliver a written notice to such Selling Company within thirty (30) days after receipt of the Proposed Disposition Notice (the “ROFR Exercise Notice Period”) so electing to exercise the Right of First Refusal (the “ROFR Exercise Notice”). If the Purchaser delivers a ROFR Exercise Notice to a Selling Company prior to the expiration of the ROFR Exercise Notice Period, then such Selling Company and the Purchaser shall negotiate in good faith for a period of sixty (60) days after receipt of the ROFR Exercise Notice (the “ROFR Negotiation Period”) to enter into a definitive agreement for a Disposition Event under materially the same or equivalent terms as described in the Proposed Disposition Notice. The closing of the Proposed Disposition shall take place as soon as practicable after entry into a definitive agreement regarding a Disposition Event negotiated by such Selling Company and the Purchaser.

(c)    If (A) the parties hereto do not enter into a definitive agreement for a Disposition Event under materially the same or equivalent terms as set forth in the Proposed Disposition Notice during the ROFR Negotiation Period, including any extension thereof, (B) the Purchaser does not deliver to the Selling Company a ROFR Exercise Notice within the ROFR Exercise Notice Period, or (C) at any time during the ROFR Negotiation Period, the Purchaser delivers a written notice to the Selling Company indicating that the Purchaser does not desire to enter into a Disposition Event with the Selling Company, then such Selling Company shall have the right, but not the obligation, to enter into discussions and negotiations with respect to a Proposed Disposition with the Proposed Disposition Acquirer (or any Affiliate thereof) for a period of twelve (12) months after the end of the ROFR Exercise Notice Period (if the Purchaser did not provide a ROFR Exercise Notice) or the ROFR Negotiation Period (if the Purchaser did provide a ROFR Exercise Notice) (such twelve (12) month period, the “Acquirer Negotiation Period”); provided, however, that such Selling Company shall not enter into a definitive agreement with the Proposed Disposition Acquirer during the Acquirer Negotiation Period on terms that are less favorable in a material respect to such Selling Company or the stockholders of such Selling Company than the terms provided under the Proposed Disposition Notice. If such Selling Company does not enter into such an agreement with the Proposed Disposition Acquirer during the Acquirer Negotiation Period, then such Selling Company may not enter into a Disposition Event unless it first complies in full with each provision of this Section 6.22.

(d)    If the consideration proposed to be paid in the Proposed Disposition is in property or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the applicable Selling Company and as set forth in the Proposed

Disposition Notice. If the consideration proposed to be paid in the Proposed Disposition is a merger or combination of the Selling Company (or a successor thereof) with the Proposed Disposition Acquirer, the Selling Company will have the right, but not the obligation, to require that the Purchaser may pay the cash value equivalent thereof, as long as the Purchaser is able to do so. If the Purchaser cannot for any reason pay the consideration in the Proposed Disposition in the same form of non-cash consideration, the Purchaser may pay the cash value equivalent thereof, as determined in good faith by the applicable Selling Company and as set forth in the Proposed Disposition Notice.

6.23    Coordination Covenant.

(a)    From the Closing Date until the first (1st) anniversary of the Closing Date (the “Coordination Period”), each Selling Company shall not, and shall not permit any Affiliate of such Selling Company, directly or indirectly, without the prior written consent of the Purchaser, call upon, solicit or offer to provide services to, or respond to a request to provide services to, any Person set forth on Schedule 6.23(a) (or any Affiliate thereof) without using commercially reasonable efforts to first coordinate such call, solicitation, offer or response with the Purchaser.

(b)    During the Coordination Period, the Purchaser shall not, directly or indirectly, without the prior written consent of TRPN Direct Pay, call upon, solicit or offer to provide services to, or respond to a request to provide services to, any Person set forth on Schedule 6.23(b) (or any Affiliate thereof) without using commercially reasonable efforts to first coordinate such call, solicitation, offer or response with TRPN Direct Pay.

6.24    Escrow Claims Notice. In the event that either TRPN Direct Pay or Purchaser delivers a written notice to the Escrow Agent pursuant to the Escrow Agreement, TRPN Direct Pay or Purchaser, as the case may be, shall provide a copy of such written notice at the same time and by the same means of communication to the other party, either the TRPN Direct Pay or Purchaser, as applicable.

6.25    Domain Name. The Purchaser shall permit the Selling Companies to, and the Selling Companies shall have the right to, co-manage the “TRPNPPO.com” domain for a period of three (3) months after the Closing Date solely for purposes of redirecting website traffic to domains owned by the Selling Companies.

6.26    Further Assurances. At any time and from time to time after the Closing Date, the parties hereto shall (a) furnish upon reasonable request to each other such information, documents, instruments of transfer or assignment, files and books and records, (b) promptly execute, acknowledge, and deliver any such documents, instruments of transfer or assignment, files and books and records, and (c) do all such further acts and things, as such other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to herein.

7.    Termination.

7.1    Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Transaction may be abandoned at any time before the Closing occurs:

(a)    by the mutual written consent of the Purchaser and TRPN Direct Pay (on behalf of the Selling Companies);

(b)    by the Purchaser or TRPN Direct Pay (on behalf of the Selling Companies), if any Governmental Authority shall have issued an Order or taken any other action (which Order or other action the parties hereto shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the Transaction or making the Transaction illegal and such Order shall have become final and non-appealable;

(c)    by TRPN Direct Pay (on behalf of the Selling Companies), if no Selling Company is in material breach of its obligations under this Agreement and there has been a material violation or breach by the Purchaser of any covenant, agreement, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Selling Companies at the Closing and such violation or breach has not been waived by TRPN Direct Pay (on behalf of the Selling Companies) or cured by the Purchaser within ten (10) Business Days after receipt by the Purchaser of written notice thereof by TRPN Direct Pay (on behalf of the Selling Companies);

(d)    by the Purchaser, if it is not in material breach of its obligations under this Agreement and there has been a material violation or breach by the Selling Companies of any covenant, agreement, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Purchaser at the Closing (a “Termination Fact”) and such violation or breach has not been waived by the Purchaser or cured by the Selling Companies, as appropriate, within ten (10) Business Days after receipt by TRPN Direct Pay (on behalf of the Selling Companies) of written notice thereof from the Purchaser; or

(e)    by the Purchaser or TRPN Direct Pay (on behalf of the Selling Companies), if the Transaction has not been consummated on or prior to the ninetieth (90th) day after the date hereof; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to (i) the Selling Companies, if the action or failure to act of any Selling Company has been a principal cause of or resulted in, or (ii) the Purchaser, if the action or failure to act of the Purchaser has been a principal cause of or resulted in, the failure of the Transaction to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.

7.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1 hereof, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void. The exercise of a right of termination will be an election of remedies, and the non-breaching party shall only be entitled to recover its costs and expenses which are reasonably incurred in connection with the negotiation of the transactions contemplated by this

Agreement (“Right to Recover Costs and Expenses”) except for intentional misrepresentation or fraud or for liabilities with respect to any prior breach of a covenant, including a breach of Section 6.13; provided, that (a) the agreements contained in this Section 7.2 and Section 10 hereof shall survive the termination of this Agreement; and provided further that the confidentiality provisions of the Non-Disclosure Agreement shall remain in full force and effect, and (b) the Purchaser will not be entitled to the Right to Recover Costs and Expenses if, prior to the date hereof, Craig McKasson or David Klatsky knew of such Termination Fact and, with respect to such Termination Fact, a reasonable person would understand the general magnitude of such fact or event; provided, further, that this proviso shall not apply to any fact or event disclosed or made available pursuant to that certain electronic data room hosted by Datto.

8.    Survival of Representations and Warranties; Indemnification.

8.1    Survival of Representations and Warranties. If the Closing occurs, except as otherwise set forth in Section 7.2 and this Section 8.1, all of the representations and warranties of the Selling Companies and the Purchaser contained in this Agreement or any other agreement, schedule or certificate delivered by the Selling Companies or the Purchaser pursuant to this Agreement shall survive for twenty-four (24) months after the Closing Date (as adjusted pursuant to the last sentence of this provision, the “Survival Period”). If a party hereto determines that there has been a breach by any other party hereto of any such representation or warranty and notifies the breaching party in writing prior to the expiration of the Survival Period (which notice shall identify the nature of such claim with reasonable specificity and such party’s reasonable estimate of the value of such claim), such representation or warranty and liability therefor shall survive, but only with respect to the specified breach which is specified in such notice, until such breach has been resolved, but no party shall have any liability after the Survival Period for any alleged breaches of representations and warranties not specifically specified in a writing delivered within the Survival Period. Notwithstanding any term in this Section 8.1, the Survival Period regarding (a) claims related to any intentional misrepresentation or fraud by the Selling Companies or the Purchaser in connection with this Agreement and the Transaction shall survive until the date that is the expiration of the respective applicable statute of limitations for such item, and (b) the representations and warranties contained in Sections 3.1 (Organization and Standing), 3.2 (Capitalization), 3.3 (Subsidiaries, Etc.), 3.5 (Authority for Agreement), 3.10(c) (Assets), 3.11 (Intellectual Property), 3.14 (Compliance), 3.15 (Employee Benefits), 3.19 (Taxes), 3.22 (Brokers or Agents), 3.24 (Solvency), 3.25 (Healthcare Compliance), 3.26 (HIPAA and Privacy Laws), 3.28 (Assignment of Assets and Liabilities to TRPN Direct Pay), 4.1 (Organization and Standing) and 4.8 (Brokers or Agents) shall survive indefinitely (collectively, the “Fundamental Representations”).

8.2    Indemnification.

(a)    Indemnification by the Selling Companies. Subject to the limitations set forth in Section 7.2 and this Section 8, including Section 8.2(g)(i), after the Closing Date and during the applicable Survival Period, the Selling Companies shall, jointly and severally, indemnify the Purchaser, its Affiliates, and their directors, officers, managers, shareholders, members, partners, employees, agents, representatives, successors and permitted assigns (the “Purchaser Indemnified Parties”) and save and hold each of them harmless from and against and pay on behalf of or reimburse the Purchaser Indemnified Parties as and when incurred for any and all liabilities, obligations, demands, claims, actions, suits, proceedings, investigations, causes of action, assessments, judgments, losses, costs, damages, deficiencies, taxes, fines or expenses (whether or not arising out of third party claims), excluding incidental, consequential and punitive damages (unless arising out of third party claims) and excluding non-monetary damages, but including, without limitation, interest, penalties, reasonable attorneys’ fees and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Monetary Damages”), which any Purchaser Indemnified Party may suffer or incur to the extent resulting from or arising out of or in connection with:

(i)    any misrepresentation, breach or inaccuracy of any representation or warranty of the Selling Companies under this Agreement, or in any schedule or certificate delivered or to be delivered pursuant to this Agreement, including in amendments made to the Disclosure Schedule prior to Closing pursuant to Section 6.12(c), the Bill of Sale, Proprietary Rights Assignment, Assignment of Trademarks, Assignment of Domain Names, Assignment and Assumption Agreement and the Assignment Agreements, but excluding any other agreements or documents delivered by the Selling Companies at the Closing with the exception of the Conveyance Documents and the Escrow Agreement; provided, that, for the avoidance of doubt, to the extent that information is set forth in the Disclosure Schedules hereto, and such information would reasonably be understood to be an exception to, or a disclosure responsive to, a particular representation or warranty of the Selling Companies under this Agreement, the Selling Companies shall not be liable to the Purchaser Indemnified Parties for indemnification under this Section 8.2(a)(i) with respect to such information regarding such corresponding representation or warranty of the Selling Companies under this Agreement;

(ii)    any liability or obligation of any of the Selling Companies or any Affiliate thereof (including Three Rivers) or related to the Applicable Businesses or the Transferred Assets (including any Indebtedness) that is not an Assumed Liability, including any Excluded Liability;

(iii)    any nonfulfillment, breach or violation of any covenant or agreement on the part of any of the Selling Companies under this Agreement, the Conveyance Agreements, the Escrow Agreement or the Assignment Agreements, unless disclosed in amendments made to the Disclosure Schedules prior to Closing pursuant to Section 6.12(c);

(iv)    any Indemnified Taxes;

(v)    any Indemnified State Taxes;

(vi)    any act or omission by or on behalf of or related to any of the Selling Companies or any Affiliate thereof (including Three Rivers) or related to the conduct of the Applicable Businesses prior to the Closing, including existing or future Action against any Selling Company or any of its directors, shareholders, officers, or employees (including those Actions set forth on Schedules 3.7, 3.25 and 3.26(d)); or

(vii)    any act or omission by or on behalf of or related to any of the Selling Companies or any Affiliate thereof (including Three Rivers) after the Closing with respect to any Excluded Asset, Excluded Liability or otherwise.

(b)    Indemnification by the Purchaser with respect to the Selling Companies. Subject to the limitations set forth in Section 7.2 and this Section 8, after the Closing Date and during the applicable Survival Period, the Purchaser shall indemnify the Selling Companies and their respective Affiliates, and their directors, officers, managers, shareholders, members, partners, employees, agents, representatives, successors and permitted assigns (the “Selling Company Indemnified Parties”) and save and hold each of them harmless from and against and pay on behalf of or reimburse the Selling Company Indemnified Parties as and when incurred for any and all Monetary Damages which any Selling Company Indemnified Party may suffer or incur to the extent resulting from or arising out of or in connection with:

(i)    any misrepresentation, breach or inaccuracy of any representation or warranty of the Purchaser under this Agreement or in any agreement, schedule or certificate delivered or to be delivered by or on behalf of the Purchaser to any Selling Company pursuant to this Agreement, including the Bill of Sale, Proprietary Rights Assignment, Assignment of Trademarks, Assignment of Domain Names Assignment and Assumption Agreement and the Assignment Agreements, but excluding any other agreements or documents delivered by the Purchaser at Closing with the exception of the Conveyance Documents and the Escrow Agreement; provided, that, for the avoidance of doubt, to the extent that information is set forth in the Disclosure Schedules hereto, and such information would reasonably be understood to be an exception to, or a disclosure responsive to, a particular representation or warranty of the Purchaser under this Agreement, the Selling Companies shall not be liable to the Selling Company Indemnified Parties for indemnification under this Section 8.2(b)(i) with respect to such information regarding such corresponding representation or warranty of the Purchaser under this Agreement;

(viii)    any Assumed Liability (solely to the extent arising after the Closing Date);

(ix)    any act or omission by or on behalf of or related to the Purchaser or any Affiliate thereof after the Closing with respect to the use or ownership of any Transferred Asset or the operations of the Purchaser, including existing or future Action against the Purchaser or any of its directors, shareholders, officers, or employees;

(x)    any nonfulfillment, breach or violation of any covenant or agreement on the part of the Purchaser under this Agreement, the Conveyance Agreements or the Escrow Agreement;

(xi)    any failure by the Purchaser to pay the Estimated Tax Payments to the IRS as estimated tax payments on behalf of the Selling Companies and allocated among the Selling Companies as provided on the “Allocation Schedule” under Section 6.1(b); or

(xii)    any act or omission by or on behalf of or related to the Purchaser or any Affiliate thereof after the Closing with respect to any Transferred Asset, Assumed Liability or otherwise.

(c)    Dollar Limitations – Minimum.

(i)    Selling Company Dollar Limitations – Minimum. The Selling Companies shall not be liable to the Purchaser Indemnified Parties for indemnification under Section 8.2(a)(i) unless and to the extent the aggregate Monetary Damages incurred by such Purchaser Indemnified Parties exceeds $30,000,000 (the “Selling Companies Basket Amount”). Notwithstanding the foregoing, the Selling Companies Basket Amount shall not apply to Monetary Damages arising as a result of (A) any intentional misrepresentation or fraud by any Selling Company, (B) any misrepresentation, breach or inaccuracy of any representation or warranty made in the Fundamental Representations, or (C) any item in Sections 8.2(a)(ii)-(vii).

(xiii)    Purchaser Dollar Limitations – Minimum. The Purchaser shall not be liable to the Selling Company Indemnified Parties for indemnification under Section 8.2(b)(i) unless and to the extent the aggregate Monetary Damages incurred by such Selling Company Indemnified Parties exceeds $1,775,000.00 (the “Purchaser Basket Amount”). Notwithstanding the foregoing, the Purchaser Basket Amount shall not apply to Monetary Damages arising as a result of (A) any intentional misrepresentation or fraud by the Purchaser, (B) any misrepresentation, breach or inaccuracy of any representation or warranty made in Section 4.1 (Organization and Standing) or Section 4.8 (Brokers or Agents) or (C) any item in Sections 8.2(b)(ii)-(vi).

(d)    Dollar Limitations – Maximum.

(i)    Selling Company Dollar Limitations – Maximum. Subject to Section 8.2(c)(i), the maximum aggregate liability of the Selling Companies to the Purchaser Indemnified Parties under Section 8.2(a)(i) shall be $17,750,000.00 after application of the Selling Companies Basket Amount; provided, however, that the foregoing maximum aggregate liability shall not apply to any Monetary Damages arising out of any matter relating to (A) any intentional misrepresentation or fraud by any Selling Company or (B) any misrepresentation, breach or inaccuracy of any representation or warranty made in the Fundamental Representations, or (C) any item in Sections 8.2(a)(ii)-(vii).

(xiv)    Purchaser Dollar Limitations – Maximum. Subject to Section 8.2(c)(ii), the maximum aggregate liability of the Purchaser to the Selling Company Indemnified Parties under Section 8.2(b)(i) shall be $17,750,000.00 after application of the Purchaser Basket Amount; provided, however, that the foregoing maximum aggregate liability shall not apply with respect to Monetary Damages arising out of any matter relating to (A) any intentional misrepresentation or fraud by the Purchaser, (B) any misrepresentation, breach or inaccuracy of any representation or warranty made in Section 4.1 (Organization and Standing) or Section 4.8 (Brokers or Agents), or (C) any item in Sections 8.2(b)(ii)-(vi).

(xv)    For the avoidance of doubt, this Section 8 shall not apply to any breach or default under any of the other agreements among the parties hereto, except as set forth herein.

(e)    Indemnification Procedures.

(i)    Third Party Claims. In the event that, subsequent to the Closing, any person or entity entitled to indemnification under this Agreement (an “Indemnified

Party”) receives notice of the assertion of any claim or of the commencement of any Action by any Person who is not a party to this Agreement or otherwise entitled to indemnification hereunder as an Indemnified Party (including, but not limited to any Governmental Authority) (a “Third Party Claim”) against such Indemnified Party, for which a claim is to be made by an Indemnified Party under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice regarding such claim to the Indemnifying Party promptly after receiving written notice of any such claim.

(A)    If any Action referred to in Section 8.2(e)(i) is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such Action, the Indemnifying Party will be entitled to participate in such Action and, to the extent that it wishes (unless (i) a Purchaser Indemnified Party is the Indemnified Party and the claim or dispute entails reputational rights in the Purchaser’s reasonable judgment (including any claims regarding qui tam/False Claims Act or similar Law or the regulation of securities) (ii) a Selling Company Indemnified Party is the Indemnified Party and the claim or dispute entails reputational rights in the Selling Company’s reasonable judgment (including any claims regarding qui tam/False Claims Act or similar Law or the regulation of securities) (iii) the Indemnifying Party is also a party to such Action and the Indemnified Party determines in good faith that joint representation would be adverse to the Indemnified Party, (iv)) settlement of, or an adverse judgment with respect to, the Third Party Claim is, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, (v) the Indemnifying Party does not conduct the defense of the Third Party Claim actively and diligently, (vi) such Third Party Claim is related to any Action by a Governmental Authority, (vii) the Third Party Claim may result in a criminal proceeding, or (viii) or any Third Party Claim by or against any Material Supplier, Material Payor or Material Provider), to assume, conduct and control, in good faith and at its expense, the defense of such Action with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Action, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 8.2 for any fees of other counsel or any other expenses with respect to the defense of such Action, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Action, other than reasonable costs of investigation; provided, however, that the Indemnified Party shall be entitled to participate in the defense of such Action and to employ counsel of its choice for such purpose (it being understood that the fees and expenses of such separate counsel shall be borne by the Indemnified Party).

(B)    Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that an Action may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Action as it relates to the Indemnified Party, but the Indemnifying Party will not be bound by any determination of an Action so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed).

(C)    In the event that the Indemnifying Party does not elect to conduct the defense of the subject claim, or, within a reasonable time after notice of any such claim from the Indemnified Party, shall fail to defend, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to assume, conduct and control the defense in good faith and to compromise and settle the claim in good faith and the Indemnifying Party will be liable for all reasonable costs, expenses, settlement amounts or other Monetary Damages paid or incurred by the Indemnified Party in connection therewith; provided, however, that no such compromise or settlement shall be effected without the prior written consent (which shall not be unreasonably withheld or delayed) of the Indemnifying Party if, pursuant to or as a result of such compromise or settlement, (A) injunctive relief or specific performance would be imposed against the Indemnifying Party, or (B) if the Indemnifying Party is also named as a party to such claim, such compromise or settlement does not expressly and unconditionally release the Indemnifying Party from all liabilities and obligations to the third party claimant (without limitation of the Indemnified Party’s rights against the Indemnifying Party hereunder) with respect to such claim, without prejudice.

(D)    Subject to Section 8.2(e)(i)(E) below, in the event that the Indemnifying Party does elect to conduct the defense of the subject claim, the Indemnifying Party shall be entitled to have the exclusive control over said defense and settlement of the subject claim and the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.

(E)    Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (A) injunctive relief or specific performance would be imposed against the Indemnified Party, or (B) such settlement or cessation would impose a material amount of liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

(F)    Any final judgment (after the conclusion of any appeal process) entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder to the extent otherwise within the scope of the indemnification provisions of this Section 8 subject to the limitations set forth in Section 7.2.

(G)    A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 8.2 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially prejudiced as a result of such failure to give timely notice.

(xvi)    Non-Third Party Claims. In the event an Indemnified Party has a claim against an Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice in accordance with the requirements of Section 8.2 and Section 10.6.

(f)    Limitation on Monetary Damages.

(i)    The amount of any Monetary Damages suffered by a Purchaser Indemnified Party or a Selling Company Indemnified Party, as the case may be, shall be reduced by (A) any third-party insurance or other indemnification benefits, including from any third-party Contracts or other collateral sources, which such party or any of its representatives actually receives in respect of or as a result of such Monetary Damages (net of all costs and expenses and any retroactive or other premium increases incurred in connection therewith), and (B) any Tax savings actually realized by the Indemnified Party or its shareholders, members, Subsidiaries or Affiliates arising from the deductibility of any such damages in the Taxable year in which such damages are incurred or the immediately succeeding Taxable year and, in each case, net of any Tax cost (including any reduction of future Tax deductions in the immediately succeeding Taxable year) attributable to the receipt of any indemnity payment by the Indemnified Party hereunder. If any Monetary Damages for which indemnification is provided hereunder is subsequently reduced by any third-party insurance or other indemnification benefit or recovery, the amount of the reduction shall be remitted to a Purchaser Indemnified Party or a Selling Company Indemnified Party, as the case may be (net of all costs and expenses and any retroactive or other premium increases incurred in connection therewith).

(xvii)    Any claim for indemnification under this Section 8 made by the Purchaser Indemnified Parties against any Selling Company shall: (A) first, be applied by the Purchaser against the then-available portion of the Indemnification Escrow Amount (if any) in accordance with the terms of this Agreement; (B) if no Indemnification Escrow Amount is available, subject to the limitations set forth in this Agreement, be paid by the Selling Companies; and (C) if the Selling Companies are unwilling or unable, or the Purchaser Indemnified Parties reasonably believe that the Selling Companies are unwilling or unable, to fully satisfy such claim for indemnification, subject to the limitations set forth in this Agreement and in the Guaranties, be paid by the Guarantors. For the avoidance of doubt, the obligations of the Guarantors set forth in this Agreement and the Guaranties shall not create any obligation beyond the terms of this Agreement, including the limitations set forth in Sections 6 and 8 of this Agreement, the Guaranties the Escrow Agreement, any other Continuing Relationship Document or any other agreement referenced herein to be entered into at the Closing. Notwithstanding anything to the contrary, Purchaser shall have the right, but not the obligation, to offset any Monetary Damages subject to indemnification under this Section 8 against any future payments owed by Purchaser or any Affiliate thereof to any Selling Company or Three Rivers or any Affiliate thereof.

(g)    Due Diligence and Right to Indemnification.

(i)    No indemnity may be sought hereunder by the Purchaser if (i) the claim is based on a fact or an event occurring prior to Closing (whether or not also occurring prior to the date of this Agreement) and (ii) either (A) such fact or event was disclosed by the Selling Companies in this Agreement, including the Disclosure Schedule, or (B) prior to the date hereof, Craig McKasson or David Klatsky knew of such fact or event and, with respect to such fact or event, a reasonable person would understand the general magnitude of such fact or event; provided, further, that clause (B) shall not apply to any fact or event disclosed or made available pursuant to that certain electronic data room hosted by Datto; provided, further, that the foregoing shall not affect Purchaser’s right to terminate this Agreement pursuant to Section 7.1.

(xviii)    The waiver of any condition based on the accuracy of any warranty or representation, or on the performance of or compliance with any covenant or agreements, will not affect the right to indemnification or any other remedy based on such warranties, representations, covenants and agreements. For the avoidance of doubt, to the extent that information is set forth in the Disclosure Schedules hereto, and such information would reasonably be understood to be an exception to, or a disclosure responsive to, a particular representation or warranty of the Selling Companies under this Agreement, the Selling Companies shall not be liable to the Purchaser Indemnified Parties for indemnification under Section 8.2(a)(i) with respect to such information regarding such corresponding representation or warranty of the Selling Companies under this Agreement.

(h)    Sole Remedy. Except (i) for a party’s right to specific performance or injunctive relief under Section 6.6 or 10.9 or in any other Continuing Relationship Document or the Escrow Agreement, and (ii) claims with respect to intentional misrepresentation or fraud, the parties hereto acknowledge and agree that the remedies provided for in this Section 8 shall be the sole and exclusive remedies for any breach of the representations and warranties or covenants contained in this Agreement, the Bill of Sale, Proprietary Rights Assignment, Assignment of Trademarks, Assignment of Domain Names, Assignment and Assumption Agreement, the Assignment Agreements, the Perpetual Licensing Agreement, the Inbound Transition Services Agreement or the Outbound Transition Services Agreement or any claims relating to this Agreement or the Bill of Sale, Proprietary Rights Assignment, Assignment of Trademarks, Assignment of Domain Names, Assignment and Assumption Agreement, the Assignment Agreements, the Perpetual Licensing Agreement, the Inbound Transition Services Agreement or the Outbound Transition Services Agreement, but not with respect to the other agreements entered into in connection herewith, including the Continuing Relationship Documents (other than the Perpetual Licensing Agreement, the Inbound Transition Services Agreement and the Outbound Transition Services Agreement) and the Escrow Agreement. The parties hereto agree and acknowledge that, notwithstanding anything in this Agreement to the contrary, with respect to the Continuing Relationship Documents (other than the Perpetual Licensing Agreement, the Inbound Transition Services Agreement and the Outbound Transition Services Agreement), each party thereto has the right to seek indemnification from any other party thereto with respect to any misrepresentation, breach or inaccuracy of any representation or warranty of a party thereto and for any nonfulfillment, breach or violation of any covenant or agreement only as provided for or permitted in each such Continuing Relationship Documents (other than the Perpetual Licensing Agreement, the Inbound Transition Services Agreement and the Outbound Transition Services Agreement), which shall not be subject to the rights, limitations and other provisions set forth in this Agreement, including this Section 8.

8.3    Tax Consequences. Any indemnity payment made under Section 8 with respect to a breach by the Selling Companies with respect to the Purchaser or the Purchaser with respect to the Selling Companies shall be deemed to be an adjustment in the Purchase Price, unless a contrary treatment is supported at no less than a “more likely than not” comfort level by a party’s outside tax advisors.

9.    Terms Defined. As used herein, the following terms have the respective meanings set forth below or set forth in the referenced Section of this Agreement:

“Action” – means suit, claim, action, arbitration, proceeding or investigation.

“Affiliate” – means and includes, at any time with respect to any Person (the “applicable Person”), each Person that directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, the applicable Person at such time; provided, however, that for purposes of this Agreement no Person holding any one or more of the shares of Equity of any Selling Company shall be deemed to be an Affiliate solely by virtue of the ownership of such Securities.

“Agreement” – has the meaning specified in the introductory sentence hereof.

“Allocation Schedule” – Section 6.1(b) hereof.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act and any other applicable Law (including all foreign statutes, rules, regulations, Orders, administrative and judicial doctrines) that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or agreement.

“Applicable Businesses” – as defined in the recitals hereof.

“Assumed Contracts” – means all contracts of any Selling Company specifically listed on Schedule 1.1(c).

“Assumed Liabilities” – as defined in the recitals hereof.

“Authorized Action” – Section 10.19(c) hereof.

“Balance Sheet” – Section 3.8(a) hereof.

“Balance Sheet Date” – Section 3.8(c) hereof.

“Business Day” – means a day other than a Saturday, a Sunday or a day on which the national banks located in New York, New York are required by Law (other than a general banking moratorium or holiday for a period exceeding four (4) consecutive days) to be closed.

“Business’s Knowledge” – and words or phrases of similar import means actual knowledge after due and reasonable investigation of Blaine Pollock, Scott Smith and Carla Dower.

“Bylaws” – Section 3.1 hereof.

“Card Association” means VISA U.S.A., Inc. and Visa International, Inc., MasterCard International, Inc., Discover Financial Services, LLC, American Express, Diners Club, Voyager, Carte Blanche, PayPal and any other card association, debit card network or similar entity and any legal successor organizations or association of any of them.

“Card Association Rules” means the rules, regulations, bylaws, standards, policies, and procedures of the Card Associations, including with respect to the Processing of Cardholder Data, PCI-DSS and PA-DSS, each as revised from time to time.

“Cardholder Data” means credit, debit or other payment method information, including the number assigned by a card issuer that identifies a cardholder’s account, card expiration date, data stored on the magnetic strip of a credit or debit card, PayPal or other online payment card processor account information and similar information (including any other information defined for or by the PCI-DSS, PA-DSS or other payment card industry requirements as cardholder information or cardholder data).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, P.L. 116–136, as amended as of the date hereof.

“CARES Act Forgivable Uses” means uses of proceeds of the PPP Loans that are eligible for forgiveness under Section 1106 of the CARES Act.

“Certificate” – Section 3.1 hereof.

“Closing” – Section 2 hereof.

“Closing Date” – Section 2 hereto.

“Code” – means the Internal Revenue Code of 1986, as amended.

“Company Data” means all data or information owned or purported to be owned by a Selling Company.

“Company Governing Documents” – Section 3.1 hereof.

“Competing Transaction” – Section 6.13 hereof.

“Concierge Services Business” – means concierge services for each of the Wrap Network Business, Network Access Business and Devon Health Business that allows patients to locate and schedule medical appointments.

“Confidential Information” means any and all confidential, proprietary or nonpublic information disclosed by either party hereto (the “Discloser”) to the other party hereto (the “Recipient”), which is marked “confidential” or “proprietary” or which should reasonably be understood by the Recipient to be confidential or proprietary, including, but not limited to, the terms and conditions of this Agreement, and any information that relates to business plans, services, marketing or finances, research, product plans, products, developments, inventions, processes, designs, drawings, engineering, formulae, markets, software (including source and object code), hardware configuration, computer programs, and algorithms of the Discloser, but does not include information that Recipient can show:

(a)	is or becomes publicly known without breach of any confidentiality commitment by the Discloser or its representatives

(b)

is required to be disclosed by Law, provided, however, that in any such case under this clause (b), the Selling Companies shall notify the Purchaser in writing as early as reasonably practicable prior to disclosure to allow the Purchaser to take appropriate measures to preserve the confidentiality of such information;

(c)	is disclosed to Recipient by a third party who is not known to the Recipient to have an obligation of confidentiality; or

(d)	is independently developed by employees, agents or consultants of Recipient after the Closing who did not have access to, or use, the Confidential Information.

“Consent” – means any consent, order, approval, authorization or other action of, or any filing with or notice to or other action with respect to, any Governmental Authority or any other Person which is (a) required or necessary for any of (i) the execution, delivery or performance of this Agreement or any Conveyance Document or other agreement referenced herein to be entered into at the Closing, (ii) the consummation of the Transaction or (iii) the conduct of the Applicable Businesses by the Purchaser after Closing in the same manner as presently conducted or proposed to be conducted by the applicable Selling Company or the holding or utilization of any Transferred Asset thereafter, whether such requirement or necessity arises pursuant to any Law, contract, license, or certification (including any of the foregoing which is required in order to prevent a breach of or a default under or a termination or modification of any contract), or (b) set forth on the attached Schedule 3.5.

“Control” – means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Equity, by contract or otherwise.

“COVID-19” – means the global outbreak of severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and the related coronavirus disease 2019 (COVID-19).

“Credentialling Business” – means the review, verification through primary sources and reporting of professional records, certifications, admission privileges, education, insurance, references, work history and related matters of physicians, the primary purpose of which is to represent a provider as being qualified to participate in a primary or primary supplemental network, packaged as a “Credentialling Product”.

“Data Security Requirements” means, to the extent relating to privacy, Personal Information, Sensitive Data, Processing, information handling, data integrity, protection and retention, information security, network security, vendor management, anti-spam or unsolicited telephone calls or text messages, sending or causing or permitting to be sent any commercial electronic message, installing or causing to be installed a computer program on any other Person’s computer, or breach notification requirements: (i) the Privacy Laws; (ii) any applicable court judgments, Orders, rulings, findings, interpretation bulletins, guidance documents or fact sheets; (iii) any applicable industry standards (including but not limited to the Card Association Rules; (iv) agreements to which any Selling Company, its Subsidiaries and Affiliates are bound; (v) a

Selling Company’s and its Subsidiaries’ and Affiliates’ own Privacy Policies and procedures; and (vi) any consents or other authorizations obtained by or for a Selling Company that are related to the Processing of Sensitive Data.

“Deferred Revenue” means all deferred revenue relating to the Applicable Businesses in respect of Repricing that has not yet been performed.

“De-Identified Information” – Section 3.26(f) hereof.

“Devon Health Business” – means the network of contracts with providers and use of these contracts, the primary purpose of which is to provide a primary supplemental network for health plan product customers, including the associated credentialing of the providers and repricing of such claims, packaged as a “Devon Health”-branded primary supplemental network product.

“DiPar AG” – means DiPar AG, a company organized under the laws of Switzerland.

“DirectPay Product and Network” – means a network product being developed by and/or on behalf of Selling Companies that includes a claims payment process that incorporates multiple technologies of medical claims review, payment, and administration into a seamless application for provider payment processing (extending beyond repricing to include the remaining components of the out-of-network payment process, while providing full transparency to the client, member and provider) and results in a unique DirectPay provider network.

“Disclosure Schedules” – Section 3 hereof.

“Disposition Event” means, with respect to each of the Retained Products, a direct or indirect sale, transfer, other disposition or exclusive license of the assets that make up such Retained Product, by a Selling Company, and not by a sale, merger or consolidation of such Selling Company, in any single transaction or a series of related transactions.

“Dispute” – Section 10.13(b) hereof.

“Direct Pay AG” – means Direct Pay AG, a company organized under the laws of Switzerland.

“DR/BCP Plans” – Section 3.11(c) hereof.

“Employee Benefit Plan” – means each: (i) “employee benefit plan” as such term is defined in Section 3(3) of ERISA (whether or not subject to ERISA); (ii) each employment, consulting, indemnification, severance, separation pay, salary continuation, retention or change-in-control plan, policy, agreement, or arrangement; and (iii) each other employee benefit or compensation plan, policy, agreement or arrangement (whether of an individual or collective nature), including any stock option, stock purchase, stock award, stock appreciation, phantom stock option, deferred compensation, pension, retirement, death, savings, profit sharing, incentive, bonus, commission, health, welfare, medical, dental, life insurance, cafeteria, flexible spending, dependent care, fringe benefit, group insurance, paid time off, sick leave, vehicle allowance, fleet vehicle, expense reimbursement, disability, or supplemental unemployment benefit plans, policies, practices, agreements or arrangements, in each case, whether written or unwritten.

“Employment Laws” – means all applicable Laws relating to employment and labor, including those relating to wages, hours of work, overtime, the classification of contractors, employment or labor standards, terms and conditions of employment, layoffs, employee training and notices, collective bargaining, labor or industrial relations, pension or retirement benefits, human rights, whistleblowing, pay equity, employment equity, workers’ compensation, workplace safety and insurance, employer health tax, employment or unemployment insurance, income tax withholdings, occupational health and safety, hazardous substances, accessibility or disability rights and COVID-19.

“Equity” – means, with respect to any Person, any class of preferred, common or other capital stock, share capital or similar equity interest of such Person.

“ERISA” – means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” – Section 2.1 hereof.

“Escrow Agreement” – Section 2.1 hereof.

“Estimated Tax Payment” – Section 1.7 hereof.

“Excluded Assets” – Section 1.2 hereof.

“Excluded Liabilities” – Section 1.5 hereof.

“Financial Statements” – Section 3.8(a) hereof.

“Fundamental Representations” – Section 8.1 hereof.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” – means:

(a)    the government of:

(i)    the United States of America and any state or other political subdivision or agency thereof; or

(ii)    any other jurisdiction in which the Selling Companies conduct all or any part of their business, or that asserts any jurisdiction over the conduct of the affairs of, or the Property of, the Selling Companies; and

(b)    any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Healthcare Laws” – mean all Laws pertaining to insurance and healthcare regulatory matters applicable to any Selling Company, including but not limited to, to the extent applicable, Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including specifically, the Ethics in Patient Referrals Act, as amended, 42 U.S.C. § 1395nn; Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); all fraud and abuse laws, including but not limited to the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733 (as amended); the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; HIPAA; the HITECH Act; all Laws relating to the provision of, or billing or payment for health care items or services, or relating to health care information; all Laws relating to fraudulent, abusive, or unlawful practices connected with the provision of health care items and services; all Laws related to third party administration, assumption of risk, payment of claims, claims appeals, utilization review, provider contracting and network management, credentialing, any willing provider, patient choice of provider, and risk arrangements; all Laws relating to corporate practice of medicine and the practice of medicine; and all Laws relating to entity and individual licenses, certificates, permits, and other approvals related to insurance and healthcare regulatory matters applicable to any Selling Company; the Patient Protection and Affordable Care Act (Pub. L. 111-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), and all applicable implementing regulations, rules, ordinances, judgments, and orders; and any similar state and local statutes, regulations, rules, ordinances, judgments, and orders; and all applicable federal, state, and local licensing, regulatory and reimbursement and corporate practice of dentistry regulations, rules, ordinances, orders, and judgments applicable to any Selling Company.

“HIPAA” – means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and any regulations promulgated thereunder, as each may be amended from time to time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” – means, without duplication, all indebtedness of a Person for borrowed money, whether secured or unsecured, including, without limitation, (i) all indebtedness of the Selling Companies for money borrowed from a lender; (ii) indebtedness of such a Person for the deferred purchase price of Property or services represented by a note, earnout or contingent purchase payment; (iii) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person; (iv) all indebtedness of such Person secured by a mortgage or other Lien to secure all or part of the purchase price of the Property subject to such Lien or mortgage; (v) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (vi) any liability of such Person in respect of banker’s acceptances or letters of credit; (vii) notes payable and agreements representing extensions of credit whether or not representing obligations for borrowed money; (viii) guarantees securing indebtedness for borrowed money; (ix) all deferred compensation obligations, including (A) all payment obligations under any non-qualified deferred compensation plan of the Selling Companies and (B) any underfunded pension or post-retirement liabilities of the Selling Companies; (x) any obligations under any interest rate swap agreements; and (xi) all interest, any premiums payable or any other costs, fees or charges (including any prepayment penalties) on any instruments or obligations described in clauses (i) through (x) hereof, all as the same may be payable upon the complete and final payoff thereof, regardless of whether such payoff occurs prior to, simultaneous with or following the Closing.

“Indemnification Escrow Amount” - Section 1.7(a) hereof

“Indemnified Party” – Section 8.2(e)(i) hereof.

“Indemnifying Party” – Section 8.2(e)(i) hereof.

“Indemnified State Taxes” means (i) all Taxes imposed by any state or local Governmental Authority on or with respect to any Selling Company or any Affiliate thereof (including Three Rivers) for any taxable period, (ii) all Taxes imposed by any state or local Governmental Authority on or with respect to the Transferred Assets or the Applicable Businesses with respect to any Pre-Closing Tax Period; (iii) all state or local Taxes arising out of a breach of any representation or warranty in Section 3.19 or any covenant herein related to Taxes, (iv) any and all state or local Taxes of any Person imposed on any Purchaser Indemnified Party arising under the principles of transferee or successor liability or by Contract, related to an event or transaction occurring before the Closing Date, (vi) all Taxes imposed by any state or local Governmental Authority on or payable by Third Parties to which a Selling Company or any Affiliate thereof (including Three Rivers) has an obligation to indemnify such third party pursuant to a transaction consummated on or prior to the Closing and (vii) all state and local Transfer Taxes pursuant to this Agreement.

“Indemnified Taxes” means (i) all Taxes imposed on or with respect to any Selling Company or any Affiliate thereof (including Three Rivers) for any taxable period, (ii) all Taxes imposed on or with respect to the Transferred Assets or the Applicable Businesses with respect to any Pre-Closing Tax Period; (iii) all Taxes arising out of a breach of any representation or warranty in Section 3.19 or any covenant herein related to Taxes, (iv) any and all Taxes of any Person imposed on any Purchaser Indemnified Party arising as a result of being a “transferee” (withing the meaning of Section 6901 of the Code or any other applicable Law) or under other principles of transferee or successor liability or by Contract, (vi) all Taxes imposed on or payable by Third Parties to which a Selling Company or any Affiliate thereof (including Three Rivers) has an obligation to indemnify such third party pursuant to a transaction consummated on or prior to the Closing and (vii) all Transfer Taxes pursuant to this Agreement.

“Information Systems” – Section 3.11(c) hereof.

“Intellectual Property” means all intellectual property of any type throughout the world, and all right, title, and interest therein, thereto and associated therewith, including: (a) patents, patent applications and statutory invention registrations, including continuations, continuations-in-part, divisionals, provisionals, non-provisionals, reexaminations, reissues and extensions (“Patents”); (b) trademarks, service marks, trade names, brand names, trade dress, logos and corporate names, slogans and other indicia of source of origin, whether or not registered, including all common law rights thereto and all goodwill associated therewith, and registrations and applications for registration thereof (“Trademarks”); (c) copyrights, whether registered or unregistered, works of authorship, database rights, and registrations and applications for registration thereof (“Copyrights”); (d) trade secrets, including Confidential Information and proprietary know-how; (e) domain names; (f) moral rights and rights in waivers thereto; (g) shop rights; (h) inventions (whether patentable or unpatentable), invention disclosures, industrial design rights, industrial models and utility models; (i) proprietary discoveries, ideas, developments, data, technical, business and other information, including methodology, processes, techniques, methods, formulae, designs, algorithms, prospect lists, customer lists, projections, analyses, market studies, manufacturing or marketing information, blueprints, drawings, chemical compositions, market research, specifications and methods of manufacture; (j) mask works and other semiconductor chip rights and registrations thereof; (k) computer programs and Software including source code, object code, data and databases, and any user documentation, libraries, data and other information related to such computer programs and Software; (l) the right and power to assert, defend and recover title to any of the foregoing; (m) all rights to assert, defend and recover for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use of other violation of any of the foregoing; and (n) all rights to obtain renewals, continuations, divisions and extensions of legal protection pertaining to any of the foregoing.

“Key Data Assets” means (a) User Data, and (b) all other data and information (including Personal Information, Protected Health Information (as defined in HIPAA), de-identified or anonymized information, and aggregate information) that (i) is collected, generated and/or stored by the Selling Companies, (ii) was or is used in development, deployment or operation of any Selling Company Software or Selling Company Solution (including aggregate data sets upon which algorithms within any Selling Company Software or Selling Company Solution rely or are based), or (iii) are otherwise material to the provision of any Selling Company Software, Selling Company Solution or operation of the Selling Companies’ business.

“Law” – means any statute, law (including common law), ordinance, treaty, rule, code, constitution, Order, decree, regulation, subregulatory guidance, or other binding requirement or rule of law issued, enacted, adopted, promulgated or implemented by or under the authority of, or enforced by, any U.S. or non-U.S. Governmental Authority.

“Legal Requirement” – means any federal, state, local, municipal, foreign or other Law, statute, constitution, principle of common Law, ordinance, code, permit, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lien” – means any mortgage, lien, option, encumbrance, assignment, restriction, pledge, claim, security interest, hypothecation, adverse claim, easement, encroachment, right of way, burden, title defect, title retention agreement, voting trust agreement, right of first refusal, preemptive right, put, call, restriction on transfer, charge or other encumbrance, restriction or limitation, but excludes any Assumed Liabilities.

“Marks” – mean trademarks, service marks, certification marks, trade dress, logos, trade names, slogans, Internet domain names and corporate names, all registrations, applications and renewals for any of the foregoing, and all goodwill associated with the foregoing.

“Material Adverse Effect” – means any change, circumstance, event or effect that, individually or in the aggregate, is materially adverse to the business, assets, liabilities, Properties, prospects, financial condition or results of operations of each Selling Company with respect to the Transferred Assets, the Assumed Liabilities or the Applicable Businesses; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect: any adverse change or effect attributable to (i) the announcement or pendency of the Transaction; (ii) conditions affecting the industry in which each Selling Company participates, the United States economy as a whole or the capital markets in general or the markets in which each Selling Company operates (so long as the foregoing do not disproportionally affect such Selling Company); (iii) compliance with the terms of, or the taking of any action required by, this Agreement or any related action; (iv) any change in applicable Laws or the interpretation thereof; (v) actions required to be taken under applicable Laws; (vi) any change in GAAP or other accounting requirements or the interpretation thereof; (vii) natural disasters, epidemics or pandemics or (ix) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism.

“Material Contracts” – Section 3.13 hereof.

“Material Payors” – Section 3.21 hereof.

“Material Providers” – Section 3.21 hereof.

“Material Suppliers” – Section 3.21 hereof.

“Medicare Advantage Product and Network” – means a network product being developed by and/or on behalf of Selling Companies that is a type of Medicare health plan or PPO Network offered by private companies that are Medicare-approved, which is an alternative to Original Medicare and covers all the expenses incurred under Medicare, including the same Part A hospital and Part B medical coverage, and results in a unique provider network.

“Monetary Damages” – Section 8.2(a) hereof.

“Multiemployer Plan” – means any “multiemployer plan” (as defined in section 3(37) of ERISA) in respect of which the Selling Companies or any ERISA Affiliate is an “employer” (as such term is defined in section 3 of ERISA).

“Network Access Business” – means the network of contracts with providers and the use of these contracts, the primary purpose of which is to provide for cost-containment with respect to medical care, including repricing of such claims, packaged as a “Network Access Product”.

“Non-Disclosure Agreement” – Section 6.9 hereof.

“Order” – means any order or decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent, that is enacted, issued, promulgated, enforced or entered by any Governmental Authority of competent jurisdiction.

“PA-DSS” – means the Payment Application Data Security Standards.

“PCI-DSS” – means the Payment Card Industry Data Security Standards.

“Permitted Captive Insurance Business” – means a wholly-owned subsidiary of a Selling Company that provides insurance in exchange for premiums to any person or entity, but excluding the engagement in the Wrap Network Business, the Network Access Business and the Devon Health Business.

“Permitted Claims Direction Application” – means the proprietary product developed by and/or on behalf of Selling Companies that directs claims to the most effective network, based on criteria established by the network organization customer and based on the tier designation of the network, to improve the financial performance and efficiency of a network-based product by effectively matching a claim with the optimal network contract relationships associated with a given provider.

“Permitted Claims Securitization Product” – means a Selling Company acting as an issuer or collateral manager in the securitization of Selling Company-owned healthcare provider claims from numerous United States domiciled insurance company obligors via contribution of such claims to a special purpose vehicle and/or an ongoing revolving warehouse credit facility.

“Permitted DirectPay Product and Network” – means a unique network product that, through an automated process, both fully reprices and pays medical claims to providers using a proprietary settlement agreement and payment with restricted endorsement, through the integration of electronic funds transfer network steerage with electronic funds transfer vendors use of “restrictive endorsement” accompanied with a “restrictive network access agreement”, attached to a “restrictive endorsement check” for healthcare claims payments remitted through electronic funds transfer and results in a unique DirectPay provider network.

“Permitted EFT Network Steerage Application” – means the proprietary product developed by and/or on behalf of Selling Companies that uses “restrictive endorsement” (accompanies with a “restrictive network access agreement”) attached to a “restrictive endorsement payment” for healthcare claims payments remitted through electronic funds transfer, the purpose of which is to provide preferred provider organization networks the ability to audit provider payments for accuracy and compliance to the provider network access agreement and proper attribution to the PPO network.

“Permitted International PPO Network” – means the provision to customers that do not have headquarters or jurisdictions of incorporation or formation in the United States of America or its territories or possessions of preferred provider organization network access regarding healthcare providers located in the United States of America or its territories or possessions in order to provide such customers with negotiated discounts for services from such healthcare providers.

“Permitted Liens” – means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by any Selling Company; (ii) statutory mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Real Property which are not violated by the current use and operation of the Real Property and which do not materially impair the occupancy or use of the Real Property for the purposes for which it is currently used in connection with any Selling Company’s businesses; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Real Property which are not violated and which do not materially impair the occupancy or use of the Real Property for the purposes for which it is currently used in connection with any Selling Company’s businesses; and (v) public roads and highways.

“Permitted OON Recovery Application” – means the proprietary product developed by and/or on behalf of Selling Companies that audits and optimizes network provider contracts used to reprice claims, based on a set of out of network identification and optimization criteria, determined by the network organization customer and managed through such utility (including a software component, workflow and training materials and reporting templates), to audit and optimize the financial performance of a network for themselves and/or for network customers and is inclusive of out of network identification and direction of out of network claims to a network of the Purchaser.

“Permitted PPP Utility and Network” – means a business-to-business network utility that provides automated campaign management that facilitates volume recruitment of providers into a wrap network, through a restricted endorsement process, using a network agreement in connection with UCC “safe harbor” restrictions and results in a unique PPP provider network.

“Person” – means an individual, partnership, corporation, limited liability company, trust, joint venture, unincorporated organization, or a government or agency or political subdivision thereof.

“PPP” means the Paycheck Protection Program created under Section 1102 of the CARES Act as implemented by the U.S. Small Business Administration.

“PPP Loan Documents” means the note, with the original aggregate principal amount of $479,863.00, made by Three Rivers in favor of Wells Fargo & Company, and each contract, agreement, instrument, certificate, and document executed or delivered by Three Rivers in connection therewith.

“PPP Loans” means all Indebtedness of Three Rivers under the PPP Loan Documents.

“PPP Product and Network” – means a business-to-business network utility that provides automated campaign management that facilitates volume recruitment of providers into a wrap network, through a restricted endorsement process, using a network agreement in connection with UCC “safe harbor” restrictions and results in a unique PPP provider Network.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Privacy Laws” – means all applicable Laws for the collection, access, use, Processing, storage, protection, transfer, the notification of security breaches and incidents related to, or disclosure or disposal of Personal Information. “Privacy Laws” includes, without limitation, HIPAA, the regulations governing the Confidentiality of Substance Use Disorder Patient Records (42 C.F.R. Part 2), the California Consumer Privacy Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Section 5 of the Federal Trade

Commission Act, the Fair Debt Collection Practices Act, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act and its state Law equivalents and all current and former Laws implementing the foregoing.

“Privacy Policies” – means, collectively, all of the Selling Companies’ or the Selling Companies’ Subsidiaries’ or Affiliates’ rules, policies, and procedures previously or currently published on any of the Selling Companies’ or Selling Companies’ Subsidiaries’ or Affiliates’ websites, domains or computer software, contained within the Selling Companies’ or Selling Companies’ Subsidiaries’ or Affiliates’ terms of use, or otherwise made available by the Selling Companies or Selling Companies’ Subsidiary or Affiliate, regarding (a) the Processing of Personal Data of individuals or other information related to Persons protected by Law, including such information from visitors and users of any of the Selling Companies’ or Selling Companies’ Subsidiaries’ or Affiliates’ websites, domains or software, and (b) the rights made available to such individuals under applicable Laws.

“Process” or “Processing” –means any operation or set of operations that is performed on data or information or on sets of data or sets of information, including, without limitation, Sensitive Data, whether or not by automated means, including the creation, receipt, maintenance, transmission, collection, use, disclosure, processing, analysis, retention, storage, protection, access, acquisition, recording, organization, compilation, selection, structuring, storage, visualization, adaptation or alteration, retrieval, consultation, dissemination, distribution, or otherwise making available, alignment or combination, restriction, transfer, cross-border transfer, disposal, erasure or destruction, licensure, sale, or instruction, training, or other learning relating to such data or information or sets of data or sets of information.

“Property” – means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Purchase Price” - Section 1.7 hereof.

“Purchaser” – means Contigo Health, LLC, an Ohio limited liability company

“Purchaser Basket Amount” – Section 8.2(c)(ii) hereof.

“Purchaser Indemnified Parties” – Section 8.2(a) hereof.

“Purchaser Outside Advisors” – means McDermott Will & Emery LLP and KPMG LLP, or such other outside legal and/or tax advisors designated by the Purchaser that are reasonably acceptable to the Selling Companies.

“Purchaser’s Knowledge” – and words or phrases of similar import means actual knowledge after due and reasonable investigation of Kevin Barnes, Thomas Heatherington, Steven Nelson and Andrew Lutz.

“Relief Fund Payment Terms and Conditions” means the terms and conditions established by the United States Department of Health and Human Services for the receipt of Stimulus Funds or other CARES Act relief.

“Representatives” means directors, officers, employees, independent contractors, agents, advisors and other representatives of an entity.

“Repricing” – means any and all claims currently being reviewed by an Applicable Business’s network for matching and review within such Applicable Business’s current network and which claims are matched to such Applicable Business’s “included” network assets for sale as well as those network assets included in the network access fee arrangement with a Selling Company.

“Repriced” – means any and all claims that have been reviewed by an Applicable Business’s network for matching and review within such Applicable Business’s current network and which claims have been matched to such Applicable Business’s “included” network assets for sale as well as those network assets included in the network access fee arrangement with a Selling Company.

“Restricted Period” – Section 6.2(a) hereof.

“Right to Recover Costs and Expenses” – Section 7.2 hereof.

“Securities Act” means the Securities Act of 1933

“Security Breach” – means any (a) accidental, unlawful or unauthorized destruction, loss, alteration, corruption, or other misuse of Sensitive Data transmitted, stored or otherwise Processed; (b) unauthorized or unlawful acquisition, access to, or sale, sharing, disclosure, rental or other Processing of Sensitive Data; or (c) other act or omission that compromises the security, integrity, availability or confidentiality of Sensitive Data. “Security Breach” includes a Breach of Unsecured Protected Health Information (as defined by HIPAA), material Security Incident (as defined by HIPAA), and any Breach or Breach of Security as defined under a Privacy Law.

“Selling Company” – means TRPN Direct Pay Inc., a Nevada corporation (“TRPN Direct Pay”), and Devon Health Inc., a Nevada corporation (“Devon Health”).

“Selling Company Accounting Methods” – means in accordance with the accounting principles, policies, estimation techniques, methodologies, treatments, practices and categorizations used by the Selling Companies in the preparation of the Financial Statements, which are described on Schedule 3.8(b).

“Selling Companies Basket Amount” – Section 8.2(c)(i) hereof.

“Selling Company Indemnified Parties” – Section 8.2(b) hereof.

“Selling Company Outside Advisor” – means PKC Kuebler, APC, or such other outside tax advisors designated by the Selling Companies that are reasonably acceptable to the Purchaser.

“Selling Company Plan” – Section 3.15(a) hereof.

“Selling Company Representatives” – Section 6.13 hereof.

“Selling Company Software” means all Software owned or purported to be owned by, or licensed exclusively or purported to be licensed exclusively to, each Selling Company services used in connection with the Applicable Businesses.

“Selling Company Solution” means all Software, products and services used in connection with the Applicable Businesses from which the Selling Companies are currently deriving or planning to derive revenue, including from the sale, distribution, license, maintenance, subscription, software as a service, support or provision.

“Sensitive Data” – means (a) all Personal Information, (b) all User Data, (c) any information that is governed, regulated, protected, or subject to a Data Protection Requirement, (d) all Key Data Assets, (e) Company Data, or (f) other Confidential Information or proprietary business information or trade secret information in the Selling Companies’, its Subsidiaries’ or Affiliates’ possession, custody or control or the possession, custody or control of any third-party service providers, consultants, independent contractors or other third parties on behalf of any Selling Company, its Subsidiaries or Affiliates and used or held for use in the conduct of the Selling Companies’, their Subsidiaries’ or Affiliates’ business.

“Shares” – Section 3.2 hereof.

“Software” means all (a) software, computer programs, applications, systems and code, including algorithms, models, methodologies, program interfaces, source code, object code and executable code, (b) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (c) development and design tools, utilities, libraries and compilers, (d) technology supporting websites, user interfaces, and the contents and audiovisual displays of websites, and (e) media, documentation and other works of authorship, including forms, user manuals, support, maintenance and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“solvent” - Section 3.19(x) hereof.

“Subsidiary” – means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which fifty percent (50%) or more of the total Voting Equity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of each Selling Company.

“Tax Returns” – Section 3.19(a) hereof.

“Taxes” – Section 3.19 hereof.

“Termination Fact” – Section 7.1(d) hereof.

“Third Party Claim” - Section 8.2(e)(i) hereof.

“Three Rivers” – means Three Rivers Provider Network, Inc., a Nevada corporation.

“Transaction” – as defined in Section 1.

“Transfer Taxes” – Section 6.1(a) hereof.

“Transferred Assets” – as defined in Section 1.1.

“Transferred Domains” - means the domains “Devonhealth.com” and “TRPNPPO.com”.

“Transferred Marks” - means the names “Devon” or “Devon Health”.

“User Data” means any Personal Information or other data or information collected by or on behalf of the Selling Companies from users of any Selling Company Software or Selling Company Solution.

“Voting Equity” – means Equity (or other equity interests) of any class or classes of a corporation, an association, limited liability company or another business entity the holders of which are ordinarily, in the absence of contingencies, entitled to vote in the election of members of the board of directors thereof (or Persons performing similar functions).

“Wrap Network Business” – means the network of contracts with providers and the use of these contracts, the primary purpose of which is to provide for agreed upon pricing for medical care with customers, including the repricing of such claims, packaged as a “Wrap Network Product”.

10.    Miscellaneous.

10.1    Entire Agreement. This Agreement (together with the recitals, the Conveyance Documents, the schedules and exhibits hereto)

embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter.

10.2    Interpretation; Prevailing Terms.    The terms and conditions of this Agreement are not intended to modify, interpret or otherwise impact the meaning of the terms and conditions of any other agreement, including any of the Continuing Relationship Documents or the other agreements referenced herein to be entered into at the Closing. Conversely, the terms and conditions of the Continuing Relationship Documents and the other agreements referenced herein to be entered into at the Closing are not intended to modify, interpret or otherwise impact the meaning of the terms and conditions of this Agreement, unless expressly stated otherwise. In the event any of the specific operative terms and conditions of any of the Continuing Relationship Documents conflict with any of the specific operative terms and conditions of this Agreement and such conflict requires the necessity to prioritize such terms and conditions because of interactions or the necessity of coordination of this Agreement with a Continuing Relationship Document, such specific operative terms and conditions of the Continuing Relationship Documents shall govern and control.

10.3    Fees and Expenses. Except as otherwise expressly provided in this Agreement, the Purchaser, on the one hand, and Selling Companies, on the other hand, each will pay all of their own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, accountants, brokers or other representatives and consultants and appraisal fees, costs and expenses) in connection with the preparation and negotiation of this Agreement, the Continuing Relationship Documents and the other agreements referenced herein to be entered into at the Closing and the Transaction.

10.4    Amendments and Waivers. Except as otherwise set forth herein, no term, condition or covenant of this Agreement may be amended or waived (either generally or in a particular instance and either retroactively or prospectively), without the prior written consent of the Purchaser and the Selling Companies; provided, however, that the prior written consent of a party shall not be required if such amendment or waiver of this Agreement does not directly affect such party. Notwithstanding the foregoing, any party may waive on its behalf any term, condition or covenant intended for its benefit by written consent. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

10.5    Successors and Assigns. No Selling Company nor the Purchaser may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties (which shall not be unreasonably withheld, conditioned or delayed); provided, that Purchaser may assign any of its rights, interests and obligations hereunder (a) to any Affiliate without the prior written consent of any other party; provided further, that Purchaser shall remain liable to Selling Company Indemnified Parties for any obligations under this Agreement. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the respective successors and permitted assigns of the parties hereto.

10.6    Notices. All notices, requests, demands, consents, and other communications under this Agreement regarding matters related to the Transaction and other rights and obligations set forth in this Agreement shall be in writing and shall be delivered by hand, overnight courier or sent by email, electronic or facsimile transmission (confirmed by delivery by nationwide overnight courier sent on the day of the sending of such electronic or facsimile transmission), or mailed by first class, certified or registered mail, return receipt requested, postage prepaid.

If to any Selling Company, to:

Edward Dower
President & Secretary
TRPN Direct Pay Inc. 6970 O’Bannon Drive
Las Vegas, NV 89117
Email: edower@trpnppo.com or at such other address as may be furnished in writing by a Selling Company to the Purchaser; with a copy to:

William J. Hurley III, Esquire 9747 Business Park Avenue, Suite 204
San Diego, California 92131
Email: will@hurleylawsd.com

If to the Purchaser, to:

Contigo Health, LLC
c/o Premier, Inc.
13034 Ballantyne Corporate Place
Charlotte, NC 28277
Email: Legal_Review@premierinc.com
Attention: General Counsel

or at such other address as may be furnished in writing by the Purchaser to a Selling Company;

with a copy to:

McDermott Will & Emery, LLP
200 Clarendon Street, Floor 58
Boston, MA 02116
Attention: Brian M. Bunn
Facsimile No.: 617-321-4612
Email: BBunn@mwe.com

Except as otherwise provided in this Agreement, all notices and communications hereunder shall be deemed to have been duly given (a) when transmitted by email, electronic or facsimile transmission and confirmed, (b) when personally delivered, (c) one (1) business day after deposit with an overnight courier service, or, (d) in the case of a mailed notice, three (3) days after the date deposited in the mails, postage prepaid, in each case given or addressed as aforesaid.

10.7    Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail in (.PDF) or other electronic format (i.e., DocuSign) (including, without limitation, any electronic symbol or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record) shall be effective as delivery of a mutually executed counterpart to this Agreement.

10.8    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties hereto shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

10.9    Specific Performance. The parties hereto acknowledge and agree that any party hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any party may be entitled, at law or in equity, such party shall also be entitled to seek and obtain injunctive relief to enforce any provision of this Agreement, including by a decree of specific performance and to temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

10.10    Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

10.11    Meet and Confer. Except for Actions for equitable or injunctive relief, including pursuant to Section 6.6 or Section 10.9, the parties expressly agree that they will meet and confer at least twice prior to initiating any formal Action related to this Agreement, unless any such meeting would, or would reasonably be expected to, prejudice a party hereto regarding such Action. The meet and confer sessions may be conducted electronically and each party must have at least one (1) decision maker vested with the authority to settle any outstanding matters and an attorney acting in the capacity as counsel for that party.

10.12    Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

10.13    Jurisdiction.

(a)    Enforcement of Restrictions. Each Selling Company and the Purchaser agree, on behalf of themselves, the Company Indemnified Parties, the Purchaser Indemnified Parties and the Guarantors, that they intend to and hereby confer jurisdiction to enforce (but not to resolve any Dispute, which Disputes are governed by Section 10.13(b)) the restrictions contained in this Agreement upon the courts of any state or other jurisdiction within the geographical scope of such restrictions seeking to be enforced. If the courts of any one or more of such jurisdictions shall hold any restrictions unenforceable by reason of the breach of such scope or otherwise, the Parties intend that such determination not bar or in any way affect the right of any Party to the relief provided above in the courts of any other jurisdiction, as to breaches of such restrictions in such other jurisdictions, and for this purpose the restrictions as they relate to each jurisdiction shall be deemed severable into diverse and independent covenants.

(b)    Other Disputes. Each Selling Company and the Purchaser agree, on behalf of themselves, the Company Indemnified Parties, the Purchaser Indemnified Parties and the Guarantors, that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort, or otherwise (other than a dispute governed by Section 6.6 or Section 10.9, which shall be available to all parties hereunder) (a “Dispute”), shall be brought in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such court lacks subject-matter jurisdiction, in the Superior Court of the State of Delaware), and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereto, and each third party beneficiary, hereby irrevocably and unconditionally consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any Dispute, and each of the parties hereto, and each third party beneficiary, hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Dispute brought in such court has been brought in an inconvenient forum.

(c)    Process in any action or proceeding may be served on any Party anywhere in the world.

(d)    Judgment Enforcement. Each Selling Company and the Purchaser agree, on behalf of themselves, the Company Indemnified Parties, the Purchaser Indemnified Parties and the Guarantors, that each such Person (an “Enforcing Party”) shall have the right against any other Person in a court in any jurisdiction to enable an Enforcing Party to enforce a judgment or other court order entered into in favor of such Enforce Party. Each Selling Company and the Purchaser agree, on behalf of themselves, the Company Indemnified Parties, the Purchaser Indemnified Parties and the Guarantors, to waive any objection that it may have to the location of the court in which an Enforcing Party has commenced a proceeding described in this Section 10.13(d).

10.14    WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES TO THIS AGREEMENT, AND EACH THIRD PARTY BENEFICIARY, HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY DISPUTE. THE PARTIES AGREE THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE AND NOT A JURY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

10.15    Costs of Enforcement. In the event of any default or Dispute between the parties in regard to this Agreement, the prevailing party shall be entitled to recover from such other party its costs and expenses incurred in connection with such default or Dispute, including reasonable legal fees in connection with enforcing its rights under the terms and conditions of this Agreement. The defaulting party shall be liable for such costs and fees in the event of default, regardless of whether or not the default is cured after written notice.

10.16    Publicity. Except as required by applicable Law, no publicity, release, disclosure or announcement of or concerning this Agreement or the Transaction shall be issued by any Selling Company, on the one hand, or the Purchaser, on the other hand, without the advance written consent of the Purchaser and TRPN Direct Pay (on behalf of the Selling Companies), which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the parties hereto shall be permitted to make disclosures concerning this Agreement to their accountants, attorneys and financial advisors, and Purchaser and its Affiliates shall be permitted to make disclosures concerning this Agreement and the Transaction: (a) to prospective investors, lenders and target companies in connection with financings and acquisitions that they are contemplating, provided, however, that such parties are subject to confidentiality restrictions materially equivalent to those between the parties hereto; and (b) to the extent required by the SEC, NASDAQ, and the Securities Act or other applicable Law. In the event that any parties hereto is required by applicable Law to make a release or announcement, such parties hereto shall provide the Purchaser or the Selling Companies, as the case may be, with a reasonable opportunity to review such release or announcement before such release or announcement is made.

10.17    References.

(a)    The headings of the sections, subsections and paragraphs of this Agreement have been added for convenience only and shall not be deemed to be a part of this Agreement.

(b)    When a reference is made in this Agreement to a Section, subsection, Exhibit or Schedule, such reference shall be to a Section, subsection, Exhibit or Schedule of this Agreement unless otherwise indicated. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made part of this Agreement as if set forth in full herein.

(c)    The Exhibits and Schedules to this Agreement are a material part of this Agreement.

(d)    Any agreement or instrument defined or referred to herein means such agreement or instrument as from time to time amended, modified or supplemented.

(e)    Purchaser acknowledges and agrees that (i) any information set forth in one Section of the Disclosure Schedule will be deemed to apply to each other Section or subsection of this Agreement, so long as such disclosure is specifically cross referenced or in sufficient detail to enable a reasonable reader who is unfamiliar with the Applicable Businesses or a Selling Company to identify its applicability to the relevant provision in this Agreement; provided, however, nothing in the Disclosure Schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the specific Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail and, without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself) and in no event shall a list of agreements or contracts be deemed to modify any other section or subsection of this Disclosure Schedule absent a specific cross reference), (ii) notwithstanding anything in this Agreement to the contrary, the inclusion of an item in such schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had a Material Adverse Effect, and (iii) the information and disclosures contained in the Disclosure Schedules are intended only to qualify and limit the representations, warranties and covenants of the Selling Companies contained in the Agreement, and will not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants.

(f)    Any capitalized term used in any Exhibit or Schedule, including the Disclosure Schedules, and not otherwise defined shall have the meaning given to such term in this Agreement.

(g)    Wherever reference is made herein to the male, female or neuter genders, such reference shall be deemed to include any of the other genders, as the context may require

(h)    Unless the context clearly requires otherwise, whenever the words “include”, “includes”, “including”, “such as” or terms of similar meaning are used in this agreement, they shall be deemed to be followed by the words “without limitation.”

(i)    The words “hereof”, “herein”, “hereby” and “hereunder” and terms of similar meaning when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(j)    The term “or” is not exclusive.

(k)    The definitions contained in this Agreement are applicable to the singular as well as to the plural forms of such terms.

(l)    References to a Person are also to its permitted successors and assigns.

(m)    All references to “Dollars” or “$” shall be to United States Dollars unless otherwise specified.

10.18    Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of Law or breach of contract).

10.19    Appointment of TRPN Direct Pay as Representative; Powers of Attorney.

(a)    Devon Health irrevocably constitutes and appoints TRPN Direct Pay as such Selling Company’s true and lawful agent, proxy and attorney-in-fact and agent and authorizes TRPN Direct Pay acting for Devon Health and in Devon Health’s name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done by Devon Health hereunder or otherwise in connection with the agreements and Transaction, as fully to all intents and purposes as Devon Health might or could do in person.

(b)    Devon Health grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the Transaction, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that Devon Health may lawfully do or cause to be done by virtue hereof. Devon Health agrees that such agency, proxy and power of attorney are coupled with an interest, and are therefore irrevocable without the consent of Devon Health and Purchaser and shall survive the bankruptcy of Devon Health. Devon Health acknowledges and agrees that upon execution of this Agreement, any delivery by TRPN Direct Pay of any waiver, amendment, agreement, opinion, certificate or other documents executed by TRPN Direct Pay or any decisions made by TRPN Direct Pay pursuant to this Section 10.19, Devon Health shall be bound by such documents or decision as fully as if Devon Health had executed and delivered such documents or made such decisions.

(c)    Devon Health agrees that the Purchaser Indemnified Parties shall be entitled to rely on any action taken by TRPN Direct Pay, on behalf of Devon Health, pursuant to Section 10.19(a) above (each, an “Authorized Action”), and that each Authorized Action shall be binding on Devon Health as fully as if Devon Health had taken such Authorized Action. The Selling Companies agree, jointly and severally, to pay, and to indemnify and hold harmless, the Purchaser Indemnified Parties from and against any losses and Monetary Damages which they may suffer, sustain, or become subject to, as the result of any claim by any person that an Authorized Action is not binding on, or enforceable against, such Selling Company. The Purchaser Indemnified Parties shall be entitled to rely on the full power and authority of TRPN Direct Pay to act hereunder and under any exhibit or schedule hereto on behalf of Devon Health, and shall not be liable in any way whatsoever for any action the Purchaser Indemnified Parties takes or omits to take in reliance upon such power and authority

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has hereunto set its hand under seal as of the day and year first above written.

PURCHASER:

CONTIGO HEALTH, LLC

By:	/s/ Craig McKasson
Name:	Craig McKasson
Title:	Chief Financial Officer

COMPANIES:

TRPN DIRECT PAY, INC

By:	/s/ Scott Smith
Scott Smith
Chief Executive Officer

DEVON HEALTH INC

By:	/s/ Scott Smith
Scott Smith
Chief Executive Officer

85